As filed with the Securities and Exchange Commission on June 10, 2019.

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Form S-1

REGISTRATION STATEMENT UNDER

THE SECURITIES ACT OF 1933

PROVENTION BIO, INC.

(Exact Name of Registrant as Specified in its Charter)

Delaware	2834	81-5245912
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification No.)

P.O. Box 666

Oldwick, New Jersey 08858
Telephone: (908) 336-0360

(Address, including zip code, and telephone number,

including area code, of principal executive offices)

Ashleigh Palmer, CEO

P.O. Box 666

Oldwick, New Jersey 08858
Telephone: (908) 336-0360

(Address, including zip code, and telephone number,

including area code, of agent for service)

Copies to:

Steven M. Skolnick, Esq. Michael J. Lerner, Esq. Lowenstein Sandler LLP 1251 Avenue of the Americas New York, New York 10020 Telephone: (212) 262-6700	Rachael M. Bushey, Esq. David B. Allen, Esq. Jennifer Porter, Esq. Pepper Hamilton LLP 3000 Two Logan Square Philadelphia, Pennsylvania 19103 Telephone: (215) 981-4331

Approximate date of proposed sale to public: As soon as practicable on or after the effective date of this registration statement.

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933 check the following box. [  ]

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [  ]

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [  ]

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [  ]

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company”, and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer [ ]	Accelerated filer [ ]

Non-accelerated filer [X]	Smaller reporting company [X]

Emerging growth company [X]

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. [X]

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities to Be Registered	Amount to be Registered (1)	Proposed Maximum Offering Price Per Share (2)	Proposed Maximum Aggregate Offering Price(1)(2)	Amount of Registration Fee

Common Stock, par value $0.0001 per share	6,325,000 shares	$4.25	$26,881,250.00	$3,258.01

(1)	Includes 825,000 additional shares of common stock that the underwriters have the option to purchase.

(2)	Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(c) of the Securities Act of 1933, as amended, based on the average high and low prices of the common stock as represented on The Nasdaq Capital Market on June 7, 2019.

The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933, as amended, or until this Registration Statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to such Section 8(a), may determine.

The information in this preliminary prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This preliminary prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

Preliminary Prospectus	Subject to Completion, dated June 10, 2019

Provention Bio, Inc.

5,500,000 Shares

Common Stock

We are offering 5,500,000 shares of our common stock.

Our common stock is listed on the Nasdaq Capital Market under the symbol “PRVB.” On June 10, 2019, the last reported sale price of our common stock as reported on the Nasdaq Capital Market was $13.79 per share. The final public offering price will be determined through negotiation between us and the lead underwriters in the offering and the recent market price used throughout this prospectus may not be indicative of the final offering price.

Pursuant to the terms of our License and Collaboration Agreement with Amgen, Inc., Amgen has agreed to purchase, in a private placement to be completed concurrently with the completion of this offering, $20 million of shares of our common stock, or 1,450,326 shares (based upon an assumed public offering price of $13.79 per share (the last reported sales price of our common stock on the Nasdaq Capital Market on June 10, 2019)) at the public offering price per share for the shares of common stock sold in this offering.

We are an emerging growth company as that term is used in the Jumpstart Our Business Startup Act of 2012 and, as such, we have elected to comply with certain reduced public company reporting requirements for this prospectus and future filings.

Investing in our common stock involves a high degree of risk. See “Risk Factors” beginning on page 8 of this prospectus.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

	Per Share	Total
Public offering price	$	$
Underwriting discounts and commissions (1)	$	$
Proceeds, before expenses, to us	$	$

(1)	We refer you to “Underwriting” beginning on page 93 of this prospectus for additional information regarding total underwriter compensation.

We have granted the underwriters an option, exercisable for a period of 30 days after the date of this prospectus, to purchase up to 825,000 additional shares from us at the public offering price, less the underwriting discounts and commissions.

The underwriters expect to deliver the shares against payment therefor on or about             , 2019.

 SVB Leerink

H.C. Wainwright & Co.

Prospectus dated            , 2019.

You should rely only on the information contained or incorporated by reference in this prospectus and any related free writing prospectus that we may provide to you in connection with this offering. We have not, and the underwriters have not, authorized any other person to provide you with different information. If anyone provides you with different or inconsistent information, you should not rely on it. We are not, and the underwriters are not, making an offer to sell these securities in any jurisdiction where the offer or sale is not permitted. You should assume that the information appearing or incorporated by reference in this prospectus is accurate only as of the date on the front cover of this prospectus or the date of the applicable document incorporated by reference. Our business, financial condition, results of operations and prospects may have changed since that date.

For investors outside the United States: neither we nor any of the underwriters has done anything that would permit this offering or possession or distribution of this prospectus or any free writing prospectus we may provide to you in connection with this offering in any jurisdiction where action for that purpose is required, other than in the United States. Persons outside the United States who come into possession of this prospectus must inform themselves about, and observe any restrictions relating to, the offering of the shares of our common stock and the distribution of this prospectus and any such free writing prospectus outside of the United States.

In this prospectus, we rely on and refer to information and statistics regarding our industry. We obtained this statistical, market and other industry data and forecasts from publicly available information.

We use “Provention Bio,” as our trademark, and we have been granted a trademark or have a trademark application on file with the United States Patent and Trademark Office. As we develop our business, we will add trademarks to our portfolio of intellectual property. All trademarks or trade names referred to in this prospectus are the property of their respective owners. Solely for convenience, the trademarks and trade names in this prospectus are referred to without the ® and ™ symbols, but such references should not be construed as any indicator that their respective owners will not assert, to the fullest extent under applicable law, their rights thereto. We do not intend the use or display of other companies’ trademarks and trade names to imply a relationship with, or endorsement or sponsorship of us, by any other companies.

PROSPECTUS SUMMARY

This summary highlights information contained in other parts of this prospectus and in the documents incorporated by reference. Because it is a summary, it does not contain all of the information that you should consider in making your investment decision. Before investing in our common stock, you should carefully read this prospectus and the documents incorporated by reference in their entirety including “Risk Factors” included in this prospectus at page 8 and “Management’s Discussion and Analysis of Financial Condition and Results of Operation” and the financial statements and the notes to those financial statements incorporated by reference in this prospectus. Some of the statements in this prospectus constitute forward-looking statements that involve risks and uncertainties. See “Special Note Regarding Forward-Looking Statements.”

When used herein, unless the context requires otherwise, references to the “Company,” “we,” “our” and “us” refer to Provention Bio, Inc., a Delaware corporation.

Our Company

We are a clinical stage biopharmaceutical company, focused on the development and commercialization of novel therapeutics and innovative approaches aimed at intercepting and preventing immune-mediated diseases. We are leveraging a transformational drug development strategy that sources, repositions and advances potential therapeutic candidates that in most instances have undergone previous clinical testing but may have been underdeveloped or deprioritized because of insufficient clinical trial efficacy (i.e., a benefit in endpoints relevant for the disease or condition under study as compared to placebo) or for strategic reasons. Importantly, these product candidates not only appear to have been well-tolerated but have demonstrated proof-of-mechanism (i.e., evidence that the experimental drug has the intended biologic effect in its target and/or pathway) by preventing or intercepting potentially clinically relevant immunopathologic pathways. These characteristics exemplify the profile against which therapeutic candidates are evaluated for strategic refocusing or advancement to the next stage of clinical development. In this context, we are creating a diverse portfolio of innovative solutions targeting opportunities focused on intercepting and preventing immune-mediated disease.

Our mission is to in-license, transform and develop clinical-stage, or nearly clinical-stage, therapeutic candidates targeting the high morbidity, mortality and escalating costs of autoimmune and inflammatory diseases, including: celiac disease, type 1 diabetes, or T1D, Crohn’s disease, or CD, lupus, and certain life-threating viral diseases. Our current development pipeline consists of a Phase 3 product candidate for the interception of T1D, a Phase 2 product candidate for celiac disease, a Phase 2 product candidate for CD, a Phase 1 product candidate for systemic lupus erythematosus, or SLE, and a late stage candidate that we expect to submit a Clinical Trial Application, or CTA, in the first quarter of 2020 and that we intend to develop for acute coxsackie B virus, also referred to as coxsackie virus B or CVB, infection and the potential prevention or delay in onset of T1D. All of these programs have been selected and acquired or in-licensed because of their therapeutic potential to interrupt, delay, reverse or prevent the onset or progression of life-threatening or debilitating immune-mediated disease.

We preferentially source, reposition, transform and advance underdeveloped or deprioritized clinical-stage, or nearly clinical-stage, therapeutic candidates targeting the interception and prevention of immune-mediated disease. Our “predict” and “pre-empt” therapeutic approach focuses on identifying at-risk patients and intervening before the targeted disease begins, re-appears, exacerbates or progresses. We believe our experience and expertise in translational medicine, immunology, and the design and execution of rapid go/no-go clinical trials makes us unique in the field of immune-mediated disease.

We have access to relevant in-licensing opportunities from industry-leading pharmaceutical companies; innovative, development-stage biotechnology companies; and world-renowned academic centers. To date, we have obtained exclusive worldwide rights to an enterovirus vaccine platform, targeting the prevention of CVB infections and T1D onset, from Vactech Ltd., or Vactech, a Finnish biotechnology company; two clinical-stage product candidates from affiliated entities of Janssen Pharmaceuticals, Inc., or Janssen, a small molecule targeting an upstream pathological mechanism believed to drive CD and a human monoclonal antibody, or mAb, targeting a pathological mechanism believed to be actively involved in the progression of severe influenza, and certain emerging viral diseases; two product candidates from MacroGenics, Inc., a Phase 3 clinical-stage product candidate for the interception of T1D and a Phase 1 clinical-stage product candidate for the potential treatment of SLE; and a Phase 2 clinical-stage product candidate from Amgen, Inc., or Amgen, targeting celiac disease.

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Since our inception, we have devoted substantially all our efforts to research and development, business planning, recruiting management and technical staff, acquiring operating assets, partnering and raising capital. We have not yet commenced any revenue-generating operations, do not have any cash flows from operations and will need to raise additional capital after the completion of this offering and the Concurrent Private Placement to finance our operations. We will be dependent on raising substantial additional capital before we become profitable and we may never achieve profitability.

Focus and Pipeline

Inflammation is a natural consequence of most infections as it is the immune system’s first response to invading pathogens in the event of injury or acute illness. Most of the time, this response is beneficial and well-controlled; helping to repair tissue damage and clear pathogens from the body. In addition to directly damaging tissues and organs, an infection can sometimes result in the excessive release of toxic immune mediators leading to a potentially life-threatening acute pathological immune response. When patients have the requisite genetic predisposition, infections can also trigger chronic autoimmune responses that persist and progress long after the original insult has subsided. These sustained pathological responses have been linked to an increased susceptibility to chronic debilitating and potentially life threatening diseases like inflammatory bowel disease, diabetes, cancer, and certain neurological disorders.

Our “predict” and “preempt” therapeutic approach is to intercept the underlying pathological immune and inflammatory responses in susceptible individuals. Our pipeline includes:

●	PRV-031: a humanized, anti-CD3 mAb for the interception of T1D in pediatric patients with recent onset T1D and, potentially, for delaying and/or preventing disease progression in subjects at risk of developing T1D, which has been designated by the U.S. Food and Drug Administration, or FDA, as orphan drug for the treatment of recent onset T1D;
●	PRV-015: a human anti-interleukin 15, or IL-15, mAb for the treatment of gluten-free diet non-responsive celiac disease, or NRCD, intercepting the effects of contaminating gluten in the most common autoimmune disorder without any approved medication (celiac disease);
●	PRV-6527: an oral small molecule CSF-1R inhibitor targeting the differentiation and activation of antigen-presenting cells, or APCs, to prevent chronic inflammatory responses and progression or relapse in CD;
●	PRV-3279: a humanized bispecific scaffold molecule targeting the B-cell surface proteins, CD32B and CD79B, for the treatment of SLE and for the prevention of immunogenicity biotherapeutics such as gene therapy;
●	PRV-101: a CVB vaccine to prevent acute CVB infections and, in those patients at risk, preventing the CVB-triggered autoimmune damage to pancreatic beta cells that progresses to T1D and T1D-associated celiac disease; and
●	PRV-300: an anti-TLR3 antibody blocking key receptors participating in the transmission of danger signals from viral infections and damaged cells to prevent the life-threatening release of toxic inflammatory mediators in severe influenza.

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The table below summarizes the current status and anticipated milestones for our principal product candidates:

Product Candidate /Indication	Status	Next Expected Milestone
PRV-031 (teplizumab, anti-CD3 mAb) for the interception of T1D

We have commenced a Phase 3 clinical trial (the PROTECT study) in approximately 300 pediatric and adolescent patients with recent onset T1D. The first patient was dosed in April 2019.

Top-line results from a National Institute of Diabetes and Digestive and Kidney Diseases-sponsored study conducted at TrialNet sites for preventing disease progression in patients at high risk of developing T1D were publicly reported on June 9, 2019.

We expect to report top line results from the Phase 3 PROTECT study in 2022.

PRV-015 (anti-IL-15 mAb) for the treatment of NRCD	We are planning a Phase 2b clinical trial (the PROACTIVE trial) in celiac patients with NRCD and will undertake additional chronic toxicology studies to support this trial as needed.	We expect to commence the Phase 2b PROACTIVE study in the first half of 2020.

PRV-6527 (oral CSF-1R inhibitor) for the treatment of CD	We completed enrollment in a Phase 2a clinical trial (the PRINCE study) in 93 patients who have moderate to severe CD.	We expect to report top line results in the fourth quarter of 2019.

PRV-3279 (humanized anti-CD32B and CD79B bispecific) for the treatment of SLE and for the prevention of immunogenicity biotherapeutics such as gene therapy	We are designing a Phase 1b and 2a study (the PREVAIL study) to evaluate the safety and the effects of PRV-3279 in healthy volunteers and patients with SLE.	We expect to commence the Phase 1b portion of the PREVAIL study in the third quarter of 2019.

PRV-101 (polyvalent CVB vaccine) for the prevention of acute CVB and the prevention of CVB triggered T1D	We are developing a polyvalent vaccine at Intravacc, our strategic partner in vaccine manufacturing process development.	We expect to file a CTA in the first quarter of 2020. We expect to start a first-in-human study in the first half of 2020.

PRV-300 (anti-TLR3 mAb) for the treatment of severe viral infections	We are evaluating potential studies of PRV-300 in severe influenza, respiratory syncytial virus and emerging viral diseases.	We expect to engage with third parties for the potential sublicense of PRV-300.

We intend to leverage our distinctive competences and drug development strategy; advance our carefully selected portfolio of product candidates; in-license or acquire additional targeted development assets and apply our disease interception and prevention approach to multiple autoimmune and immune-mediated inflammatory diseases.

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Recent Developments

Clinical Data & Safety

PRV-031

On June 9, 2019, we announced results from a Phase 2 clinical trial conducted at TrialNet sites and sponsored by the NIDDK which evaluated PRV-031, a humanized, anti-CD3 mAb for the interception of T1D, in 76 patients with stage 2 T1D. The trial results showed that PRV-031 significantly delayed the median onset of clinical diabetes from 24.4 months to 48.4 months. PRV-031 is the first potential immune modulator therapy that has demonstrated a delay in the onset of clinical disease in T1D. These results are discussed further in the section titled “Clinical Development Program” beginning on page 47.

PRV-300

On May 8, 2019, we announced preliminary top-line results from our Phase 1b clinical trial (the PULSE study), which evaluated PRV-300, an anti-TLR3 (toll-like receptor 3) mAb, in 37 patients with active, moderate-to-severe ulcerative colitis, or UC.

PRV-300 met the primary safety and tolerability endpoint over the twelve-week study period and also demonstrated TLR3 target engagement and proof-of-mechanism. However, improvements in solely secondary and exploratory clinical, endoscopic, histologic and other UC-related efficacy endpoints were not observed over background medication, suggesting that elevated TLR3 gene signatures previously observed in UC patients, as well as in the PULSE clinical trial, are downstream or circumstantial effects that do not contribute significantly to causal pathology.

Based on these results, we do not intend to continue development of PRV-300 in UC; however, PRV- 300’s favorable safety and tolerability profile and demonstration of proof of mechanism may offer an opportunity to sub-license this asset for evaluation in other indications, including severe influenza and emerging viral diseases, where an anti-TLR3 antibody has been successful in preventing the release of toxic inflammatory mediators in animal models.

Concurrent Private Placement

Pursuant to the terms of our License and Collaboration Agreement with Amgen, or the Amgen Agreement. Amgen has agreed to purchase, in a private placement to be completed concurrently with the completion of this offering, referred to herein as the Concurrent Private Placement, $20 million of shares of our common stock, or 1,450,326 shares (based upon an assumed public offering price of $13.79 per share (the last reported sales price of our common stock on the Nasdaq Capital Market on June 10, 2019) and at least $25 million of aggregate net proceeds from this offering) at the public offering per share for the shares of common stock sold in this offering. The shares purchased by Amgen in the Concurrent Private Placement will be locked up for six months following the date of the closing of the Concurrent Private Placement.

Our Risks

Investing in our common stock involves a high degree of risk. You should carefully consider all of the information in this prospectus and in the documents incorporated by reference prior to investing in our common stock. These risks are discussed more fully in the section titled “Risk Factors” beginning on page 8 herein and in our Annual Report on Form 10-K for the year ended December 31, 2018, as updated by our Quarterly Report on Form 10-Q for the quarter ended March 31, 2019. These risks and uncertainties include, but are not limited to, the following:

●	We are a clinical stage biopharmaceutical company with a limited operating history;

●	We have incurred substantial operating losses in each year since our inception and expect to continue to incur substantial losses for the foreseeable future and we may never become profitable or, if achieved, be able to sustain profitability;

●	If this offering is not successful, there will be substantial doubt regarding our ability to continue as a going concern;

●	We will need to raise additional capital in the future;

●	We have limited product candidates and may not be able to acquire additional product candidates in the future;

●	Although we may pursue expedited regulatory approval pathways for a product candidate, it may not qualify for expedited development or, if it does qualify, expedited development may not actually lead to a faster development or regulatory review or approval process;

●	We may be unable to obtain or maintain governmental approvals to market our product candidates in the United States, European Union, or in other jurisdictions;

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●	Even if we receive regulatory approval for any of our product candidates, we may not be able to successfully commercialize any approved products and the revenue that we generate from sales, if any, may be limited;

●	Clinical drug development involves a lengthy and expensive process with an uncertain outcome, and the results of earlier studies and trials may not be predictive of future trial results;

●	We depend on rights to certain pharmaceutical compounds that have been licensed to us; we do not control these pharmaceutical compounds and any loss of our rights to them could prevent us from selling our products;

●	We may be unable to protect our intellectual property rights or may infringe on the intellectual property rights of others; and

●	If product liability lawsuits are brought against us, we may incur substantial liabilities and may be required to limit commercialization of our product candidates.

Implications of Being an Emerging Growth Company

We are an “emerging growth company,” as defined in the Jumpstart Our Business Startups Act of 2012, or the JOBS Act, and, for as long as we continue to be an “emerging growth company,” we may choose to take advantage of exemptions from various reporting requirements applicable to other public companies but not to “emerging growth companies,” including, but not limited to, not being required to comply with the auditor attestation requirements of Section 404 of the Sarbanes-Oxley Act of 2002, as amended, or the Sarbanes-Oxley Act, reduced disclosure obligations regarding executive compensation in our periodic reports and proxy statements, and exemptions from the requirements of holding a nonbinding advisory vote on executive compensation and stockholder approval of any golden parachute payments not previously approved. We will be an “emerging growth company” until the earlier of (i) December 31, 2023, the last day of the fiscal year following the fifth anniversary of our July 2018 initial public offering, (ii) the last day of the first fiscal year in which our annual gross revenues exceed $1.07 billion, (iii) the date that we become a “large accelerated filer” as defined in Rule 12b-2 under the Securities Exchange Act of 1934, as amended, which would occur if the market value of our common stock that is held by non-affiliates exceeds $700 million as of the last business day of our most recently completed second fiscal quarter, or (iv) the date on which we have issued more than $1 billion in non-convertible debt during the preceding three-year period. We intend to take advantage of these reporting exemptions described above until we are no longer an “emerging growth company.” Under the JOBS Act, “emerging growth companies” can also delay adopting new or revised accounting standards until such time as those standards apply to private companies. We have irrevocably elected not to avail ourselves of this exemption from new or revised accounting standards and, therefore, we are subject to the same new or revised accounting standards as other public companies that are not “emerging growth companies.”

Corporate History and Information

We are a Delaware corporation formed in October 2016. We are a virtual company and maintain a mailing address at P.O. Box 666, Oldwick, NJ 08858. Our phone number is (908) 336-0360 and our web address is http://www.proventionbio.com. Information contained in or accessible through our web site is not, and should not be deemed to be, incorporated by reference in, or considered part of, this prospectus.

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THE OFFERING

The following summary contains basic information about this offering. The summary is not intended to be complete. You should read the full text and more specific details contained elsewhere in this prospectus and in the documents incorporated by reference.

Common stock offered by us	5,500,000 shares

Common stock offered by us in the Concurrent Private Placement	1,450,326 shares (based upon an assumed public offering price of $13.79 per share (the last reported sales price of our common stock on the Nasdaq Capital Market on June 10, 2019)

Common stock to be outstanding after this offering and the Concurrent Private Placement	44,311,888 shares (45,136,888 shares, if the underwriters exercise their option to purchase additional shares in full)

Underwriters’ option to purchase additional shares from us	825,000 shares

Concurrent Private Placement

Pursuant to the terms of the Amgen Agreement, Amgen has agreed to purchase, in the Concurrent Private Placement, $20 million of shares of our common stock, or 1,450,326 shares (based upon an assumed public offering price of $13.79 per share (the last reported sales price of our common stock on the Nasdaq Capital Market on June 10, 2019) and at least $25 million of aggregate net proceeds from this offering) at the public offering price per share for the shares of common stock sold in this offering.

Use of proceeds

We estimate that we will receive net proceeds from this offering and the Concurrent Private Placement of approximately $90.9 million, or approximately $101.6 million if the underwriters exercise their option to purchase additional shares in full, based upon an assumed public offering price of $13.79 per share (the last reported sale price of our common stock on the Nasdaq Capital Market on June 10, 2019) and after deducting estimated underwriting discounts and commissions and estimating offering expenses payable by us.

We intend to use the net proceeds from this offering and the Concurrent Private Placement for development activities, including clinical and regulatory development and for working capital and other general corporate purposes. See the section titled “Use of Proceeds” for a more complete description of the intended use of proceeds from this offering and the Concurrent Private Placement.

Dividend policy	We have never declared or paid any cash dividends on our common stock, and currently do not plan to declare cash dividends on shares of our common stock in the foreseeable future. We expect that we will retain all of our available funds and future earnings, if any, for use in the operation and expansion of our business. See the section titled “Dividend Policy” for a more complete description of our dividend policy.

Risk factors	Investing in our common stock involves a high degree of risk. See the section titled “Risk Factors” and other information contained or incorporated by reference in this prospectus for a discussion of factors you should carefully consider before deciding to invest in shares of our common stock.

Nasdaq Capital Market symbol	“PRVB”

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The number of shares of our common stock to be outstanding upon completion of this offering is based on 37,361,562 shares of our common stock outstanding as of May 31, 2019 and excludes:

●	3,975,099 shares of our common stock issuable upon the exercise of outstanding stock options issued under our equity incentive plan as of March 31, 2019, with a weighted average exercise price of $2.78 per share;

●	2,935,218 additional shares of our common stock reserved for future issuance under our 2017 Equity Incentive Plan as of March 31, 2019; and

●	4,588,384 shares of our common stock issuable upon the exercise of warrants with a weighted average exercise price of $3.37 per share.

Unless otherwise indicated, all information in this prospectus reflects or assumes the following:

●	no issuance or exercise of stock options or warrants on or after May 31, 2019; and

●	no exercise by the underwriters of their option to purchase up to 825,000 additional shares of common stock in this offering.

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RISK FACTORS

An investment in our common stock is speculative and illiquid and involves a high degree of risk including the risk of a loss of your entire investment. You should carefully consider the following risk factors, as well as those set forth under the heading “Risk Factors” in our Annual Report on Form 10-K for the year ended December 31, 2018, as updated by our Quarterly Report on Form 10-Q for the quarter ended March 31, 2019, which are incorporated by reference in this prospectus. These risk factors contain, in addition to historical information, forward looking statements that involve risks and uncertainties. Our actual results could differ significantly from the results discussed in the forward looking statements. The order in which the following risks are presented is not intended to reflect the magnitude of the risks described. The occurrence of any of the following adverse developments described in the following risk factors and in the documents incorporated by reference could materially and adversely harm our business, financial condition, results of operations or prospects. In such event, the value of our common stock could decline, and you could lose all or a substantial portion of the money that you pay for our common stock. In addition, the risks and uncertainties discussed below and in the documents incorporated by reference are not the only ones we face. Our business, financial condition, results of operations or prospects could also be harmed by risks and uncertainties not currently known to us or that we currently do not believe are material, and these risks and uncertainties could results in a complete loss of your investment. In assessing the risks and uncertainties described below, you should also refer to the other information contained in this prospectus (as supplemented or amended) and the documents incorporated by reference in this prospectus.

Risks Related to Our Business

We are a clinical stage biopharmaceutical company with a limited operating history.

We are a clinical-stage biopharmaceutical company formed in October 2016 and have a limited operating history. We do not lease or own any corporate office or laboratory space and our employees all work remotely. We outsource our information technology, payroll and certain other functions.

We have acquired or in-licensed five clinical stage assets and a late stage preclinical enteroviral vaccine platform as described herein, which will be our product candidates unless we in-license or acquire additional development assets. Marketing approval of our product candidates will require extensive clinical testing data to support safety and efficacy requirements, as well as pharmaceutical development, manufacturing and preclinical data, all of which are needed for regulatory approval. The likelihood of success of our business plan must be considered in light of the challenges, substantial expenses, difficulties, complications and delays frequently encountered in connection with developing and expanding early-stage businesses and the regulatory and competitive environment in which we operate. Biopharmaceutical product development is a highly speculative undertaking, involves a substantial degree of risk, and is a capital-intensive business.

Accordingly, you should consider our prospects in light of the costs, uncertainties, delays and difficulties frequently encountered by companies in the early stages of development, especially clinical-stage biopharmaceutical companies such as ours. Potential investors should carefully consider the risks and uncertainties that a company with a limited operating history will face. In particular, you should consider that we cannot assure you that we will be able to:

●	successfully implement or execute our current business plan, or that our business plan is sound;
●	successfully start and complete clinical trials and obtain regulatory approval for the marketing of our product candidates;
●	successfully contract for the manufacture of our clinical drug products and establish a commercial drug supply;
●	secure market exclusivity and/or adequate intellectual property protection for our product candidates;
●	attract and retain an experienced management and advisory team; and
●	raise sufficient funds in the capital markets to effectuate our business plan, including clinical development, regulatory approval and commercialization for our product candidates.

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If we cannot successfully execute any one of the foregoing, our business may not succeed, and your investment will be adversely affected.

We expect to incur substantial expenses and may never become profitable or be able to sustain profitability.

We expect to incur substantial expenses without corresponding revenues unless and until we are able to obtain regulatory approval and successfully commercialize our product candidates. We expect to incur significant expense to complete our clinical programs for our product candidates in the United States and elsewhere. We may never be able to obtain regulatory approval for the marketing of our product candidates in any indication in the United States or internationally. Even if we are able to commercialize our product candidates, there can be no assurance that we will generate significant revenues or ever achieve profitability.

We expect to have significant research and development expenses as we advance clinical trials for our product candidates. As a result, we expect to incur substantial losses for the foreseeable future, and these losses will be increasing. We are uncertain when or if we will be able to achieve or sustain profitability. If we achieve profitability in the future, we may not be able to sustain profitability in subsequent periods. Failure to become and remain profitable may impair our ability to sustain operations and adversely affect our business and our ability to raise capital.

We will need to raise additional funding following this offering and the Concurrent Private Placement. If we are unable to raise capital when needed, we could be forced to delay, reduce or eliminate certain or all of our product development programs or commercialization efforts.

We expect our operating costs to be substantial as we incur costs related to the clinical trials for our product candidates and that we will operate at a loss for the foreseeable future. For the years ended December 31, 2018 and 2017, we had a net loss of $26.8 million and $9.5 million, respectively, and as of March 31, 2019, we had an accumulated deficit of $46.7 million and $51.2 million in cash and cash equivalents. We believe our current cash and cash equivalents and the net proceeds of this offering and the Concurrent Private Placement will be sufficient to fund projected operating requirements into mid-2021. We have based this estimate on assumptions that may prove to be wrong, and we could use our available capital resources sooner than we currently expect. We will need substantial additional capital to fund the clinical development program for all of our product candidates. In particular, we will need additional capital to fund the completion of the PROTECT study, a pivotal Phase 3 clinical trial of PRV-031 in type 1 diabetes, or T1D, commenced in April 2019 with top-line data, based on current estimates, not available until 2022, including to produce additional drug supply in order to complete the PROTECT study.

We do not have any prospective financing arrangements or credit facilities as a source of future funds, and there can be no assurance that we will be able to raise sufficient additional capital on acceptable terms, or at all. We may seek additional capital through a combination of private equity offerings, public equity offerings, debt financings and strategic collaborations. If we raise additional funds through the issuance of equity or convertible debt securities, the percentage ownership of our stockholders could be significantly diluted, and these newly issued securities may have rights, preferences or privileges senior to those of existing stockholders. Debt financing, if obtained, may involve agreements that include covenants limiting or restricting our ability to take specific actions, such as incurring additional debt, could increase our expenses and could require that our assets secure such debt. Moreover, any debt we incur must be repaid regardless of our operating results. If we choose to pursue additional indications and/or geographies for our product candidates, in-license or acquire additional development assets, or otherwise expand more rapidly than we presently anticipate, we may also need to raise additional capital sooner than expected.

If we do not raise additional capital when required or on acceptable terms, we may need to significantly delay, scale back or discontinue the development or commercialization of one or more of our product candidates or cease operations altogether, or relinquish or license on unfavorable terms, our rights to technologies or any future product candidates that we otherwise would seek to develop or commercialize.

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Our forecast of the period of time through which our financial resources will adequately support our operations is a forward-looking statement and involves risks and uncertainties, and actual results could vary as a result of a number of factors, including the factors discussed elsewhere in this Risk Factors section. We have based this estimate on assumptions that may prove to be wrong, and we could utilize our available capital resources sooner than we currently expect.

We may not be able to correctly estimate or control our future operating expenses, which could lead to cash shortfalls.

Our operating expenses may fluctuate significantly in the future as a result of a variety of factors, many of which are outside of our control. These factors include:

●	the success of our development strategy;
●	the time, resources, and expense required to develop and conduct clinical trials and seek regulatory approvals for our product candidates;
●	the cost of preparing, filing, prosecuting, defending, and enforcing patent claims and other patent related costs, including litigation costs and the results of such litigation;
●	the cost of manufacturing and maintaining sufficient inventories of our products to meet anticipated demand;
●	any product liability or other lawsuits related to our product candidates and the costs associated with defending them or the results of such lawsuits;
●	the cost of growing our ongoing development operations and establishing commercialization operations;
●	the cost to attract and retain personnel with the skills required for effective operations; and
●	the costs associated with being a public company.

Any material increases in our operating expenses will have a material impact on our financial condition and business operations. In addition, if we are unable to correctly estimate or control our future operating expenses, we may need to raise additional capital or delay or cease development of one or more of our product candidates, which could have a material adverse effect on our business, operating results and prospects.

Risks Related to Product Development, Regulatory Approval, Manufacturing and Commercialization

We depend entirely on the success of our product candidates, one of which did not meet its primary endpoint in a prior Phase 3 clinical trial, and three of which have not yet demonstrated efficacy for their target indication or any other indications in Phase 2 clinical trials. If we are unable to generate revenues from our product candidates, our ability to create stockholder value will be limited.

Our product candidates are either in various stages of clinical development or late stages of preclinical development. We do not generate revenues from any approved drug products. We are or will be conducting human clinical trials of our product candidates.

Our clinical trial of PRV-031 in T1D is currently being conducted in the United States. We plan to add sites in Canada and European countries. PRV-031 has an active Investigational New Drug Application, or IND, with the U.S. Food and Drug Administration, or FDA, and Clinical Trial Application, or CTA (the foreign equivalent of an IND). We are in the process of submitting CTAs in all intended countries.

Our Phase 2a clinical trial in Crohn’s Disease, or CD, is being conducted entirely in seven European countries, all of which have provided regulatory authority approval. PRV-6527 has an active IND with the FDA for indications other than CD in the United States. We do not have any clinical trial sites in the United States and have had no interactions with the FDA, and for that reason have not submitted INDs to the FDA for any of the irritable bowel disease, or IBD, or CD indications. However, Janssen Pharmaceuticals, Inc., or Janssen, studied PRV-6527 under INDs in other indications.

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We have submitted amendments to the INDs for PRV-3279 for clinical development B-cell directed immune diseases. We will be submitting an IND or CTA to the FDA, European Medicines Agency, or EMA, or other international regulatory authorities seeking approval to initiate Phase 1 clinical trials in humans in the United States, European Union or other countries for a coxsackie B virus, or CVB, vaccine for the prevention of acute CVB infection, which has been linked to the development of T1D and T1D-associated celiac disease. We intend to conduct toxicology studies for PRV-015 and commence human clinical trials of our other product candidates for T1D, celiac disease and lupus and will be required to submit our clinical trial protocols and receive approvals from the regulatory authorities before we can commence any clinical trials. Nonclinical study results for our product candidates, including toxicology studies, may not support the filing of an IND or foreign equivalent for the product candidate.

Moreover, we may not be successful in obtaining acceptance from the regulatory authorities to start our clinical trials. If we do not obtain such acceptance, the time in which we expect to commence clinical programs for any product candidate will be extended and such extension will increase our expenses and increase our need for additional capital.

There is no guarantee that our clinical trials will be successful or that we will continue clinical development in support of an approval from the regulatory authorities for any indication. We note that most drug candidates never reach the clinical development stage and even those that do commence clinical development have only a small chance of successfully completing clinical development and gaining regulatory approval.

Our business currently depends entirely on the successful development, regulatory approval and commercialization of our product candidates. We cannot assure you that our product candidates will be successfully developed or commercialized. If we are unable to develop, or obtain regulatory approval for, or, if approved, to successfully commercialize our product candidates, it could have a material adverse effect on our business, operating results and prospects.

We may encounter substantial delays in completing our clinical trials which in turn will require additional costs, or we may fail to demonstrate adequate safety and efficacy to the satisfaction of applicable regulatory authorities.

It is impossible to predict if or when any of our product candidates will prove safe or effective in humans or will receive regulatory approval. Before obtaining marketing approval from regulatory authorities for the sale of our product candidates, we must conduct extensive clinical trials to demonstrate the safety and efficacy of the product candidates in humans. Clinical testing is expensive, time-consuming and uncertain as to outcome. We cannot guarantee that any clinical trials will be conducted as planned or completed on schedule, if at all. A failure of one or more clinical trials can occur at any stage of testing. Events that may prevent successful or timely completion of clinical development include:

●	delays in reaching, or failing to reach, a consensus with regulatory agencies on study design;
●	delays in reaching, or failing to reach, agreement on acceptable terms with a sufficient number of prospective contract research organizations, or CROs, and clinical trial sites, the terms of which can be subject to extensive negotiation and may vary significantly among different CROs and trial sites;
●	delays in obtaining required Institutional Review Board, or IRB, or Ethics Committee, or EC, approval at each clinical trial site;
●	delays in recruiting a sufficient number of suitable patients to participate in our clinical trials;
●	imposition of a clinical hold by regulatory agencies;
●	failure by our CROs, other third parties or us to adhere to clinical trial, regulatory or legal requirements;
●	failure to perform in accordance with the FDA’s good clinical practices, or GCP, or applicable regulatory guidelines in other countries;
●	delays in the testing, validation, manufacturing and delivery of sufficient quantities of our product candidates to the clinical sites;

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●	delays in having patients’ complete participation in a study or return for post-treatment follow-up;
●	clinical trial sites or patients dropping out of a study;
●	delay or failure to address any patient safety concerns that arise during the course of a trial;
●	unanticipated costs or increases in costs of clinical trials of our product candidates;
●	occurrence of serious adverse events associated with the product candidate that are viewed to outweigh its potential benefits; or
●	changes in regulatory requirements and guidance that require amending or submitting new clinical protocols.

We could also encounter delays if a clinical trial is suspended or terminated by us, by the IRBs or ECs of the institutions in which such trials are being conducted, by an independent Safety Review Board, or SRB, for such trial or by the FDA, EMA, or other regulatory authorities. Such authorities may suspend or terminate a clinical trial due to a number of factors, including failure to conduct the clinical trial in accordance with regulatory requirements or our clinical protocols, inspection of the clinical trial operations or trial site by the FDA, EMA, or other regulatory authorities resulting in the imposition of a clinical hold, unforeseen safety issues or adverse side effects, failure to demonstrate a benefit from using a drug, changes in governmental regulations or administrative actions or lack of adequate funding to continue the clinical trial.

Any inability to successfully complete preclinical and clinical development could result in additional costs to us or impair our ability to generate revenues from product sales, regulatory and commercialization milestones and royalties. In addition, if we make manufacturing or formulation changes to our product candidates, we may need to conduct additional studies to bridge our modified product candidates to earlier versions.

Clinical trial delays could also shorten any periods during which we may have the exclusive right to commercialize our product candidates or allow our competitors to bring products to market before we do, which could impair our ability to successfully commercialize our product candidates. In addition, any delays in completing our clinical trials will increase our costs, slow down our product candidate development and approval process and jeopardize our ability to commence product sales and generate revenues. Any of these occurrences may significantly harm our business, financial condition and prospects. In addition, many of the factors that cause, or lead to, a delay in the commencement or completion of clinical trials may also ultimately lead to the denial of regulatory approval of our product candidates.

The outcome of preclinical studies and early clinical trials may not be predictive of the success of later clinical trials, and interim results of a clinical trial do not necessarily predict final results. Further, preclinical and clinical data are often susceptible to various interpretations and analyses, and many companies that have believed their product candidates performed satisfactorily in preclinical studies and clinical trials have nonetheless failed to obtain marketing approval. If the results of our clinical trials are inconclusive or if there are safety concerns or adverse events associated with our other product candidates, we may:

●	be delayed in obtaining marketing approval for our product candidates, if approved at all;
●	obtain approval for indications or patient populations that are not as broad as intended or desired;
●	obtain approval with labeling that includes significant use or distribution restrictions or safety warnings;
●	be required to change the way the product is administered;
●	be required to perform additional preclinical or clinical trials to support approval or be subject to additional post-marketing testing requirements;
●	have regulatory authorities withdraw their approval of a product or impose restrictions on its distribution in the form of a modified risk evaluation and mitigation strategy;
●	be sued; or
●	experience damage to our reputation.

Additionally, our product candidates could potentially cause other adverse events that have not yet been predicted. The inclusion of ill patients in our clinical trials may result in deaths or other adverse medical events due to other therapies or medications that such patients may be using. As described above, any of these events could prevent us from obtaining marketing approval or achieving or maintaining market acceptance of our product candidates and impair our ability to commercialize our products.

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We have conducted and are conducting clinical trials outside the United States and anticipate conducting additional clinical trials outside the United States, and the FDA may not accept data from such trials.

We are currently conducting clinical trials for our product candidates in countries outside of the United States and we anticipate that we will conduct additional clinical trials in countries outside the United States. Although the FDA may accept data from clinical trials conducted outside the United States, acceptance of such study data by the FDA is subject to certain conditions. For example, the clinical trial must be conducted in accordance with GCP requirements and the FDA must be able to validate the data from the clinical trial through an onsite inspection if it deems such inspection necessary. Where data from foreign clinical trials are intended to serve as the sole basis for marketing approval in the United States, the FDA will not approve the application on the basis of foreign data alone unless those data are considered applicable to the U.S. patient population and U.S. medical practice, the clinical trials were performed by clinical investigators of recognized competence, and the data is considered valid without the need for an on-site inspection by the FDA or, if the FDA considers such an inspection to be necessary, the FDA is able to validate the data through an on-site inspection or other appropriate means. In addition, such clinical trials would be subject to the applicable local laws of the foreign jurisdictions where the clinical trials are conducted. A description of any studies related to overdosage is also required, including information on dialysis, antidotes, or other treatments, if known. There can be no assurance the FDA will accept data from clinical trials conducted outside of the United States. If the FDA does not accept any such data, it would likely result in the need for additional clinical trials, which would be costly and time-consuming and delay aspects of our development plan.

Risks inherent in conducting international clinical trials include, but are not limited to:

●	foreign regulatory requirements that could burden or limit our ability to conduct our clinical trials;
●	administrative burdens of conducting clinical trials under multiple foreign regulatory schema;
●	foreign currency fluctuations which could negatively impact our financial condition since certain payments are paid in local currencies;
●	manufacturing, customs, shipment and storage requirements;
●	cultural differences in medical practice and clinical research; and
●	diminished protection of intellectual property in some countries.

Clinical drug development involves a lengthy and expensive process with an uncertain outcome, and results of earlier studies and trials may not be predictive of future trial results.

Clinical testing of drug product candidates is expensive and can take many years to complete, and its outcome is inherently uncertain. Failure can occur at any time during the clinical trial process. The results of pre-clinical trials and early clinical trials may not be predictive of the results of later-stage clinical trials. We cannot assure you that the FDA, EMA or comparable foreign regulatory authorities will view the results as we do or that any future trials of any of our product candidates will achieve positive results. Product candidates in later stages of clinical trials may fail to show the desired safety and efficacy traits despite having progressed through pre-clinical studies and initial clinical trials. A number of companies in the biopharmaceutical industry have suffered significant setbacks in advanced clinical trials due to lack of efficacy or adverse safety profiles, notwithstanding promising results in earlier trials. Any future clinical trial results for our product candidates may not be successful.

In addition, a number of factors could contribute to a lack of favorable safety and efficacy results for any of our product candidates. For example, such trials could result in increased variability due to varying site characteristics, such as local standards of care, differences in evaluation period and surgical technique, and due to varying patient characteristics including demographic factors and health status.

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If we are not able to obtain any required regulatory approvals for our product candidates, we will not be able to commercialize our product candidates and our ability to generate revenue will be limited.

We must successfully complete clinical trials for our product candidates before we can apply for marketing approval. Even if we complete our clinical trials, it does not assure marketing approval. Our clinical trials may be unsuccessful, which would materially harm our business. Even if our initial clinical trials are successful, we are required to conduct additional clinical trials to establish our product candidates’ safety and efficacy, before a marketing application (New Drug Application, or NDA or Biologics License Application, or BLA, or their foreign equivalents) can be filed with the FDA, EMA, or comparable foreign regulatory authorities for marketing approval of our product candidates.

Clinical testing is expensive, is difficult to design and implement, can take many years to complete and is uncertain as to outcome. Success in early phases of pre-clinical and clinical trials does not ensure that later clinical trials will be successful, and interim results of a clinical trial do not necessarily predict final results. A failure of one or more of our clinical trials can occur at any stage of testing. We may experience numerous unforeseen events during, or as a result of, the clinical trial process that could delay or prevent our ability to receive regulatory approval or commercialize our product candidates. Our product candidates may prove to have undesirable or unintended side effects, toxicities or other characteristics that may preclude us from obtaining regulatory approval or prevent or limit commercial use with respect to one or all intended indications.

The research, testing, manufacturing, labeling, packaging, storage, approval, sale, marketing, advertising and promotion, pricing, export, import and distribution of drug products are subject to extensive regulation by the FDA, EMA, and other regulatory authorities in the United States, European Union, and other countries, where regulations differ from country to country. We are not permitted to market our product candidates as prescription pharmaceutical products in the United States until we receive approval of an NDA or a BLA from the FDA, or in any foreign countries until we receive the requisite approval from such countries. In the United States, the FDA generally requires the completion of clinical trials of each drug to establish its safety and efficacy and extensive pharmaceutical development to ensure its quality before an NDA or a BLA is approved. Regulatory authorities in other jurisdictions impose similar requirements. Of the large number of drugs in development, only a small percentage result in the submission of an NDA or a BLA to the FDA or other regulatory authorities and even fewer are eventually approved for commercialization. Changes in regulatory approval policies during the development period, changes in or the enactment of additional statutes or regulations, or changes in regulatory review for a submitted product application may cause delays in the approval or rejection of an application.

We have not submitted an NDA or a BLA to the FDA or comparable applications to other regulatory authorities. We have only limited experience in filing the applications necessary to gain regulatory approvals and expect to rely on consultants and third party CROs with expertise in this area to assist us in this process. If our development efforts for our product candidates, including regulatory approval, are not successful for their planned indications our business will be materially adversely affected.

Our success depends on the receipt of regulatory approval and the issuance of such regulatory approvals is uncertain and subject to a number of risks, including the following:

●	the results of nonclinical or toxicology studies may not support the filing of an IND or foreign equivalent for our CVB vaccine product candidate;
●	the FDA, EMA, or comparable foreign regulatory authorities or IRBs or ECs may disagree with the design or implementation of our clinical trials;
●	we may not be able to provide acceptable evidence of our product candidates’ safety and efficacy;
●	the results of our clinical trials may not be satisfactory or may not meet the level of statistical or clinical significance required by the FDA, EMA, or other regulatory agencies for marketing approval;
●	the dosing of our product candidates in a particular clinical trial may not be at an optimal level;
●	patients in our clinical trials may suffer adverse events for reasons that may or may not be related to our product candidates;
●	the data collected from clinical trials may not be sufficient to support the submission of an NDA, BLA or other marketing application or to obtain regulatory approval in the United States or elsewhere;
●	The potential for the FDA, EMA or other regulatory authorities to require additional studies, including a second phase 3 study for the PRV-031 program in T1D, which may require us to raise additional capital and may delay the approval of our product candidates;

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●	the FDA, EMA, or comparable foreign regulatory authorities may disagree on the design or implementation of our clinical trials, including the methodology used in our studies, our chosen endpoints, our statistical analysis, or our proposed product indication;
●	our failure to demonstrate to the satisfaction of the FDA, EMA, or comparable regulatory authorities that a product candidate is safe and effective for its proposed indication;
●	we may fail to demonstrate that a product candidate’s clinical benefits outweigh its safety risks;
●	immunogenicity might affect a product candidate efficacy and/or safety;
●	the FDA, EMA, or comparable foreign regulatory authorities may disagree with our interpretation of data from nonclinical studies or clinical trials;
●	data collected from clinical trials of our product candidates may be insufficient to support the submission and filing of a marketing application or to obtain marketing approval. For example, the FDA may require additional studies to show that our product candidates are safe or effective;
●	the FDA, EMA, or comparable foreign regulatory authorities may fail to approve the manufacturing processes or facilities of third-party manufacturers with whom we contract for clinical and commercial supplies;
●	we may fail to obtain approval of the manufacturing processes or facilities of third-party manufacturers with whom we contract for clinical and commercial supplies;
●	the third-party manufacturers with whom we contract for clinical and commercial supplies may be unable to produce sufficient quantities of our product candidates in a timely manner;
●	there may be changes in the approval policies or regulations that render our nonclinical and clinical data insufficient for approval; or
●	the FDA, EMA or comparable foreign regulatory authority may require more information, including additional nonclinical or clinical data to support approval, which may delay or prevent approval and our commercialization plans, or we may decide to abandon the development program.

Failure or delay in obtaining regulatory approval for our product candidates for the foregoing, or any other reasons, will prevent or delay us from commercializing our product candidates, and our ability to generate revenue will be materially impaired. We cannot guarantee that regulators will agree with our assessment of the results of the clinical trials we have conducted or intend to conduct in the future or that such future trials will be successful. The FDA, EMA and other regulators have substantial discretion in the approval process and may refuse to accept any application or may decide that our data is insufficient for approval and require additional clinical trials, or pre-clinical or other studies. In addition, varying interpretations of the data obtained from pre-clinical and clinical testing could delay, limit or prevent regulatory approval of our product candidates.

Even if we obtain marketing approval for any of our product candidates, we will be subject to ongoing obligations and continued regulatory review, which may result in significant additional expense. Additionally, our product candidates could be subject to labeling and other restrictions and withdrawal from the market and we may be subject to penalties if we fail to comply with regulatory requirements or if we experience unanticipated problems with our product candidates.

Even if we obtain regulatory approval for any of our product candidates for an indication, the FDA, EMA, or foreign equivalent may still impose significant restrictions on their indicated uses or marketing or the conditions of approval or impose ongoing requirements for potentially costly and time-consuming post-approval studies, including Phase 4 clinical trials, post-market surveillance to monitor safety and efficacy and a Risk Evaluation and Mitigation Strategy, or REMS. For example, we intend to initially seek regulatory approval for our CVB vaccine product candidate for the prevention of acute CVB infection. The results of longitudinal studies demonstrating the connection between CVB and T1D and T1D-associated celiac disease will be necessary to expand the indicated use of this vaccine to T1D. These studies must be completed and submitted to the FDA or EMA prior to receiving approval in the United States or European Union to market the CVB vaccine to prevent T1D. Such studies will be costly and time consuming and may not demonstrate to the FDA’s satisfaction the connection between the CVB virus and the onset of T1D.

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Our product candidates will also be subject to ongoing regulatory requirements governing the manufacturing, labeling, packaging, storage, distribution, safety surveillance, advertising, promotion, recordkeeping and reporting of adverse events and other post-market information. These requirements include registration with the FDA, as well as continued compliance with current Good Clinical Practices regulations, or cGCPs, for any clinical trials that we conduct post-approval. In addition, manufacturers of drug products and their facilities are subject to continual review and periodic inspections by the FDA and other regulatory authorities for compliance with current Good Manufacturing Practices, or cGMPs, requirements relating to quality control, quality assurance and corresponding maintenance of records and documents.

With respect to sales and marketing activities by us or any future licensor, advertising and promotional materials must comply with FDA rules in addition to other applicable federal, state and local laws in the United States and similar legal requirements in other countries. In the United States, the distribution of product samples to physicians must comply with the requirements of the U.S. Prescription Drug Marketing Act. Application holders must obtain FDA approval for product and manufacturing changes, depending on the nature of the change. We may also be subject, directly or indirectly through our customers and licensors, to various fraud and abuse laws, including, without limitation, the U.S. Anti-Kickback Statute, U.S. False Claims Act, and similar state laws, which impact, among other things, our proposed sales, marketing, and scientific/educational grant programs. If we participate in the U.S. Medicaid Drug Rebate Program, the Federal Supply Schedule of the U.S. Department of Veterans Affairs, or other government drug programs, we will be subject to complex laws and regulations regarding reporting and payment obligations. All of these activities are also potentially subject to U.S. federal and state consumer protection and unfair competition laws. Similar requirements exist in many of these areas in other countries.

In addition, if any of our product candidates are approved for a particular indication, our product labeling, advertising and promotion would be subject to regulatory requirements and continuing regulatory review. The FDA strictly regulates the promotional claims that may be made about prescription products. In particular, a product may not be promoted for uses that are not approved by the FDA as reflected in the product’s approved labeling. If we receive marketing approval for our product candidates, physicians may nevertheless legally prescribe our products to their patients in a manner that is inconsistent with the approved label. If we are found to have promoted such off-label uses, we may become subject to significant liability and government fines. The FDA and other agencies actively enforce the laws and regulations prohibiting the promotion of off-label uses, and a company that is found to have improperly promoted off-label uses may be subject to significant sanctions. The federal government has levied large civil and criminal fines against companies for alleged improper promotion and has enjoined several companies from engaging in off-label promotion. The FDA has also requested that companies enter into consent decrees of permanent injunctions under which specified promotional conduct is changed or curtailed.

If we or a regulatory agency discovers previously unknown problems with a product, such as adverse events of unanticipated severity or frequency, problems with the facility where the product is manufactured, or we or our manufacturers fail to comply with applicable regulatory requirements, we may be subject to the following administrative or judicial sanctions:

●	restrictions on the marketing or manufacturing of the product, withdrawal of the product from the market, or voluntary or mandatory product recalls;
●	issuance of warning letters or untitled letters;
●	clinical holds;
●	injunctions or the imposition of civil or criminal penalties or monetary fines;
●	suspension or withdrawal of regulatory approval;
●	suspension of any ongoing clinical trials;
●	refusal to approve pending applications or supplements to approved applications filed by us, or suspension or revocation of product license approvals;
●	suspension or imposition of restrictions on operations, including costly new manufacturing requirements; or
●	product seizure or detention or refusal to permit the import or export of product.

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The occurrence of any event or penalty described above may inhibit our ability to commercialize our product candidates and generate revenue. Adverse regulatory action, whether pre- or post-approval, can also potentially lead to product liability claims and increase our product liability exposure.

Obtaining and maintaining regulatory approval of our product candidates in one jurisdiction does not mean that we will be successful in obtaining regulatory approval of our product candidates in other jurisdictions.

Obtaining and maintaining regulatory approval of our product candidates in one jurisdiction does not guarantee that we will be able to obtain or maintain regulatory approval in any other jurisdiction, but a failure or delay in obtaining regulatory approval in one jurisdiction may have a negative effect on the regulatory approval process in others. For example, even if the FDA grants marketing approval of a product candidate, comparable regulatory authorities in foreign jurisdictions must also approve the manufacturing, marketing and promotion of the product candidate in those countries. Approval procedures vary among jurisdictions and can involve requirements and administrative review periods different from those in the United States, including additional preclinical studies or clinical trials, as clinical trials conducted in one jurisdiction may not be accepted by regulatory authorities in other jurisdictions. In many jurisdictions outside the United States, a product candidate must be approved for reimbursement before it can be approved for sale in that jurisdiction. In some cases, the price that we intend to charge for our products is also subject to approval.

Obtaining foreign regulatory approvals and compliance with foreign regulatory requirements could result in significant delays, difficulties and costs for us and could delay or prevent the introduction of our products in certain countries. If we fail to comply with the regulatory requirements in international markets and/ or to receive applicable marketing approvals, our target market will be reduced and our ability to realize the full market potential of our product candidates will be harmed.

Current and future legislation may increase the difficulty and cost for us to obtain marketing approval of and commercialize our product candidates and affect the prices we may obtain.

In the United States and some foreign jurisdictions, there have been a number of legislative and regulatory changes and proposed changes regarding the healthcare system that could prevent or delay marketing approval for our product candidates, restrict or regulate post-approval activities and affect our ability to profitably sell our product candidates. Legislative and regulatory proposals have been made to expand post-approval requirements and restrict sales and promotional activities for pharmaceutical products. We do not know whether additional legislative changes will be enacted, or whether the FDA regulations, guidance or interpretations will be changed, or what the impact of such changes on the marketing approvals of our product candidates, if any, may be. In addition, increased scrutiny by the U.S. Congress of the FDA’s approval process may significantly delay or prevent marketing approval, as well as subject us to more stringent product labeling and post-marketing testing and other requirements.

In the United States, the Medicare Modernization Act, or MMA, changed the way Medicare covers and pays for pharmaceutical products. The legislation expanded Medicare coverage for drug purchases by the elderly and introduced a new reimbursement methodology based on average sales prices for drugs. In addition, this legislation authorized Medicare Part D prescription drug plans to use formularies where they can limit the number of drugs that will be covered in any therapeutic class. As a result of this legislation and the expansion of federal coverage of drug products, we expect that there will be additional pressure to contain and reduce costs. These cost reduction initiatives and other provisions of this legislation could decrease the coverage and price that we receive for our product candidates and could seriously harm our business. While the MMA applies only to drug benefits for Medicare beneficiaries, private payors often follow Medicare coverage policy and payment limitations in setting their own reimbursement rates, and any reduction in reimbursement that results from the MMA may result in a similar reduction in payments from private payors.

The Patient Protection and Affordable Care Act, as amended by the Health Care and Education Affordability Reconciliation Act of 2010 or, collectively, the Health Care Reform Law, is a sweeping law intended to broaden access to health insurance, reduce or constrain the growth of healthcare spending, enhance remedies against fraud and abuse, add new transparency requirements for healthcare and health insurance industries, impose new taxes and fees on the health industry and impose additional health policy reforms. The Health Care Reform Law revised the definition of “average manufacturer price” for reporting purposes, which could increase the amount of Medicaid drug rebates to states. Further, the law imposed a significant annual fee on companies that manufacture or import branded prescription drug products.

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The Health Care Reform Law remains subject to legislative efforts to repeal, modify or delay the implementation of the law. However, if the Health Care Reform Law is repealed or modified, or if implementation of certain aspects of the Health Care Reform Law are delayed, such repeal, modification or delay may materially adversely impact our business, strategies, prospects, operating results or financial condition. We are unable to predict the full impact of any repeal, modification or delay in the implementation of the Health Care Reform Law on us at this time. Due to the substantial regulatory changes that will need to be implemented by CMS and others, and the numerous processes required to implement these reforms, we cannot predict which healthcare initiatives will be implemented at the federal or state level, the timing of any such reforms, or the effect such reforms or any other future legislation or regulation will have on our business.

In addition, other legislative changes have been proposed and adopted in the United States since the Health Care Reform Law was enacted. We expect that additional federal healthcare reform measures will be adopted in the future, any of which could limit the amounts that federal and state governments will pay for healthcare products and services, and in turn could significantly reduce the projected value of certain development projects and reduce or eliminate our profitability.

If we fail to successfully commercialize any of our product candidates, we may need to acquire additional product candidates and our business will be adversely affected.

We have never developed and obtained approval for any product candidates or commercialized any product candidates. We have limited product candidates and do not have any other compounds in pre-clinical testing, lead optimization or lead identification stages beyond our product candidates. We cannot be certain that any of our product candidates will prove to be sufficiently effective and safe to meet applicable regulatory standards for any indication. If we fail to successfully obtain regulatory approval or commercialize any of our product candidates for their targeted indications, whether as stand-alone therapies or in combination with other therapeutic agents, and if we are unable to acquire additional product candidates in the future, our business will be adversely affected.

Even if we receive regulatory approval for any of our product candidates, we may not be able to successfully commercialize the product and the revenue that we generate from its sales, if any, may be limited.

If approved for marketing, the commercial success of our product candidates will depend upon each product’s acceptance by the medical community, including physicians, patients and health care payors. The degree of market acceptance for any of our product candidates will depend on a number of factors, including:

●	demonstration of clinical safety and efficacy;
●	relative convenience, dosing burden and ease of administration;
●	the prevalence and severity of any adverse events;
●	the willingness of physicians to prescribe our product candidates, and the target patient population to try new therapies;
●	efficacy of our product candidates compared to competing products;
●	the introduction of any new products that may in the future become available targeting indications for which our product candidates may be approved;
●	new procedures or therapies that may reduce the incidences of any of the indications in which our product candidates may show utility;
●	pricing and cost-effectiveness;
●	the inclusion or omission of our product candidates in applicable therapeutic and vaccine guidelines;
●	the effectiveness of our own or any future collaborators’ sales and marketing strategies;
●	limitations or warnings contained in approved labeling from regulatory authorities;
●	our ability to obtain and maintain sufficient third-party coverage or reimbursement from government health care programs, including Medicare and Medicaid, private health insurers and other third-party payors or to receive the necessary pricing approvals from government bodies regulating the pricing and usage of therapeutics; and
●	the willingness of patients to pay out-of-pocket in the absence of third-party coverage or reimbursement or government pricing approvals.

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If any of our product candidates are approved, but do not achieve an adequate level of acceptance by physicians, health care payors, and patients, we may not generate sufficient revenue and we may not be able to achieve or sustain profitability. Our efforts to educate the medical community and third-party payors on the benefits of our product candidates may require significant resources and may never be successful.

In addition, even if we obtain regulatory approvals, the timing or scope of any approvals may prohibit or reduce our ability to commercialize our product candidates successfully. For example, if the approval process takes too long, we may miss market opportunities and give other companies the ability to develop competing products or establish market dominance. Any regulatory approval we ultimately obtain may be limited or subject to restrictions or post-approval commitments that render our product candidates not commercially viable. For example, regulatory authorities may approve any of our product candidates for fewer or more limited indications than we request, may grant approval contingent on the performance of costly post-marketing clinical trials, or may approve any of our product candidates with a label that does not include the labeling claims necessary or desirable for the successful commercialization for that indication. Further, the FDA or comparable foreign regulatory authorities may place conditions on approvals or require risk management plans or a REMS, to assure the safe use of the drug. If the FDA concludes a REMS is needed, the sponsor of the NDA or BLA must submit a proposed REMS; the FDA will not approve the NDA or BLA without an approved REMS, if required. A REMS could include medication guides, physician communication plans, or elements to assure safe use, such as restricted distribution methods, patient registries and other risk minimization tools. The FDA may also require a REMS for an approved product when new safety information emerges. Any of these limitations on approval or marketing could restrict the commercial promotion, distribution, prescription or dispensing of our product candidates. Moreover, product approvals may be withdrawn for non-compliance with regulatory standards or if problems occur following the initial marketing of the product. Any of the foregoing scenarios could materially harm the commercial success of our product candidates.

We currently have no sales and marketing organization. If we are unable to establish satisfactory sales and marketing capabilities or secure a sales and marketing partner, we may not successfully commercialize any of our product candidates.

At present, we have no sales or marketing personnel. In order to commercialize products that are approved for commercial sales, we must either develop our own sales and marketing infrastructure or collaborate with third parties that have such commercial infrastructure. If we are not successful entering into appropriate collaboration arrangements or recruiting sales and marketing personnel or in building a sales and marketing infrastructure, we will have difficulty successfully commercializing our product candidates, which would adversely affect our business, operating results and financial condition.

We may not be able to enter into collaboration agreements on terms acceptable to us or at all. In addition, even if we enter into such relationships, we may have limited or no control over the sales, marketing and distribution activities of these third parties. Our future revenues may depend heavily on the success of the efforts of these third parties. If we elect to establish a sales and marketing infrastructure we may not realize a positive return on this investment. In addition, we will have to compete with established and well-funded pharmaceutical and biotechnology companies to recruit, hire, train and retain sales and marketing personnel. Factors that may inhibit our efforts to commercialize our product candidates without strategic partners or licensees include:

●	our inability to recruit and retain adequate numbers of effective sales and marketing personnel;
●	the inability of sales personnel to obtain access to or persuade adequate numbers of physicians to prescribe any of our product candidates;
●	the lack of complementary products to be offered by sales personnel, which may put us at a competitive disadvantage relative to companies with more extensive product lines; and
●	unforeseen costs and expenses associated with creating an independent sales and marketing organization.

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Janssen has the right to assume control over the distribution activities of our CSF-1R inhibitor product candidate.

Pursuant to our license agreement with an affiliated entity of Janssen covering our CSF-1R inhibitor product candidate, we are obligated to conduct a single Phase 2a proof-of-mechanism and proof-of-concept clinical trial for the CD indication and, upon completion of the Phase 2a clinical trial, Janssen has the option, exercisable within 90 days of the completion of the trial, to elect to assume control over all distribution activities with respect to this product, including pricing and marketing decisions, for a one-time fee, and/or to buy back the rights to this product for a one-time fee and royalty payments. In the first quarter of 2018, we initiated the Phase 2a proof of concept clinical trial, referred to as the PRINCE study, for which we expect to report top line results in the fourth quarter of 2019. There can be no assurance that Janssen’s strategic direction will be in line with ours should it exercise its right to assume control of distribution activities, or that their decisions will have a positive impact on our results of operations. Moreover, we may not realize the full economic benefit of this agreement in the event Janssen exercises its option to buy back the rights to the CSF-1R inhibitor product candidate.

Amgen has the right to assume control over the activities of our anti-IL-15 mAb product candidate.

Pursuant to our License and Collaboration Agreement with Amgen, or the Amgen Agreement, Amgen reserves the right, at any time until 120 days after the delivery of the final data package relating to the Phase 2b PROACTIVE study that we expect to commence in the first half of 2020, to assume control over all activities with respect to our anti-IL-15  monoclonal antibody, or mAb, product candidate, including pricing and marketing decisions, after the payment of a $150.0 million milestone. There can be no assurance that Amgen’s strategic direction will be in line with ours should it assume control of activities, or that their decisions will have a positive impact on our results of operations. Moreover, we may not realize the full economic benefit of this agreement.

We face competition from other biotechnology and pharmaceutical companies and our operating results will suffer if we fail to compete effectively.

The biotechnology and pharmaceutical industries are intensely competitive and subject to rapid and significant technological change. We have existing competitors and will have potential new competitors in a number of jurisdictions, many of which have or will have substantially greater name recognition, commercial infrastructures and financial, technical and personnel resources than we have. Established competitors may invest heavily to quickly discover and develop novel compounds that could make any of our product candidates obsolete or uneconomical. Any new product that competes with an approved product may need to demonstrate compelling advantages in efficacy, cost, convenience, tolerability and safety to be commercially successful. Other competitive factors, including generic competition, could force us to lower prices or could result in reduced sales. In addition, new products developed by others could emerge as competitors to our product candidates. If we are not able to compete effectively against our current and future competitors, our business will not grow, and our financial condition and operations will suffer.

Our potential competitors both in the United States and throughout the world include companies developing and/or marketing drugs and therapeutic solutions for immune-mediated diseases, including oncological, autoimmune and inflammatory diseases, as well as companies working in our specific fields, including T1D, enteroviral and emerging viral diseases, lupus, and inflammatory bowel diseases, such as CD.

There can be no assurance that our product candidates will be more effective or achieve greater market acceptance than competitive products, or that our competitors will not succeed in developing products and technologies that are more effective than those being developed by us or that would render our products and technologies less competitive or obsolete. Additionally, there can be no assurance that the development by others of new or improved products will not make our product candidates superfluous or obsolete.

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Our product candidates may face competition sooner than expected.

We intend to seek data exclusivity or market exclusivity for our monoclonal antibodies PRV-031 and PRV-015, our DART molecule PRV-3279 and our PRV-101 CVB vaccine product candidates provided under the Federal Food, Drug and Cosmetic Act, or FDCA, and similar laws in other countries. We believe that these product candidates will qualify for 12 years of data exclusivity under the Biologics Price Competition and Innovation Act of 2009, or BPCIA, which was enacted as part of the Health Care Reform Law. Under the BPCIA, an application for a biosimilar product or BLA cannot be submitted to the FDA until four years, or if approved by the FDA, until 12 years, after the original brand product identified as the reference product is approved under a BLA. The BPCIA provides an abbreviated pathway for the approval of biosimilar and interchangeable biological products. The abbreviated regulatory pathway establishes legal authority for the FDA to review and approve biosimilar biologics, including the possible designation of a biosimilar as “interchangeable” based on its similarity to an existing brand product. The law is complex and the processes the FDA establishes to implement the law could have a material adverse effect on the future commercial prospects for our biological product candidates. There is also a risk that Congress could repeal or amend the BPCIA to shorten this exclusivity period, potentially creating the opportunity for biosimilar competition sooner than anticipated after the expiration of our patent protection. Moreover, the extent to which a biosimilar, once approved, will be substituted for any reference product in a way that is similar to traditional generic substitution for non-biological products is not yet clear, and will depend on a number of marketplace and regulatory factors that are still developing.

Our product candidates that are not, or are not considered, biologics that would qualify for exclusivity under the BPCIA may be eligible for market exclusivity as drugs under the FDCA. The FDCA provides a five-year period of non-patent marketing exclusivity within the U.S. to the first applicant to gain approval of an NDA for a new chemical entity. A drug is a new chemical entity if the FDA has not previously approved any other new drug containing the same active moiety, which is the molecule or ion responsible for the action of the drug substance. During the exclusivity period, the FDA may not accept for review an abbreviated new drug application, or ANDA, or a 505(b)(2) NDA, submitted by another company for another version of such drug where the applicant does not own or have a legal right of reference to all the data required for approval. However, an application may be submitted after four years if it contains a certification of patent invalidity or non-infringement. The FDCA also provides three years of marketing exclusivity for an NDA, 505(b)(2) NDA or supplement to an existing NDA if new clinical investigations, other than bioavailability studies, that were conducted or sponsored by the applicant are deemed by the FDA to be essential to the approval of the application, for example, for new indications, dosages, or strengths of an existing drug. This three-year exclusivity covers only the conditions associated with the new clinical investigations and does not prohibit the FDA from approving ANDAs for drugs containing the original active agent.

Even if, as we expect, our product candidates are considered to be reference products eligible for 12 years of exclusivity under the BPCIA or five years of exclusivity under the FDCA, another company could market competing products if the FDA approves a full BLA or full NDA for such product containing the sponsor’s own preclinical data and data from adequate and well-controlled clinical trials to demonstrate the safety, purity and potency of the products. Moreover, an amendment or repeal of the BPCIA could result in a shorter exclusivity period for our product candidates, which would have a material adverse effect on our business.

Our future growth depends, in part, on our ability to penetrate international markets, where we would be subject to additional regulatory burdens and other risks and uncertainties.

Our future profitability will depend, in part, on our ability to commercialize our product candidates in international markets for which we intend to rely on collaborations with third parties. If we commercialize any of our product candidates in international markets, we would be subject to additional risks and uncertainties, including:

●	our customers’ ability to obtain reimbursement for our product candidates in international markets;
●	our inability to directly control commercial activities because we are relying on third parties;
●	the burden of complying with complex and changing international regulatory, tax, accounting and legal requirements;
●	different medical practices and customs in foreign countries affecting acceptance in the marketplace;
●	import or export licensing requirements;
●	longer accounts receivable collection times;
●	longer lead times for shipping;
●	language barriers for technical training;
●	reduced protection of intellectual property rights in some foreign countries;
●	foreign currency exchange rate fluctuations; and
●	the interpretation of contractual provisions governed by foreign laws in the event of a contract dispute.

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International sales of our product candidates could also be adversely affected by the imposition of governmental controls, political and economic instability, trade restrictions and changes in tariffs, any of which may adversely affect our results of operations.

If we market any of our product candidates in a manner that violates healthcare fraud and abuse laws, or if we violate government price reporting laws, we may be subject to civil or criminal penalties.

The FDA enforces laws and regulations which require that the promotion of pharmaceutical products be consistent with the approved prescribing information. While physicians may prescribe an approved product for a so-called “off label” use, it is unlawful for a pharmaceutical company to promote its products in a manner that is inconsistent with its approved label and any company which engages in such conduct can subject that company to significant liability. The federal government has levied large civil and criminal fines and/or other penalties against companies for alleged improper promotion and has investigated and/or prosecuted several companies in relation to off-label promotion. The FDA has also requested that certain companies enter into consent decrees or permanent injunctions under which specified promotional conduct is changed, curtailed or prohibited. Similarly, industry codes in the EU and other foreign jurisdictions prohibit companies from engaging in off-label promotion and regulatory agencies in various countries enforce violations of the code with civil penalties. While we intend to ensure that our promotional materials are consistent with our label, regulatory agencies may disagree with our assessment and may issue untitled letters, warning letters or may institute other civil or criminal enforcement proceedings. In addition to FDA restrictions on marketing of pharmaceutical products, several other types of state and federal healthcare fraud and abuse laws have been applied in recent years to restrict certain marketing practices in the pharmaceutical industry. These laws include the U.S. Anti-Kickback Statute, U.S. False Claims Act and similar state laws. Because of the breadth of these laws and the narrowness of the safe harbors, it is possible that some of our business activities could be subject to challenge under one or more of these laws.

The U.S. Anti-Kickback Statute prohibits, among other things, knowingly and willfully offering, paying, soliciting or receiving remuneration, directly or indirectly, in cash or in kind, to induce, or in return for, purchasing, leasing, ordering or arranging for the purchase, lease or order of any healthcare item or service reimbursable under federal and state healthcare programs such as Medicare, Medicaid or other federally financed healthcare programs. This statute has been interpreted broadly to apply to arrangements between pharmaceutical manufacturers on the one hand and prescribers, purchasers and formulary managers on the other. Although there are several statutory exemptions and regulatory safe harbors protecting certain common activities from prosecution, the exemptions and safe harbors are drawn narrowly, and practices that involve remuneration intended to induce prescribing, purchasing or recommending may be subject to scrutiny if they do not qualify for an exemption or safe harbor. Our practices may not, in all cases, meet all of the criteria for safe harbor protection from anti-kickback liability. Moreover, recent health care reform legislation has strengthened these laws. For example, the Health Care Reform Law, among other things, amends the intent requirement of the U.S. Anti-Kickback Statute and criminal health care fraud statutes; a person or entity no longer needs to have actual knowledge of this statute or specific intent to violate it. In addition, the Health Care Reform Law provides that the government may assert that a claim including items or services resulting from a violation of the U.S. Anti-Kickback Statute constitutes a false or fraudulent claim for purposes of the U.S. False Claims Act. Federal false claims laws prohibit any person from knowingly presenting, or causing to be presented, a false claim for payment to the federal government or knowingly making, or causing to be made, a false statement to get a false claim paid. Several other countries, including the United Kingdom, have enacted similar anti-kickback, fraud and abuse, and healthcare laws and regulations.

Over the past few years, several pharmaceutical and other healthcare companies have been prosecuted under these laws for a variety of alleged promotional and marketing activities, such as: allegedly providing free trips, free goods, sham consulting fees and grants and other monetary benefits to prescribers; reporting to pricing services inflated average wholesale prices that were then used by federal programs to set reimbursement rates; engaging in off-label promotion that caused claims to be submitted to Medicare or Medicaid for non-covered, off-label uses; and submitting inflated best price information to the Medicaid Rebate Program to reduce liability for Medicaid rebates. Most states also have statutes or regulations similar to the U.S. Anti-Kickback Statute and the U.S. False Claims Act, which apply to items and services reimbursed under Medicaid and other state programs, or, in several states, apply regardless of the payor. Sanctions under these federal and state laws may include substantial civil monetary penalties, exclusion of a manufacturer’s products from reimbursement under government programs, substantial criminal fines and imprisonment.

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We are completely dependent on third parties to manufacture our product candidates, and our commercialization of our product candidates could be halted, delayed or made less profitable if those third parties fail to obtain manufacturing approval from the FDA or comparable foreign regulatory authorities, fail to provide us with sufficient quantities of our product candidates or fail to do so at acceptable quality levels or prices.

We do not currently have, nor do we plan to acquire, the capability or infrastructure to manufacture the bulk drug substance or the active pharmaceutical ingredient, or API, in our product candidates for use in our clinical trials or for commercial products, if any. As a result, we are obligated to rely on contract manufacturers for clinical supplies of our product candidates and will be obligated, if and when any of our product candidates are approved for commercialization, to rely on contract manufacturers for commercial supply. We have not entered into an agreement with any contract manufacturers for commercial supply and may not be able to engage a contract manufacturer for commercial supply of any of our product candidates on acceptable terms to us, or at all.

The facilities used by our contract manufacturers to manufacture our product candidates must be approved by the FDA, EMA or comparable foreign regulatory authorities pursuant to inspections that will be conducted after we submit an NDA or BLA to the FDA or equivalent applications to other relevant regulatory authorities. We will not control the manufacturing process of, and will be completely dependent on, our contract manufacturers for compliance with cGMPs for manufacture of both active drug substances and finished drug products. These cGMP regulations cover all aspects of the manufacturing, testing, quality control and record keeping relating to our product candidates. If our contract manufacturers do not successfully manufacture material that conforms to our specifications and the strict regulatory requirements of the FDA, EMA or other regulatory authorities, they will not be able to secure and/or maintain regulatory approval for their manufacturing facilities. If the FDA, EMA or a comparable foreign regulatory authority does not approve these facilities for the manufacture of our product candidates or if it withdraws any such approval in the future, we may need to find alternative manufacturing facilities, which would significantly impact our ability to develop, obtain regulatory approval for or market our product candidates, if approved.

Our contract manufacturers are subject to ongoing periodic unannounced inspections by the FDA and corresponding state and foreign agencies for compliance with cGMPs and similar regulatory requirements. We do not have control over our contract manufacturers’ compliance with these regulations and standards. Failure by any of our contract manufacturers to comply with applicable regulations could result in sanctions being imposed on us, including fines, injunctions, civil penalties, failure to grant approval to market any of our product candidates, delays, suspensions or withdrawals of approvals, operating restrictions and criminal prosecutions, any of which could significantly and adversely affect our business. In addition, we do not have control over the ability of our contract manufacturers to maintain adequate quality control, quality assurance and qualified personnel. Failure by our contract manufacturers to comply with or maintain any of these standards could adversely affect our ability to develop, obtain regulatory approval for or market any of our product candidates.

If, for any reason, these third parties are unable or unwilling to perform, we may not be able to terminate our agreements with them, to the extent applicable, and we may not be able to locate alternative manufacturers or formulators or enter into favorable agreements with them and we cannot be certain that any such third parties will have the manufacturing capacity to meet future requirements. If these manufacturers or any alternate manufacturer of finished drug product experiences any significant difficulties in its respective manufacturing processes for our API or finished products or should cease doing business with us, we could experience significant interruptions in the supply of any of our product candidates or may not be able to create a supply of our product candidates at all. Were we to encounter manufacturing issues, our ability to produce a sufficient supply of any of our product candidates might be negatively affected. Our inability to coordinate the efforts of our third-party manufacturers, or the lack of capacity available at our third-party manufacturers, could impair our ability to supply any of our product candidates at required levels. Because of the significant regulatory requirements that we would need to satisfy in order to qualify a new bulk or finished product manufacturer, if we face these or other difficulties with our current manufacturers, we could experience significant interruptions in the supply of any of our product candidates if we decided to transfer the manufacture of any of our product candidates to one or more alternative manufacturers in an effort to deal with the difficulties.

Any manufacturing problem or the loss of a contract manufacturer could be disruptive to our operations and result in lost sales. Additionally, we rely on third parties to supply the raw materials needed to manufacture our potential products. Any reliance on suppliers may involve several risks, including a potential inability to obtain critical materials and reduced control over production costs, delivery schedules, reliability and quality. Any unanticipated disruption to a future contract manufacturer caused by problems at suppliers could delay shipment of any of our product candidates, increase our cost of goods sold and result in lost sales.

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We cannot guarantee that our future manufacturers and suppliers will be able to reduce the costs of commercial scale manufacturing of any of our product candidates over time. If the commercial-scale manufacturing costs of any of our product candidates are higher than expected, these costs may significantly impact our operating results. In order to reduce costs, we may need to develop and implement process improvements. However, in order to do so, we will need, from time to time, to notify or make submissions with regulatory authorities, and the improvements may be subject to approval by such regulatory authorities. We cannot be sure that we will receive these necessary approvals or that these approvals will be granted in a timely fashion. We also cannot guarantee that we will be able to enhance and optimize output in our commercial manufacturing process. If we cannot enhance and optimize output, we may not be able to reduce our costs over time.

We have no experience manufacturing PRV-031. As a result, if we encounter manufacturing issues, delays or increased costs in the PROTECT study may occur.

We have no experience manufacturing PRV-031. We currently rely on a single third-party manufacturer to supply us with PRV-031 drug substance on a purchase order basis. In order to obtain regulatory approval for PRV-031, this third-party manufacturer will be required to consistently produce the active pharmaceutical ingredient used in PRV-031 in commercial quantities and of specified quality on a repeated basis and document its ability to do so. This is referred to as process validation. If this third-party manufacturer is unable to satisfy this requirement, our business will be materially and adversely affected.

Our current PRV-031 drug supply will not fully supply the PROTECT study to completion and we will need to produce new drug supply to complete the PROTECT study and to demonstrate that the new drug supply is comparable to the old supply. Further, the PROTECT study will need to include data from a sufficient number of subjects dosed with this new drug supply in this clinical trial to demonstrate safety and efficacy in order to obtain regulatory approval. If our third-party manufacturer is unable to produce a sufficient and comparable new drug supply to complete the PROTECT study in a timely manner, we may be required to suspend the PROTECT study until sufficient amounts of the new drug supply are produced. This may result in increased clinical trial costs and delays in obtaining regulatory approval for PRV-031. Such delays would in turn delay the marketing and commercialization of PRV-031, which would materially and adversely affect our business.

Our third-party manufacturer has not made any lots of PRV-031 to date. The manufacturing processes for PRV-031 have never been tested at commercial scale, and the process validation requirement has not yet been satisfied. These manufacturing processes and our third-party manufacturer’s facility will be subject to inspection and approval by the FDA before we can commence the manufacture and sale of PRV-031. If our third-party manufacturer is unable to pass such inspection and otherwise satisfactorily complete the FDA approval regimen, our business will be materially and adversely affected.

Also, as we or any manufacturer we engage scales up manufacturing of any approved product, we may encounter unexpected issues relating to the manufacturing process or the quality, purity and stability of the product, and we may be required to refine or alter our manufacturing processes to address these issues. Resolving these issues could result in significant delays and may result in significantly increased costs. If we experience significant delays or other obstacles in producing any approved product for commercial scale, our ability to market and sell any approved products may be adversely affected and our business could suffer.

Changes in product candidate manufacturing or formulation may result in additional costs or delay.

As product candidates are developed through preclinical studies to late-stage clinical trials towards approval and commercialization, it is common that various aspects of the development program, such as manufacturing methods and formulation, are altered along the way in an effort to optimize processes and results. During the course of a development program, sponsors may also change the contract manufacturers used to produce the product candidates. Such changes carry the risk that they will not achieve these intended objectives. Any of these changes could cause our product candidates to perform differently and affect the results of clinical trials. Such changes may also require additional testing, notification or approval by the FDA, EMA or other regulatory authorities. This could delay completion of clinical trials; require the conduct of bridging clinical trials or studies, or the repetition of one or more clinical trials; increase clinical trial costs; delay approval of our product candidates and jeopardize our ability to commence product sales and generate revenue.

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We expect to rely on third parties to conduct clinical trials for our product candidates. If these third parties do not successfully carry out their contractual duties or meet expected deadlines, we may not be able to obtain regulatory approval for or commercialize any of our product candidates and our business would be substantially harmed.

We rely on third-party CROs and vendors to conduct and manage our clinical programs including contracting with clinical sites to perform our clinical trials. We plan to rely heavily on these parties for execution of clinical trials for our product candidates and will control only certain aspects of their activities. Nevertheless, we will be responsible for ensuring that each of our studies is conducted in accordance with the applicable protocol, legal, regulatory and scientific standards, and our reliance on CROs and clinical sites will not relieve us of our regulatory responsibilities. We and our CROs are required to comply with cGCPs, which are regulations and guidelines enforced by the FDA, the Competent Authorities of the Member States of the European Economic Area and comparable foreign regulatory authorities for any products in clinical development. The FDA and its foreign equivalents enforce these cGCP regulations through periodic inspections of trial sponsors, principal investigators and trial sites. If we or our CROs fail to comply with applicable cGCPs, the clinical data generated in our clinical trials may be deemed unreliable and the FDA or comparable foreign regulatory authorities may require us to perform additional clinical trials before approving our marketing applications. We cannot assure you that, upon inspection, the FDA or other regulatory authorities will determine that any of our clinical trials comply with cGCPs. In addition, our clinical trials must be conducted with products produced under cGMP regulations and will require a large number of test subjects. Our failure or the failure of our CROs or clinical sites to comply with these regulations may require us to repeat clinical trials, which would delay the regulatory approval process and could also subject us to enforcement action up to and including civil and criminal penalties.

Although we design the clinical trials for our product candidates in consultation with CROs, we expect that the CROs will manage all of the clinical trials conducted at contracted clinical sites. As a result, many important aspects of our drug development programs would be outside of our direct control. In addition, the CROs and clinical sites may not perform all of their obligations under arrangements with us or in compliance with regulatory requirements. If the CROs or clinical sites do not perform clinical trials in a satisfactory manner, breach their obligations to us or fail to comply with regulatory requirements, the development and commercialization of any of our product candidates for the subject indication may be delayed or our development program materially and irreversibly harmed. We cannot control the amount and timing of resources these CROs and clinical sites will devote to our program or any of our product candidates. If we are unable to rely on clinical data collected by our CROs, we could be required to repeat, extend the duration of, or increase the size of our clinical trials, which could significantly delay commercialization and require significantly greater expenditures.

If any of our relationships with these third-party CROs or clinical sites terminate, we may not be able to enter into arrangements with alternative CROs or clinical sites. If CROs do not successfully carry out their contractual duties or obligations or meet expected deadlines, if they need to be replaced or if the quality or accuracy of the clinical data they obtain is compromised due to the failure to adhere to our clinical protocols, regulatory requirements or for other reasons, any such clinical trials may be extended, delayed or terminated, and we may not be able to obtain regulatory approval for or successfully commercialize our product candidates. As a result, our financial results and the commercial prospects for any of our product candidates would be harmed, our costs could increase and our ability to generate revenue could be delayed.

Any termination or suspension of, or delays in the commencement or completion of, any necessary studies of any of our product candidates for any indications could result in increased costs to us, delay or limit our ability to generate revenue and adversely affect our commercial prospects.

The commencement and completion of clinical trials can be delayed for a number of reasons, including delays related to:

●	the FDA, EMA or a comparable foreign regulatory authority failing to grant permission to proceed and placing the clinical trial on hold;
●	subjects failing to enroll or remain in our trials at the rate we expect;
●	a facility manufacturing any of our product candidates being ordered by the FDA, EMA or other government or regulatory authorities to temporarily or permanently shut down due to violations of cGMP requirements or other applicable requirements, or cross-contaminations of product candidates in the manufacturing process;

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●	any changes to our manufacturing process that may be necessary or desired;
●	subjects choosing an alternative treatment for the indications for which we are developing our product candidates, or participating in competing clinical trials;
●	subjects experiencing severe or unexpected adverse events;
●	reports from clinical testing on similar technologies and products raising safety and/or efficacy concerns;
●	third-party clinical investigators losing their license or permits necessary to perform our clinical trials, not performing our clinical trials on our anticipated schedule or employing methods consistent with the clinical trial protocol, cGMP requirements, or other third parties not performing data collection and analysis in a timely or accurate manner;
●	inspections of clinical trial sites by the FDA, comparable foreign regulatory authorities, or IRBs finding regulatory violations that require us to undertake corrective action, result in suspension or termination of one or more sites or the imposition of a clinical hold on the entire study, or that prohibit us from using some or all of the data in support of our marketing applications;
●	third-party contractors becoming debarred or suspended or otherwise penalized by the FDA or other government or regulatory authorities for violations of regulatory requirements, in which case we may need to find a substitute contractor, and we may not be able to use some or any of the data produced by such contractors in support of our marketing applications;
●	one or more IRBs refusing to approve, suspending or terminating the study at an investigational site, precluding enrollment of additional subjects, or withdrawing its approval of the trial; reaching agreement on acceptable terms with prospective CROs and clinical trial sites, the terms of which can be subject to extensive negotiation and may vary significantly among different CROs and trial sites;
●	deviations of the clinical sites from trial protocols or dropping out of a trial;
●	adding new clinical trial sites;
●	the inability of our CRO to execute any clinical trials for any reason; and
●	government or regulatory delays or “clinical holds” requiring suspension or termination of a trial.

Product development costs for any of our product candidates will increase if we have delays in testing or approval or if we need to perform more or larger clinical trials than planned. Additionally, changes in regulatory requirements and policies may occur and we may need to amend study protocols to reflect these changes. Amendments may require us to resubmit our study protocols to the FDA, comparable foreign regulatory authorities, and IRBs for reexamination, which may impact the costs, timing or successful completion of that study. If we experience delays in completion of, or if we, the FDA or other regulatory authorities, the IRB, or other reviewing entities, or any of our clinical trial sites suspend or terminate any of our clinical trials of any of our product candidates, its commercial prospects may be materially harmed and our ability to generate product revenues will be delayed. Any delays in completing our clinical trials will increase our costs, slow down our development and approval process and jeopardize our ability to commence product sales and generate revenues. Any of these occurrences may harm our business, financial condition and prospects significantly. In addition, many of the factors that cause, or lead to, termination or suspension of, or a delay in the commencement or completion of, clinical trials may also ultimately lead to the denial of regulatory approval of our product candidates. In addition, if one or more clinical trials are delayed, our competitors may be able to bring products to market before we do, and the commercial viability of any of our product candidates could be significantly reduced.

Even though we may obtain or apply for orphan drug designation for a product candidate, we may not be able to obtain orphan drug marketing exclusivity.

The treatment of recent-onset T1D is an orphan indication, and PRV-031 has been designated as an orphan drug for this indication by the FDA. Some of the subsets of lupus erythematosus are orphan indications (e.g., lupus nephritis). One of the potential opportunities for PRV-300 is the interception and treatment of emerging viral diseases, and the use of PRV-300 in some of these diseases (e.g., pandemic or avian flu) may qualify for orphan designation based on epidemiology and other factors.

However, there is no guarantee that the FDA, EMA or its foreign equivalents will grant any future application for orphan drug designation for any of our other product candidates, which would make us ineligible for the additional exclusivity and other benefits of orphan drug designation.

Under the Orphan Drug Act, the FDA may grant orphan drug designation to a drug intended to treat a rare disease or condition, which is generally a disease or condition that affects fewer than 200,000 individuals in the United States or for which there is no reasonable expectation that the cost of developing and making a drug available in the Unites States for this type of disease or condition will be recovered from sales of the product. Orphan drug designation must be requested before submitting an NDA or a BLA. After the FDA grants orphan drug designation, the identity of the therapeutic agent and its potential orphan use are disclosed publicly by the FDA. Orphan product designation does not convey any advantage in or shorten the duration of regulatory review and approval process. In addition to the potential period of exclusivity, orphan designation makes a company eligible for grant funding of up to $400,000 per year for four years to defray costs of clinical trial expenses, tax credits for clinical research expenses and potential exemption from the FDA application user fee.

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If a product that has orphan designation subsequently receives the first FDA approval for the disease or condition for which it has such designation, the product is entitled to orphan drug exclusivity, which means the FDA may not approve any other applications to market the same drug for the same indication for seven years, except in limited circumstances, such as (i) the drug’s orphan designation is revoked; (ii) its marketing approval is withdrawn; (iii) the orphan exclusivity holder consents to the approval of another applicant’s product; (iv) the orphan exclusivity holder is unable to assure the availability of a sufficient quantity of drug; or (v) a showing of clinical superiority to the product with orphan exclusivity by a competitor product. If a drug designated as an orphan product receives marketing approval for an indication broader than what is designated, it may not be entitled to orphan drug exclusivity. There can be no assurance that we will receive orphan drug designation for any of our product candidates in the indications for which we think they might qualify, if we elect to seek such applications.

As a result, even though we have received orphan drug exclusivity for PRV-031 for the treatment of recent-onset T1D in the United States, the FDA can still approve other drugs that have a different active ingredient for use in treating the same indication. Furthermore, the FDA can waive orphan drug exclusivity if we are unable to manufacture sufficient supply of PRV-031 or if the FDA finds that a subsequent applicant for recent-onset T1D demonstrates clinical superiority to PRV-031.

Although we may pursue expedited regulatory approval pathways for a product candidate, it may not qualify for expedited development or, if it does qualify for expedited development, it may not actually lead to a faster development or regulatory review or approval process.

Although we believe there may be an opportunity to accelerate the development of certain of our product candidates through one or more of the FDA’s expedited programs, such as fast track, breakthrough therapy, accelerated approval or priority review, we cannot be assured that any of our product candidates will qualify for such programs.

For example, a drug may be eligible for designation as a breakthrough therapy if the drug is intended, alone or in combination with one or more other drugs, to treat a serious or life-threatening condition and preliminary clinical evidence indicates that the drug may demonstrate substantial improvement over existing therapies on one or more clinically significant endpoints. Although breakthrough designation or access to any other expedited program may expedite the development or approval process, it does not change the standards for approval. If we apply for breakthrough therapy designation or any other expedited program for our product candidates, the FDA may determine that our proposed target indication or other aspects of our clinical development plans do not qualify for such expedited program. Even if we are successful in obtaining a breakthrough therapy designation or access to any other expedited program, we may not experience faster development timelines or achieve faster review or approval compared to conventional FDA procedures. For example, the time required to identify and resolve issues relating to chemistry, manufacturing and controls, the acquisition of a sufficient supply of our product for clinical trial purposes or the need to conduct additional preclinical or clinical studies may delay approval by the FDA, even if the product candidate qualifies for a breakthrough therapy designation or access to any other expedited program. Access to an expedited program may also be withdrawn by the FDA if it believes that the designation is no longer supported by data from our clinical development program. Additionally, qualification for any expedited review procedure does not ensure that we will ultimately obtain regulatory approval for such product candidate.

Third-party coverage and reimbursement and health care cost containment initiatives and treatment guidelines may constrain our future revenues.

Our ability to successfully market our product candidates will depend in part on the level of reimbursement that government health administration authorities, private health coverage insurers and other organizations provide for the cost of our products and related treatments. Countries in which any of our product candidates are sold through reimbursement schemes under national health insurance programs frequently require that manufacturers and sellers of pharmaceutical products obtain governmental approval of initial prices and any subsequent price increases. In certain countries, including the United States, government-funded and private medical care plans can exert significant indirect pressure on prices. We may not be able to sell our product candidates profitably if adequate prices are not approved or coverage and reimbursement is unavailable or limited in scope. Increasingly, third-party payors attempt to contain health care costs in ways that are likely to impact our development of products including:

●	failing to approve or challenging the prices charged for health care products;
●	introducing reimportation schemes from lower priced jurisdictions;

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●	limiting both coverage and the amount of reimbursement for new therapeutic products;
●	denying or limiting coverage for products that are approved by the regulatory agencies but are considered to be experimental or investigational by third-party payors; and
●	refusing to provide coverage when an approved product is used in a way that has not received regulatory marketing approval.

Moreover, recently there has been heightened governmental scrutiny over the manner in which manufacturers set prices for their commercial products. There have been several recent U.S. Congressional inquiries and proposed and enacted federal and state legislation designed to, among other things, bring more transparency to drug pricing, review the relationship between pricing and manufacturer patient programs, reduce the cost of drugs under Medicare, and reform government program reimbursement methodologies for drugs. While any proposed measures will require authorization through additional legislation to become effective, Congress and the Trump administration have each indicated that it will continue to seek new legislative and/or administrative measures to control drug costs. At the state level, legislatures are increasingly passing legislation and implementing regulations designed to control pharmaceutical and biological product pricing, including price or patient reimbursement constraints, discounts, restrictions on certain product access and marketing cost disclosure and transparency measures, and, in some cases, designed to encourage importation from other countries and bulk purchasing.

Risks Relating to Our Intellectual Property Rights

We depend on rights to certain pharmaceutical compounds that are licensed to us. We do not control these pharmaceutical compounds and any loss of our rights to them could prevent us from selling our products.

We are dependent on licenses from third parties for all but one of our pharmaceutical compounds. We do not own the patents that underlie these licenses. Our rights to use the pharmaceutical compounds we license are subject to the continuation of and compliance with the terms of those licenses. Thus, the patents and patent applications applicable to our product candidates were not written by us or our attorneys, and we did not have control over the drafting and prosecution. The former patent owners and our licensors might not have given the same attention to the drafting and prosecution of these patents and applications as we would have if we had been the owners of the patents and applications and had control over the drafting. Moreover, under certain of our licenses, patent prosecution activities remain under the control of the licensor. We cannot be certain that drafting of the licensed patents and patent applications, or patent prosecution, by the licensors have been or will be conducted in compliance with applicable laws and regulations or will result in valid and enforceable patents and other intellectual property rights.

Our rights to develop and commercialize the product candidates we license are subject to the validity of the owner’s intellectual property rights. Enforcement of our licensed patents or defense or any claims asserting the invalidity of these patents is often subject to the control or cooperation of our licensors. Legal action could be initiated against the owners of the intellectual property that we license and an adverse outcome in such legal action could harm our business because it might prevent such companies or institutions from continuing to license intellectual property that we may need to operate our business. In addition, such licensors may resolve such litigation in a way that benefits them but adversely affects our ability to develop and commercialize our product candidates.

In addition, our rights to practice the inventions claimed in the licensed patents and patent applications are subject to our licensors abiding by the terms of those licenses and not terminating them. Our licenses may be terminated by the licensor if we are in material breach of certain terms or conditions of the license agreement or in certain other circumstances. Certain of our licenses contained in our agreements with Janssen and Vactech contain provisions that allow the licensor to terminate the license if (i) we breach any payment obligation or other material provision under the agreement and fail to cure the breach within a fixed time following written notice of termination, (ii) we or any of our affiliates, licensees or sublicensees directly or indirectly challenge the validity, enforceability, or extension of any of the licensed patents, (iii) we declare bankruptcy or dissolve, (iv) we fail to maintain a licensed product in active development or fail to use commercially reasonable efforts to develop or commercialize a licensed product. Our rights under the licenses are subject to our continued compliance with the terms of the license, including the payment of royalties due under the license. Termination of these licenses could prevent us from marketing some or all of our products. Because of the complexity of our products and the patents we have licensed, determining the scope of the license and related royalty obligations can be difficult and can lead to disputes between us and the licensor. An unfavorable resolution of such a dispute could lead to an increase in the royalties payable pursuant to the license. If a licensor believed we were not paying the royalties due under the license or were otherwise not in compliance with the terms of the license, the licensor might attempt to revoke the license. If such an attempt were successful, we might be barred from producing and selling some or all of our products.

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It is difficult and costly to protect our intellectual property rights, and we cannot ensure the protection of these rights.

Our commercial success will depend, in part, on obtaining and maintaining patent protection for our technologies, products and processes, successfully defending these patents against third-party challenges and successfully enforcing these patents against third party competitors. The patent positions of pharmaceutical companies can be highly uncertain and involve complex legal, scientific and factual questions for which important legal principles remain unresolved. Changes in either the patent laws or in interpretations of patent laws may diminish the value of our intellectual property. Accordingly, we cannot predict the breadth of claims that may be allowable or enforceable in our patents. We currently own 8 issued patents, license 389 issued patents, and license 149 pending patents for our product candidates, in which the pending applications may never be approved by United States or foreign patent offices. The existing patents and patent applications relating to our product candidates and related technologies may be challenged, invalidated or circumvented by third parties and might not protect us against competitors with similar products or technologies.

The degree of future protection for our proprietary rights is uncertain, because legal means afford only limited protection and may not adequately protect our rights, permit us to gain or keep our competitive advantage, or provide us with any competitive advantage at all. For example, others have filed, and in the future are likely to file, patent applications covering products and technologies that are similar, identical or competitive to any of our product candidates, or important to our business. We cannot be certain that any patent application owned by a third party will not have priority over patent applications filed by us, or that we will not be involved in interference, opposition or invalidity proceedings before United States or foreign patent offices.

In the future we may rely on know-how and trade secrets to protect technology, especially in cases when we believe patent protection is not appropriate or obtainable. However, know-how and trade secrets are difficult to protect. While we intend to require employees, academic collaborators, consultants and other contractors to enter into confidentiality agreements, we may not be able to adequately protect our trade secrets or other proprietary or licensed information. Typically, research collaborators and scientific advisors have rights to publish data and information in which we may have rights. If we cannot maintain the confidentiality of our proprietary technology and other confidential information, our ability to receive patent protection and our ability to protect valuable information owned by us may be imperiled. Enforcing a claim that a third-party entity illegally obtained and is using any of our trade secrets is expensive and time consuming, and the outcome is unpredictable. In addition, courts are sometimes less willing to protect trade secrets than patents. Moreover, our competitors may independently develop equivalent knowledge, methods and know-how.

If we fail to obtain or maintain patent protection or trade secret protection for our product candidates or our technologies, third parties could use our proprietary information, which could impair our ability to compete in the market and adversely affect our ability to generate revenues and attain profitability.

We may also rely on the trademarks we may develop to distinguish our products from the products of our competitors. We cannot guarantee that any trademark applications filed by us or our licensors will be approved. Third parties may also oppose such trademark applications, or otherwise challenge our use of the trademarks. In the event that the trademarks we use are successfully challenged, we could be forced to rebrand our products, which could result in loss of brand recognition, and could require us to devote resources to advertising and marketing new brands. Further, we cannot provide assurance that competitors will not infringe the trademarks we use, or that we will have adequate resources to enforce these trademarks.

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Our product candidates may infringe the intellectual property rights of others, which could increase our costs and delay or prevent our development and commercialization efforts.

Our success depends in part on avoiding infringement of the proprietary technologies of others. The pharmaceutical industry has been characterized by frequent litigation regarding patent and other intellectual property rights. Identification of third-party patent rights that may be relevant to our proprietary technology is difficult because patent searching is imperfect due to differences in terminology among patents, incomplete databases and the difficulty in assessing the meaning of patent claims. Additionally, because patent applications are maintained in secrecy until the application is published, we may be unaware of third-party patents that may be infringed by commercialization of any of our product candidates or any future product candidate. There may be certain issued patents and patent applications claiming subject matter that we may be required to license in order to research, develop or commercialize any of our product candidates, and we do not know if such patents and patent applications would be available to license on commercially reasonable terms, or at all. Any claims of patent infringement asserted by third parties would be time-consuming and may:

●	result in costly litigation;
●	divert the time and attention of our technical personnel and management;
●	prevent us from commercializing a product until the asserted patent expires or is held finally invalid or not infringed in a court of law;
●	require us to cease or modify our use of the technology and/or develop non-infringing technology; or
●	require us to enter into royalty or licensing agreements.

Third parties may hold proprietary rights that could prevent any of our product candidates from being marketed. Any patent-related legal action against us claiming damages and seeking to enjoin commercial activities relating to any of our product candidates or our processes could subject us to potential liability for damages and require us to obtain a license to continue to manufacture or market any of our product candidates or any future product candidates. We cannot predict whether we would prevail in any such actions or that any license required under any of these patents would be made available on commercially acceptable terms, if at all. In addition, we cannot be sure that we could redesign our product candidates or any future product candidates or processes to avoid infringement, if necessary. Accordingly, an adverse determination in a judicial or administrative proceeding, or the failure to obtain necessary licenses, could prevent us from developing and commercializing any of our product candidates or a future product candidate, which could harm our business, financial condition and operating results.

A number of companies, including several major pharmaceutical companies, have conducted, or are conducting, research in immune-mediated diseases within the therapeutic fields in which we intend to operate, which has resulted, or may result, in the filing of many patent applications related to this research. If we were to challenge the validity of these or any issued United States patent in court, we would need to overcome a statutory presumption of validity that attaches to every issued United States patent. This means that, in order to prevail, we would have to present clear and convincing evidence as to the invalidity of the patent’s claims. If we were to challenge the validity of these or any issued United States patent in an administrative trial before the Patent Trial and Appeal Board in the United States Patent and Trademark Office, we would have to prove that the claims are unpatentable by a preponderance of the evidence. There is no assurance that a jury and/or court would find in our favor on questions of infringement, validity or enforceability.

We may be subject to claims that we have wrongfully hired an employee from a competitor or that we or our employees have wrongfully used or disclosed alleged confidential information or trade secrets of their former employers.

As is commonplace in our industry, we will employ individuals who were previously employed at other pharmaceutical companies, including our competitors or potential competitors. Although no claims against us are currently pending, we may be subject in the future to claims that our employees or prospective employees are subject to a continuing obligation to their former employers (such as non-competition or non-solicitation obligations) or claims that our employees or we have inadvertently or otherwise used or disclosed trade secrets or other proprietary information of their former employers. Litigation may be necessary to defend against these claims. Even if we are successful in defending against these claims, litigation could result in substantial costs and be a distraction to management.

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General Company-Related Risks

We will need to grow the size of our organization, and we may experience difficulties in managing this growth.

As our development and commercialization plans and strategies continue to develop, we intend to expand the size of our employee and consultant/contractor base. Future growth would impose significant added responsibilities on members of management, including the need to identify, recruit, maintain, motivate and integrate additional employees. In addition, our management may have to divert a disproportionate amount of its attention away from our day-to-day activities and devote a substantial amount of time to managing these growth activities. Our future financial performance and our ability to develop and commercialize our product candidates and any other future product candidates and our ability to compete effectively will depend, in part, on our ability to effectively manage our future growth.

Future capital raises may dilute our existing stockholders’ ownership and/or have other adverse effects on our operations.

If we raise additional capital by issuing equity securities, our existing stockholders’ percentage ownership will be reduced, and these stockholders may experience substantial dilution. We may also issue equity securities that provide for rights, preferences and privileges senior to those of our common stock. If we raise additional funds by issuing debt securities, these debt securities would have rights senior to those of our common stock and the terms of the debt securities issued could impose significant restrictions on our operations, including liens on our assets. If we raise additional funds through collaborations and licensing arrangements, we may be required to relinquish some rights to our technologies or candidate products, or to grant licenses on terms that are not favorable to us.

If we are not successful in attracting and retaining highly qualified personnel, we may not be able to successfully implement our business strategy. In addition, the loss of the services of our co-founders would adversely impact our business prospects.

Our management team has expertise in many different aspects of drug development and commercialization. However, our ability to compete in the highly competitive pharmaceuticals industry depends in large part upon our ability to attract and retain highly qualified managerial, scientific and medical personnel. We will need to hire additional personnel as we further develop our product candidates. Competition for skilled personnel in our market is intense and competition for experienced scientists may limit our ability to hire and retain highly qualified personnel on acceptable terms. Despite our efforts to retain valuable employees, members of our management, scientific and medical teams may terminate their employment with us on short notice. We have entered into employment agreements with certain of our executive officers. However, these employment arrangements will provide for at-will employment, which means that any of our employees could leave our employment at any time, with or without notice. Moreover, there can be no assurance that anyone we expect to employ in a key management position will be available to join our team when we expect them to, if at all. The loss of the services of any of our executive officers or other key employees, or our inability to hire targeted executives, could potentially harm our business, operating results or financial condition. In particular, we believe that the loss of the services of our co-founders would have a material adverse effect on our business. Our success also depends on our ability to continue to attract, retain and motivate highly skilled junior, mid-level, and senior managers as well as junior, mid-level, and senior scientific and medical personnel.

Other pharmaceutical companies with which we compete for qualified personnel have greater financial and other resources, different risk profiles, and a longer history in the industry than we do. They also may provide more diverse opportunities and better chances for career advancement. Some of these characteristics may be more appealing to high-quality candidates than what we have to offer. If we are unable to continue to attract and retain high-quality personnel, the rate and success at which we can develop and commercialize product candidates would be limited.

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If product liability lawsuits are brought against us, we may incur substantial liabilities and may be required to limit commercialization of our product candidates.

We face a potential risk of product liability as a result of the clinical testing of our product candidates and will face an even greater risk if we commercialize any of our product candidates or any other future product. For example, we may be sued if any product we develop, including any of our product candidates, or any materials that we use in our products allegedly causes injury or is found to be otherwise unsuitable during product testing, manufacturing, marketing or sale. Any such product liability claims may include allegations of defects in manufacturing, defects in design, a failure to warn of dangers inherent in the product, negligence, strict liability and a breach of warranties. In the US, claims could also be asserted under state consumer protection acts. If we cannot successfully defend ourselves against product liability claims, we may incur substantial liabilities or be required to limit commercialization of our product candidates. Even successful defense would require significant financial and management resources. Regardless of the merits or eventual outcome, liability claims may result in:

●	decreased demand for any of our product candidates or any future products that we may develop;
●	injury to our reputation;
●	withdrawal of clinical trial participants;
●	costs to defend the related litigation;
●	a diversion of management’s time and our resources;
●	substantial monetary awards to trial participants or patients;
●	product recalls, withdrawals or labeling, marketing or promotional restrictions;
●	the inability to commercialize some or all of our product candidates; and
●	a decline in the value of our stock.

Our inability to obtain and retain sufficient product liability insurance at an acceptable cost to protect against potential product liability claims could prevent or inhibit the commercialization of products we develop. We maintain product liability insurance covering our clinical trials. Although we will maintain such insurance, any claim that may be brought against us could result in a court judgment or settlement in an amount that is not covered, in whole or in part, by our insurance or that is in excess of the limits of our insurance coverage. Our insurance policies also have various exclusions, and we may be subject to a product liability claim for which we have no coverage. We may have to pay any amounts awarded by a court or negotiated in a settlement that exceed our coverage limitations or that are not covered by our insurance, and we may not have, or be able to obtain, sufficient capital to pay such amounts.

We may acquire businesses or products, or form strategic alliances, in the future, and we may not realize the benefits of such acquisitions.

We may acquire additional businesses or products, form strategic alliances or create joint ventures with third parties that we believe will complement or augment our existing business. If we acquire businesses with promising markets or technologies, we may not be able to realize the benefit of acquiring such businesses if we are unable to successfully integrate them with our existing operations and company culture. We may encounter numerous difficulties in developing, manufacturing and marketing any new products resulting from a strategic alliance or acquisition that delay or prevent us from realizing their expected benefits or enhancing our business. We cannot assure you that, following any such acquisition, we will achieve the expected synergies to justify the transaction.

We are a virtual company and may be unable to adequately protect our information technology systems from cyber-attacks, which could result in the disclosure of confidential information, damage our reputation, and subject us to significant financial and legal exposure.

We are a virtual company and may be unable to adequately protect our information technology systems from cyber-attacks, which could result in the disclosure of confidential information, damage our reputation, and subject us to significant financial and legal exposure.

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Cyber-attacks are increasing in their frequency, sophistication and intensity, and have become increasingly difficult to detect. Cyber-attacks could include wrongful conduct by hostile foreign governments, industrial espionage, deployment of harmful malware, denial-of-service, and other means to threaten data confidentiality, integrity and availability. A successful cyber-attack could cause serious negative consequences for our company, including the disruption of operations, the misappropriation of confidential business information and trade secrets, and the disclosure of corporate strategic plans. To date, we have not experienced threats to our data and information technology systems. However, although we devote resources to protect our information technology systems, we realize that cyber-attacks are a threat, and there can be no assurance that our efforts will prevent information security breaches that would result in business, legal or reputational harm to us, or would have a material adverse effect on our operating results and financial condition.

Risks Related to this Offering and Ownership of our Common Stock

If you purchase common stock in this offering, you will suffer immediate dilution of your investment.

Because the price per share of our common stock being offered is substantially higher than the book value per share of our common stock, you will suffer substantial dilution in the net tangible book value of the common stock you purchase in this offering. If you purchase shares of common stock in this offering, you will suffer immediate and substantial dilution of $2.43 per share in the net tangible book value of the common stock you purchase in this offering. See “Dilution” for a more detailed discussion of the dilution you will incur if you purchase shares of our common stock in this offering.

Our management will have broad discretion over the use of the net proceeds from this offering, which we may not use effectively or in a manner in which you agree.

Our management will have broad discretion as to the use of the net proceeds from this offering and the Concurrent Private Placement and could use them for purposes other than those contemplated at the time of this offering. Accordingly, you will be relying on the judgment of our management with regard to the use of these net proceeds, and you will not have the opportunity, as part of your investment decision, to assess whether the proceeds are being used appropriately. It is possible that the proceeds will be invested in a way that does not yield a favorable, or any, return for our company.

The price of our common stock may be volatile and fluctuate substantially, which could result in substantial losses for stockholders.

The market price of our common stock has been volatile and can be subject to wide fluctuations in response to various factors, some of which are beyond our control, including, the reporting of results of our clinical trials or partner-sponsored clinical trials involving our programs. These factors include those discussed in this “Risk Factors” section of this Prospectus, our annual report on Form 10-K and quarterly reports on Form 10-Q and others such as:

●	our commercialization, marketing and manufacturing prospects;
●	our intentions and our ability to establish collaborations and/or partnerships;
●	the timing or likelihood of regulatory filings and approvals;
●	our development, commercialization, marketing and manufacturing capabilities;
●	our expectations regarding the potential market size and the size of the patient populations for our product candidates;
●	the implementation of our business model and strategic plans for our business and technology;
●	the scope of protection we are able to establish and maintain for intellectual property rights covering our product candidates, along with any product modifications and improvements;
●	estimates of our expenses, future revenue, capital requirements, our needs for additional financing and our ability to obtain additional capital;
●	our financial performance; and
●	developments and projections relating to our competitors and our industry, including competing therapies and procedures.

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In addition, the stock markets in general, and the markets for biopharmaceutical and biotechnology stocks in particular, have experienced extreme volatility that may have been unrelated to the operating performance of the issuer. These broad market fluctuations may adversely affect the market price or liquidity of our common stock. In the past, when the market price of a stock has been volatile, holders of that stock have sometimes instituted securities class action litigation against the issuer. If any of our stockholders were to bring such a lawsuit against us, we could incur substantial costs defending the lawsuit and the attention of our management would be diverted from the operation of our business.

An active, liquid and orderly market for our common stock may not develop, which could result in substantial losses for stockholders.

Prior to our IPO, there was no public market for shares of our common stock. Although our common stock is listed on The Nasdaq Capital Market, or Nasdaq, the market for our shares has demonstrated varying levels of trading activity and an active public market for our shares may not be sustained. The lack of an active market may impair your ability to sell your shares at the time you wish to sell them or at a price that you consider reasonable. An inactive market may also impair our ability to raise capital by selling shares and may impair our ability to acquire other businesses, applications, or technologies using our shares as consideration.

If securities or industry analysts do not publish research or reports about our business, or if they issue an adverse or misleading opinion regarding our stock, our stock price and trading volume could decline.

The trading market for our common stock will be influenced by the research and reports that industry or securities analysts publish about us or our business. We only recently obtained research coverage by securities and industry analysts. If there are insufficient securities or industry analysts covering us, the market price for our stock would be negatively impacted. If any of the analysts who cover us issue an adverse or misleading opinion regarding us, our business model, our intellectual property or our stock performance, or if our clinical trials and operating results fail to meet the expectations of analysts, our stock price would likely decline. If one or more of these analysts cease coverage of us or fail to publish reports on us regularly, we could lose visibility in the financial markets, which in turn could cause our stock price or trading volume to decline.

Our failure to meet the continued listing requirements of Nasdaq could result in a delisting of our common stock.

If we fail to satisfy the continued listing requirements of Nasdaq, such as the corporate governance requirements or the minimum closing bid price requirement, Nasdaq may take steps to delist our common stock. Such a delisting would likely have a negative effect on the price of our common stock and would impair your ability to sell or purchase our common stock when you wish to do so. In the event of a delisting, we can provide no assurance that any action taken by us to restore compliance with listing requirements would allow our common stock to become listed again, stabilize the market price or improve the liquidity of our common stock, prevent our common stock from dropping below the Nasdaq minimum bid price requirement or prevent future non-compliance with Nasdaq’s listing requirements.

We are an “emerging growth company” and as a result of the reduced disclosure and governance requirements applicable to emerging growth companies, our common stock may be less attractive to investors.

We are an “emerging growth company,” as defined in the JOBS Act, and we intend to take advantage of certain exemptions from various reporting requirements that are applicable to other public companies that are not emerging growth companies including, but not limited to, not being required to comply with the auditor attestation requirements of Section 404, reduced disclosure obligations regarding executive compensation in our periodic reports and proxy statements, and exemptions from the requirements of holding a nonbinding advisory vote on executive compensation and stockholder approval of any golden parachute payments not previously approved. Investors may be unable to compare our business with other companies in our industry if they believe that our reporting is not as transparent as other companies in our industry. If some investors find our common stock less attractive as a result, there may be a less active trading market for our common stock and our stock price may be more volatile. We may take advantage of these reporting exemptions until we are no longer an emerging growth company. We will remain an emerging growth company until the earlier of (1) the last day of the fiscal year (a) following the fifth anniversary of the completion of our IPO, (b) in which we have total annual gross revenue of at least $1.07 billion, or (c) in which we are deemed to be a large accelerated filer, which means the market value of our common stock that is held by non-affiliates exceeds $700.0 million as of the prior June 30th, and (2) the date on which we have issued more than $1.0 billion in non-convertible debt during the prior three-year period.

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If we sell shares of our common stock in future financings, stockholders may experience immediate dilution and, as a result, our stock price may decline.

We may from time to time issue additional shares of common stock at a discount from the current market price of our common stock. As a result, our stockholders would experience immediate dilution upon the purchase of any shares of our common stock sold at such discount. In addition, as opportunities present themselves, we may enter into financing or similar arrangements in the future, including the issuance of debt securities, preferred stock or common stock. If we issue common stock or securities convertible into common stock, our common stockholders would experience additional dilution and, as a result, our stock price may decline.

Our principal stockholders and management own a significant percentage of our stock and will be able to exert significant control over matters subject to stockholder approval.

Our executive officers, directors, holders of 5% or more of our capital stock and their respective affiliates beneficially owned approximately 38% of our voting stock as of March 31, 2019. Therefore, these stockholders will have the ability to influence us through this ownership position. These stockholders may be able to determine all matters requiring stockholder approval. For example, these stockholders may be able to control elections of directors, amendments of our organizational documents, or approval of any merger, sale of assets, or other major corporate transaction. This may prevent or discourage unsolicited acquisition proposals or offers for our common stock that you may feel are in your best interest as one of our stockholders.

Sales of a substantial number of shares of our common stock in the public market could cause our stock price to decline.

Sales of a substantial number of shares of our common stock in the public market following this offering could cause the market price of our common stock to decline. Upon completion of this offering and the Concurrent Private Placement, based on our shares outstanding as of March 31, 2019, we will have 47,459,263 shares of common stock outstanding (based upon an assumed public offering price of $4.35 per share (the last reported sale price of our common stock on the Nasdaq Capital Market on June 10, 2019)), assuming no exercise of the underwriters’ option to purchase additional shares of common stock. Of these shares approximately 8,372,912 shares are subject to a contractual lock-up with the underwriters for this offering for a period of 90 days following this offering. These shares can be sold, subject to any applicable volume limitations under federal securities laws, after the earlier of the expiration of, or release from, the 90-day lock-up period. The shares issued in the Concurrent Private Placement cannot be resold in the public market for at least six months following the closing of the Concurrent Private Placement. In addition, a lock-up agreement pertaining to our IPO covering 14,588,384 shares of common stock (including 4,588,384 warrants exercisable for shares of our common stock) will expire on July 3, 2019, of which 8,372,912 are subject to the contractual lock-up with the underwriters. The balance of our outstanding shares of common stock, including any shares purchased in this offering, may be resold into the public market immediately without restriction, unless these shares are owned or purchased by “affiliates” as that term is defined in Rule 144 under the Securities Act of 1933, as amended, or the Securities Act. If our existing stockholders sell, or indicate an intention to sell, substantial amounts of our common stock in the public market after the lock-up and other legal restrictions on resale discussed in our prospectus lapse, the market price of our common stock could decline.

In addition, as of March 31, 2019, 11,498,701 shares of common stock were subject to outstanding options, reserved for future issuance under our equity incentive plans or subject to outstanding warrants. If these additional shares of common stock are sold, or if it is perceived that they will be sold, in the public market, the market price of our common stock could decline.

We are incurring significant increased costs as a result of becoming a public company that reports to the Securities and Exchange Commission (SEC) and our management is required to devote substantial time to meet compliance obligations.

As a newly public company, we are incurring significant legal, accounting and other expenses that we did not incur as a private company. We are subject to reporting requirements of the Exchange Act and the Sarbanes-Oxley Act, as well as rules subsequently implemented by the SEC and Nasdaq that impose significant requirements on public companies, including requiring the establishment and maintenance of effective disclosure and financial controls and changes in corporate governance practices. In addition, on July 21, 2010, the Dodd-Frank Wall Street Reform and Protection Act, or the Dodd-Frank Act, was enacted. There are significant corporate governance and executive compensation-related provisions in the Dodd-Frank Act that are expected to increase our legal and financial compliance costs, make some activities more difficult, time-consuming or costly and may also place undue strain on our personnel, systems and resources. Our management and other personnel will need to devote a substantial amount of time to these compliance initiatives. In addition, these rules and regulations may make it more difficult and more expensive for us to obtain director and officer liability insurance, and we may be required to accept reduced policy limits and coverage or incur substantially higher costs to obtain the same or similar coverage. As a result, it may be more difficult for us to attract and retain qualified people to serve on our board of directors, our board committees or as executive officers.

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Provisions in our charter documents and under Delaware law could discourage a takeover that stockholders may consider favorable and may lead to entrenchment of management.

Our amended and restated certificate of incorporation and bylaws contains provisions that could delay or prevent changes in control or changes in our management without the consent of our board of directors. These provisions include the following:

●	no cumulative voting in the election of directors, which limits the ability of minority stockholders to elect director candidates;
●	the exclusive right of our board of directors to elect a director to fill a vacancy created by the expansion of the board of directors or the resignation, death or removal of a director, which prevents stockholders from being able to fill vacancies on our board of directors;
●	the ability of our board of directors to authorize the issuance of shares of preferred stock and to determine the price and other terms of those shares, including preferences and voting rights, without stockholder approval, which could be used to significantly dilute the ownership of a hostile acquirer;
●	the ability of our board of directors to amend our bylaws without obtaining stockholder approval;
●	the required approval of at least 66 2/3% of the shares entitled to vote at an election of directors to adopt, amend or repeal our bylaws or repeal the provisions of our amended and restated certificate of incorporation regarding the election and removal of directors;
●	the requirement that a special meeting of stockholders may be called only by the chairman of the board of directors, the chief executive officer, the president or the board of directors, which may delay the ability of our stockholders to force consideration of a proposal or to take action, including the removal of directors; and
●	advance notice procedures that stockholders must comply with in order to nominate candidates to our board of directors or to propose matters to be acted upon at a stockholders’ meeting, which may discourage or deter a potential acquirer from conducting a solicitation of proxies to elect the acquirer’s own slate of directors or otherwise attempting to obtain control of us.

In addition, these provisions would apply even if we were to receive an offer that some stockholders may consider beneficial.

We are also subject to the anti-takeover provisions contained in Section 203 of the Delaware General Corporation Law. Under Section 203, a corporation may not, in general, engage in a business combination with any holder of 15% or more of its capital stock unless the holder has held the stock for three years or, among other exceptions, the board of directors has approved the transaction.

Claims for indemnification by our directors and officers may reduce our available funds to satisfy successful third-party claims against us and may reduce the amount of money available to us.

Our amended and restated certificate of incorporation and bylaws provide that we will indemnify our directors and officers, in each case to the fullest extent permitted by Delaware law.

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In addition, as permitted by Section 145 of the Delaware General Corporation Law, our bylaws became effective immediately prior to the completion of the IPO and our indemnification agreements that we have entered into with our directors and officers provide that:

●	we will indemnify our directors and officers for serving us in those capacities or for serving other business enterprises at our request, to the fullest extent permitted by Delaware law. Delaware law provides that a corporation may indemnify such person if such person acted in good faith and in a manner such person reasonably believed to be in or not opposed to the best interests of the registrant and, with respect to any criminal proceeding, had no reasonable cause to believe such person’s conduct was unlawful;
●	we may, in our discretion, indemnify employees and agents in those circumstances where indemnification is permitted by applicable law;
●	we are required to advance expenses, as incurred, to our directors and officers in connection with defending a proceeding, except that such directors or officers shall undertake to repay such advances if it is ultimately determined that such person is not entitled to indemnification;
●	we will not be obligated pursuant to our bylaws to indemnify a person with respect to proceedings initiated by that person against us or our other indemnitees, except with respect to proceedings authorized by our board of directors or brought to enforce a right to indemnification;
●	the rights conferred in our bylaws are not exclusive, and we are authorized to enter into indemnification agreements with our directors, officers, employees and agents and to obtain insurance to indemnify such persons; and
●	we may not retroactively amend our bylaw provisions to reduce our indemnification obligations to directors, officers, employees and agents.

Our certificate of incorporation provides that the Court of Chancery of the State of Delaware will be the exclusive forum for substantially all disputes between us and our stockholders, which could limit our stockholders’ ability to obtain a favorable judicial forum for disputes with us or our directors, officers or employees.

Our certificate of incorporation provides that the Court of Chancery of the State of Delaware is the exclusive forum for any derivative action or proceeding brought on our behalf, any action asserting a breach of fiduciary duty, any action asserting a claim against us arising pursuant to the Delaware General Corporation Law, our certificate of incorporation or our bylaws, any action to interpret, apply, enforce, or determine the validity of our certificate of incorporation or bylaws, or any action asserting a claim against us that is governed by the internal affairs doctrine. Section 27 of the Exchange Act creates exclusive federal jurisdiction over all suits brought to enforce any duty or liability created by the Exchange Act or the rules and regulations thereunder. As a result, the exclusive forum provision will not apply to suits brought to enforce any duty or liability created by the Exchange Act or any other claim for which the federal courts have exclusive jurisdiction. In addition, Section 22 of the Securities Act creates concurrent jurisdiction for federal and state courts over all suits brought to enforce any duty or liability created by the Securities Act or the rules and regulations thereunder. As a result, the exclusive forum provision will not apply to suits brought to enforce any duty or liability created by the Securities Act or any other claim for which the federal and state courts have concurrent jurisdiction.

The choice of forum provision may limit a stockholder’s ability to bring a claim in a judicial forum that it finds favorable for disputes with us or our directors, officers or other employees, which may discourage such lawsuits against us and our directors, officers and other employees. Alternatively, if a court were to find the choice of forum provision contained in our certificate of incorporation to be inapplicable or unenforceable in an action, we may incur additional costs associated with resolving such action in other jurisdictions, which could adversely affect our business and financial condition.

We do not intend to pay dividends on our common stock, and, consequently, your ability to achieve a return on your investment will depend on appreciation in the price of our common stock.

We do not intend to pay any cash dividends on our common stock for the foreseeable future. We intend to invest our future earnings, if any, to fund our growth. Therefore, you are not likely to receive any dividends on your common stock for the foreseeable future. Since we do not intend to pay dividends, your ability to receive a return on your investment will depend on any future appreciation in the market value of our common stock. There is no guarantee that our common stock will appreciate or even maintain the price at which our holders have purchased it.

If we are unable to implement and maintain effective internal control over financial reporting, investors may lose confidence in the accuracy and completeness of our financial reports and the market price of our securities may decrease.

Beginning with our annual report for the year ending December 31, 2019, Section 404 of the Sarbanes-Oxley Act will require that we evaluate and determine the effectiveness of our internal control over financial reporting and provide a management report on our internal control over financial reporting which will need to be attested to by our independent registered public accounting firm once our status as an emerging growth company ceases.

If we are unable to comply with the requirements of Section 404 in a timely manner, if we are unable to assert that our internal control over financial reporting is effective or, once required, provide an attestation report from our independent registered public accounting firm, investors may lose confidence in the accuracy and completeness of our financial reports and the market price of our common stock could decrease. We could also become subject to stockholder or other third-party litigation as well as investigations by the stock exchange on which our securities are listed, the SEC or other regulatory authorities, which could require additional financial and management resources and could result in fines, trading suspensions or other remedies.

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CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS

This prospectus and the documents incorporated by reference in this prospectus contain, and our officers and representatives may from time to time make, “forward-looking statements,” which include information relating to future events, future financial performance, financial projections, strategies, expectations, competitive environment and regulation. The words “anticipate,” “believe,” “goals,” “estimate,” “expect,” “intend,” “may,” “might,” “plan,” “predict,” “project,” “target,” “potential,” “will,” “would,” “could,” “should,” “continue” and similar expressions are intended to identify forward-looking statements, although not all forward-looking statements contain these identifying words.

The forward-looking statements in this prospectus and the documents incorporated by reference include, among other things, statements about:

●	our lack of operating history;
●	the expectation that we will incur operating losses for the foreseeable future;
●	our current and future capital requirements to support our development and commercialization efforts for our product candidates and our ability to satisfy our capital needs;
●	our dependence on our product candidates, which are still in preclinical or early stages of clinical development;
●	our ability, or that of our third-party manufacturers, to manufacture GMP batches of our product candidates as required for pre-clinical and clinical trials and, subsequently, our ability to manufacture commercial quantities of our product candidates;
●	our ability to attract and retain key executives and medical and scientific personnel;
●	our ability to successfully complete required clinical trials for our product candidates and obtain approval from the FDA or other regulatory agencies in different jurisdictions;
●	our lack of a sales and marketing organization and our ability to commercialize our product candidates if we obtain regulatory approval;
●	our dependence on third-parties to manufacture our product candidates;
●	our reliance on third-party CROs to conduct our clinical trials;
●	our ability to maintain or protect the validity of our licensed patents and other intellectual property;
●	our ability to internally develop new inventions and intellectual property;
●	our ability to compete within the market for our product candidates, if approved;
●	interpretations of current laws and the passages of future laws;
●	acceptance of our business model by investors;
●	our anticipated use of proceeds from this offering and the Concurrent Private Placement;
●	the accuracy of our estimates regarding expenses and capital requirements; and
●	our ability to adequately support organizational and business growth.

These forward-looking statements are subject to a number of risks, uncertainties and assumptions, including those described in “Risk Factors” and elsewhere in this prospectus. Moreover, we operate in a very competitive and rapidly changing environment, and new risks emerge from time to time. It is not possible for us to predict all risks, nor can we assess the impact of all factors on our business or the extent to which any factor, or combination of factors, may cause actual results to differ materially from those contained in any forward-looking statements we may make. In light of these risks, uncertainties and assumptions, the forward-looking events and circumstances discussed in this prospectus may not occur and actual results could differ materially and adversely from those anticipated or implied in our forward-looking statements.

You should not rely upon forward-looking statements as predictions of future events. Although we believe that the expectations reflected in our forward-looking statements are reasonable, we cannot guarantee that the future results, levels of activity, performance or events and circumstances described in the forward-looking statements will be achieved or occur. Moreover, neither we nor any other person assumes responsibility for the accuracy and completeness of the forward-looking statements. We undertake no obligation to update publicly any forward-looking statements for any reason after the date of this prospectus to conform these statements to actual results or to changes in our expectations, except as required by law.

You should read this prospectus, including the information incorporated by reference in the prospectus, completely and with the understanding that our actual future results may be materially different from what we expect. The forward-looking statements contained in this prospectus, including the information incorporated by reference in the prospectus, are made as of the date of this prospectus or the date of the applicable document incorporated by reference, and we do not assume any obligation to update any forward-looking statements, whether as a result of new information, future events or otherwise, except as required by applicable law.

IN ADDITION TO THE ABOVE RISKS, BUSINESSES ARE OFTEN SUBJECT TO RISKS NOT FORESEEN OR FULLY APPRECIATED BY OUR MANAGEMENT. IN REVIEWING THIS PROSPECTUS AND THE DOCUMENTS INCORPORATED BY REFERENCE IN THIS PROSPECTUS, POTENTIAL INVESTORS SHOULD KEEP IN MIND THAT THERE MAY BE OTHER POSSIBLE RISKS THAT COULD BE IMPORTANT.

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USE OF PROCEEDS

We estimate that we will receive net proceeds from this offering and the Concurrent Private Placement of approximately $90.9 million, or approximately $101.6 million if the underwriters exercise their option to purchase additional shares in full, based on an assumed public offering price of $13.79 per share (the last reported sale price of our common stock on the Nasdaq Capital Market on June 10, 2019) and after deducting estimated underwriting discounts and commissions and estimated offering expenses payable by us.

Each $1.00 increase (decrease) in the assumed public offering price of $13.79 per share (last reported sale price of our common stock on the Nasdaq Capital Market on June 10, 2019) would increase (decrease) the net proceeds to us from this offering and the Concurrent Private Placement, after deducting the underwriting discounts and commissions and estimated offering expenses payable by us, by approximately $5.2 million, assuming that the number of shares offered by us, as set forth on the cover page of this prospectus, remains the same.

We may also increase or decrease the number of shares we are offering. An increase (decrease) of 1,000,000 in the number of shares we are offering in this offering would increase (decrease) the net proceeds to us from this offering and the Concurrent Private Placement, after deducting the underwriting discounts and commissions and estimated offering expenses payable by us, by approximately $13.0 million, assuming the public offering price stays the same.

We do not expect that a change in the offering price or the number of shares by these amounts would have a material effect on our intended uses of the net proceeds from this offering and the Concurrent Private Placement, although it may impact the amount of time prior to which we may need to seek additional capital.

We expect to use the net proceeds from this offering and the Concurrent Private Placement for development activities, including clinical and regulatory development, and for working capital and other general corporate purposes. Although we currently anticipate that we will use the net proceeds from this offering and the Concurrent Private Placement as described above, there may be circumstances where a reallocation of funds is necessary. The amounts and timing of our actual expenditures will depend upon numerous factors, including our sales and marketing and commercialization efforts, demand for our products, our operating costs and the other factors described under “Risk Factors” in this prospectus. Accordingly, our management will have flexibility in applying the net proceeds from this offering. An investor will not have the opportunity to evaluate the economic, financial or other information on which we base our decisions on how to use the proceeds.

We intend to use the net proceeds from this offering and the Concurrent Private Placement as follows, listed in order of priority:

●	for Phase 3 clinical development, regulatory and manufacturing activities for PRV-031;
●	for development activities for PRV-015 which will allow us to commence a Phase 2b clinical trial;
●	for the completion of a Phase 2a clinical trial for PRV-6527;
●	for development activities for PRV-3279 which will allow us to conduct a Phase 1b/2a clinical trial;
●	for ongoing development activities for PRV-101 which will allow us to file a CTA and conduct a Phase 1 clinical trial; and
●	for general corporate purposes, which may include the acquisition or in-licensing of other product candidates.

Although we may use a portion of the net proceeds of this offering and the Concurrent Private Placement for the acquisition or licensing, as the case may be, of additional technologies, other assets or businesses, or for other strategic investments or opportunities, we have no current understandings, agreements or commitments to do so.

Pending our use of the net proceeds from this offering and the Concurrent Private Placement, we intend to invest the net proceeds in a variety of capital preservation investments, including short-term, investment-grade, interest-bearing instruments and U.S. government securities.

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DIVIDEND POLICY

We have never paid any cash dividends on our common stock. We anticipate that we will retain funds and future earnings to support operations and to finance the growth and development of our business. Therefore, we do not expect to pay cash dividends in the foreseeable future following this offering. Any future determination to pay dividends will be at the discretion of our board of directors and will depend on our financial condition, results of operations, capital requirements and other factors that our board of directors deems relevant. In addition, the terms of any future debt or credit financings may preclude us from paying dividends.

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CAPITALIZATION

The following table sets forth our cash and cash equivalents balance and capitalization as of March 31, 2019:

●	on an actual basis; and

●

on an as-adjusted basis to reflect the issuance and sale by us of 5,500,000 shares of our common stock in this offering and $20 million of shares of common stock in the Concurrent Private Placement at an assumed public offering price of $4.35 per share (which was the last reported sale price of our common stock on the Nasdaq Capital Market on June 7, 2019), after deducting estimated underwriting discounts and commissions and estimated offering expenses payable by us and the receipt by us of the proceeds of such sale.

	Actual	As Adjusted
	(in thousands, except share and per share data)

Cash and cash equivalents	$51,206	$93,346
Stockholders’ equity:
Preferred stock, $0.0001 par value; 25,000,000 shares authorized, no shares issued or outstanding, actual and as adjusted	—	—
Common stock, $0.0001 par value; 100,000,000 shares authorized, actual and as adjusted; 37,361,562 shares issued and outstanding, actual; 47,459,263 shares issued and outstanding, as adjusted	4	5
Additional paid-in capital	95,674	137,813
Accumulated deficit	(46,748)	(46,748)
Total stockholders’ equity	48,930	91,070
Total capitalization	$48,930	$91,070

Each $1.00 increase (decrease) in the assumed public offering price of $4.35 per share (the last reported sale price of our common stock on the Nasdaq Capital Market on June 7, 2019) would increase (decrease) the amount of cash and cash equivalents, additional paid-in capital, total stockholders’ equity and total capitalization on an as adjusted basis by approximately $5.2 million, assuming the number of shares offered by us in this offering, as set forth on the cover page of this prospectus, remains the same and after deducting underwriting discounts and commissions and estimated offering expenses payable by us.

Similarly, each increase (decrease) of one million shares offered by us in this offering would increase (decrease) cash and cash equivalents, total stockholders’ equity and total capitalization on an as adjusted basis by approximately $4.1 million, assuming the assumed public offering price of $4.35 per share (the last reported sale price of our common stock on the Nasdaq Capital Market on June 7, 2019) remains the same, and after deducting underwriting discounts and commissions and estimated offering expenses payable by us.

The as adjusted figures discussed above is illustrative only and will be adjusted based on the actual public offering price and other terms of this offering determined at pricing.

The number of shares of our common stock to be outstanding upon completion of this offering is based on 37,361,562 shares of our common stock outstanding as of March 31, 2019 and excludes:

●	3,975,099 shares of our common stock issuable upon the exercise of outstanding stock options issued under our equity incentive plan as of March 31, 2019, with a weighted average exercise price of $2.78 per share;

●	2,935,218 additional shares of our common stock reserved for future issuance under our 2017 Equity Incentive Plan as of March 31, 2019; and

●	4,588,384 shares of our common stock issuable upon the exercise of warrants with a weighted average exercise price of $3.37 per share.

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DILUTION

If you invest in our common stock in this offering, your ownership interest will be immediately diluted to the extent of the difference between the public offering price per share of our common stock and the as adjusted net tangible book value per share of our common stock immediately after this offering and the Concurrent Private Placement.

Our historical net tangible book value is the amount of our total tangible assets less our total liabilities. Net historical tangible book value per share is our historical net tangible book value divided by the number of shares of common stock outstanding as of March 31, 2019. Our historical net tangible book value as of March 31, 2019 was $48.9 million, or $1.31 per share of common stock.

As adjusted net book value is our net tangible book value, plus the effect of the sale of 5,500,000 shares of our common stock in this offering and $20 million of shares of our common stock in the Concurrent Private Placement at an assumed public offering price of $4.35 per share (which was the last reported sale price of our common stock on the Nasdaq Capital Market on June 7, 2019) and after deducting estimated underwriting discounts and commissions and estimated offering expenses payable by us. Our as adjusted net book value as of March 31, 2019 would have been approximately $91.1 million, or $1.92 per share. This amount represents an immediate increase in as adjusted net tangible book value of $0.61 per share to our existing stockholders, and an immediate dilution of $2.43 per share to new investors participating in this offering. Dilution per share to new investors is determined by subtracting as adjusted net tangible book value per share after this offering and the Concurrent Private Placement from the public offering price per share paid by new investors.

The following table illustrates this dilution on a per share basis:

Assumed public offering price per share		$4.35
Historical net tangible book value per share as of March 31, 2019	$1.31
Increase in net tangible book value per share as of March 31, 2019, attributable to new investors	$0.61
As adjusted net tangible book value per share, after giving effect to this offering and the Concurrent Private Placement		$1.92
Dilution of as adjusted net tangible book value per share to new investors		$2.43

Each $1.00 increase (decrease) in the assumed public offering price of $4.35 per share (the last reported sale price of our common stock on the Nasdaq Capital Market on June 7, 2019) would increase (decrease) the as adjusted net tangible book value, by $0.11 per share and would decrease (increase) the dilution to new investors by $0.89 per share, assuming the number of shares offered by us, as set forth on the cover page of this prospectus, remains the same, and after deducting underwriting discounts and commissions and estimated expenses payable by us.

Each increase of one million shares offered by us in this offering would increase the as adjusted net tangible book value by $0.11 per share and decrease the dilution to new investors by $0.11 per share, assuming the assumed public offering price of $4.35 per share (the last reported sale price of our common stock on the Nasdaq Capital Market on June 7, 2019) remains the same and after deducting underwriting discounts and commissions and estimated expenses payable by us.

Similarly, each decrease of one million shares offered by us in this offering would decrease the as adjusted net tangible book value by $0.08 per share and increase the dilution to new investors by $0.08 per share, assuming the assumed public offering price of $4.35 per share (the last reported sale price of our common stock on the Nasdaq Capital Market on June 7, 2019) remains the same and after deducting underwriting discounts and commissions and estimated expenses payable by us.

If the underwriters exercise their option to purchase additional shares in full, the as adjusted net tangible book value per share after giving effect to this offering and the Concurrent Private Placement would be $1.96 per share, which amount represents an immediate increase in the as adjusted net tangible book value of $0.65 per share of our common stock to existing stockholders and an immediate dilution in net tangible book value of $2.39 per share of our common stock to new investors purchasing shares of common stock in this offering.

If any shares are issued upon the exercise of outstanding options or warrants, you will experience further dilution. The above discussion and table are based on 37,361,562 shares of our common stock outstanding as of March 31, 2019 and excludes:

●	3,975,099 shares of our common stock issuable upon the exercise of outstanding stock options issued under our equity incentive plan as of March 31, 2019, with a weighted average exercise price of $2.78 per share;

●	2,935,218 additional shares of our common stock reserved for future issuance under our 2017 Equity Incentive Plan as of March 31, 2019; and

●	4,588,384 shares of our common stock issuable upon the exercise of warrants with a weighted average exercise price of $3.37 per share.

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BUSINESS

Our Company

We are a clinical stage biopharmaceutical company, focused on the development and commercialization of novel therapeutics and innovative approaches aimed at intercepting and preventing immune-mediated diseases. We are leveraging a transformational drug development strategy that sources, repositions and advances potential therapeutic candidates that in most instances have undergone previous clinical testing but may have been underdeveloped or deprioritized because of insufficient clinical trial efficacy (i.e., a benefit in endpoints relevant for the disease or condition under study as compared to placebo) or for strategic reasons. Importantly, these product candidates not only appear to have been well-tolerated but have demonstrated proof-of-mechanism (i.e., evidence that the experimental drug has the intended biologic effect in its target and/or pathway) by preventing or intercepting potentially clinically relevant immunopathologic pathways. These characteristics exemplify the profile against which therapeutic candidates are evaluated for strategic refocusing or advancement to the next stage of clinical development. In this context, we are creating a diverse portfolio of innovative solutions targeting opportunities focused on intercepting and preventing immune-mediated disease.

Our mission is to in-license, transform and develop clinical-stage, or nearly clinical-stage, therapeutic candidates targeting the high morbidity, mortality and escalating costs of autoimmune and inflammatory diseases, including: celiac disease, type 1 diabetes, or T1D, Crohn’s disease, or CD, lupus, and certain life-threating viral diseases. Our current development pipeline consists of a Phase 3 product candidate for the interception of T1D, a Phase 2 product candidate for celiac disease, a Phase 2 product candidate for CD, a Phase 1 product candidate for systemic lupus erythematosus, or SLE, and a late stage candidate that we expect to submit a CTA, in the first quarter of 2020 and that we intend to develop for acute coxsackie B virus, also referred to as coxsackie virus B or CVB, infection and the potential prevention or delay in onset of T1D. All of these programs have been selected and acquired or in-licensed because of their therapeutic potential to interrupt, delay, reverse or prevent the onset or progression of life-threatening or debilitating immune-mediated disease.

We preferentially source, reposition, transform and advance underdeveloped or deprioritized clinical-stage, or nearly clinical-stage, therapeutic candidates targeting the interception and prevention of immune-mediated disease. Our “predict” and “pre-empt” therapeutic approach focuses on identifying at-risk patients and intervening before the targeted disease begins, re-appears, exacerbates or progresses. We believe our experience and expertise in translational medicine, immunology, and the design and execution of rapid go/no-go clinical trials makes us unique in the field of immune-mediated disease.

We have access to relevant in-licensing opportunities from industry-leading pharmaceutical companies; innovative, development-stage biotechnology companies; and world-renowned academic centers. To date, we have obtained exclusive worldwide rights to an enterovirus vaccine platform, targeting the prevention of acute CVB infections and T1D onset, from Vactech Ltd., or Vactech, a Finnish biotechnology company; two clinical-stage product candidates from affiliated entities of Janssen Pharmaceuticals, Inc., or Janssen, a small molecule targeting an upstream pathological mechanism believed to drive CD and a human mAb targeting a pathological mechanism in severe influenza, and certain emerging viral diseases; two product candidates from MacroGenics, Inc. or MacroGenics, a Phase 3 clinical-stage product candidate for the interception of T1D and a Phase 1 clinical-stage product candidate for the potential treatment of SLE; and a Phase 2 clinical-stage product candidate from Amgen, Inc., or Amgen, targeting celiac disease.

Since our inception, we have devoted substantially all our efforts to research and development, business planning, recruiting management and technical staff, acquiring operating assets, partnering and raising capital. We have not yet commenced any revenue-generating operations, do not have any cash flows from operations and will need to raise additional capital after the completion of this offering and the Concurrent Private Placement to finance our operations. We will be dependent on raising substantial additional capital before we become profitable and we may never achieve profitability.

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Our Focus and Pipeline

Inflammation is a natural consequence of most infections, as it is the immune system’s first response to invading pathogens in the event of injury or acute illness. Most of the time, this response is beneficial and well-controlled; helping to repair tissue damage and clear pathogens from the body. In addition to directly damaging tissues and organs, an infection can sometimes result in the excessive release of toxic immune mediators leading to a potentially life-threatening acute pathological immune response. When patients have the requisite genetic predisposition, infections can also trigger chronic autoimmune responses that persist and progress long after the original insult has subsided. These sustained pathological responses have been linked to an increased susceptibility to chronic debilitating and potentially life threatening diseases like inflammatory bowel disease, diabetes, cancer, and certain neurological disorders.

Our “predict” and “preempt” therapeutic approach is to intercept the underlying pathological immune and inflammatory responses in susceptible individuals. Our pipeline includes:

●	PRV-031: a humanized, anti-CD3 mAb for the interception of T1D in pediatric patients with recent onset T1D and, potentially, for delaying and/or preventing disease progression in subjects at risk of developing T1D, which has been designated by the FDA as orphan drug for the treatment of recent onset T1D;
●	PRV-015: a human anti-interleukin 15, or IL-15, mAb for the treatment of gluten-free diet non-responsive celiac disease, or NRCD, intercepting the effects of contaminating gluten in celiac disease, the most common autoimmune disorder without any approved medication;
●	PRV-6527: an oral small molecule CSF-1R inhibitor targeting the differentiation and activation of antigen-presenting cells, or APCs, to prevent chronic inflammatory responses and progression or relapse in celiac disease;
●	PRV-3279: a humanized bispecific scaffold molecule targeting the B-cell surface proteins, CD32B and CD79B, for the treatment of SLE and for the prevention of immunogenicity biotherapeutics such as gene therapy;
●	PRV-101: a CVB vaccine to prevent acute CVB infections and, in those patients at risk, preventing the CVB-triggered autoimmune damage to pancreatic beta cells that progresses to T1D and T1D-associated celiac disease; and
●	PRV-300: an anti-TLR3 antibody blocking key receptors participating in the transmission of danger signals from viral infections and damaged cells to prevent the life-threatening release of toxic inflammatory mediators in severe influenza.

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The table below summarizes the current status and anticipated milestones for our principal product candidates:

Product Candidate / Indication	Status	Next Expected Milestone
PRV-031 (teplizumab, anti-CD3 mAb) for the interception of T1D

We have commenced a Phase 3 clinical trial (the PROTECT study) in approximately 300 pediatric and adolescent patients with recent onset T1D. The first patient was dosed in April 2019.

Top-line results from a National Institute of Diabetes and Digestive and Kidney Diseases-sponsored study conducted at TrialNet sites for preventing disease progression in patients at high risk of developing T1D were publicly reported on June 9, 2019.

We expect to report top line results from the Phase 3 PROTECT study in 2022.

PRV-015 (anti-IL-15 mAb) for the treatment of NRCD	We are planning a Phase 2b clinical trial (the PROACTIVE trial) in celiac patients with NRCD and will undertake additional chronic toxicology studies to support this trial as needed.	We expect to commence the Phase 2b PROACTIVE study in the first half of 2020.

PRV-6527 (oral CSF-1R inhibitor) for the treatment of CD	We completed enrollment in a Phase 2a clinical trial (the PRINCE study) in 93 patients who have moderate to severe CD.	We expect to report top line results in the fourth quarter of 2019.

PRV-3279 (humanized anti-CD32B and CD79B bispecific) for the treatment of SLE and for the prevention of immunogenicity biotherapeutics such as gene therapy	We are designing a Phase 1b and 2a study (the PREVAIL study) to evaluate the safety and the effects of PRV-3279 in healthy volunteers and patients with SLE.	We expect to commence the Phase 1b portion of the PREVAIL study in the third quarter of 2019.

PRV-101 (polyvalent CVB, vaccine) for the prevention of acute CVB and the prevention of CVB triggered T1D	We are developing a polyvalent vaccine at Intravacc, our strategic partner in vaccine manufacturing process development.	We expect to file a CTA in the first quarter of 2020. We expect to start a first-in-human study in the first half of 2020.

PRV-300 (anti-TLR3 mAb) for the treatment of severe viral infections	We are evaluating potential studies of PRV-300 in severe influenza, respiratory syncytial virus and emerging viral diseases.	We expect to engage with third parties for the potential sublicense of PRV-300.

We intend to leverage our distinctive competences and drug development strategy; advance our carefully selected portfolio of product candidates; in-license or acquire additional targeted development assets and apply our disease interception and prevention approach to multiple autoimmune and immune-mediated inflammatory diseases.

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OUR PRODUCT CANDIDATES

PRV-031 (teplizumab; anti-CD3 antibody) for T1D

T1D Background Information

T1D is the end result of immune-mediated destruction of the insulin-producing beta cells of the pancreas and is one of the most common and serious chronic conditions occurring in childhood. T1D patients require life-long dependence on insulin products delivered through multiple daily injections or continuous infusion pumps. While the disease presents in children and adults, the vast majority of T1D is diagnosed in children, with more than half of T1D patients diagnosed before the age of 14 years. The life-expectancy of individuals with younger-onset disease is on average 16 years shorter than non-diabetic individuals. Individuals diagnosed before the age of 10 years have a 30-times greater risk of serious cardiovascular outcomes than the general population resulting in decreased life expectancy, compared to healthy individuals. It is believed the loss of beta cells, which is more severe and rapid in younger individuals leading to increased glycemic load, is the cause of increased cardiovascular-related deaths. The disease is believed to occur in genetically susceptible individuals upon exposure to environmental triggers. In addition, because of a similar genetic predisposition, patients with T1D are at high risk of developing celiac disease. Celiac disease is characterized by autoimmunity in the gut and other organs triggered by consumption of gluten and can lead to malnutrition and other complications including a form of cancer called lymphoma. There is no approved therapy for celiac disease.

Lack of insulin secretory capacity has serious consequences, even when patients receive insulin replacement therapy. The complications of T1D include eye disease, nerve damage, kidney disease and heart disease. Diabetic retinopathy has a prevalence of approximately 80% among patients with T1D and is the leading cause of vision impairment and blindness among adults. Moreover, about 60% to 70% of people with diabetes present some form of neuropathy that can induce numbness, weakness and blood pressure dysregulation. In addition, diabetic nephropathy is the leading cause of chronic kidney disease and affects about 30% of T1D patients. Diabetes can also cause severe heart complications and adults with diabetes are two to four times more likely to die from heart disease than adults without diabetes.

In summary, people with T1D experience substantial morbidity and mortality owing to chronic complications.

Current Treatment Options and Their Limitations

So far, no curative treatment exists for T1D. Patients with T1D still need to use daily insulin injections to manage blood sugar to within a normal range. However, it is estimated that fewer than one-third of people with T1D in the U.S. achieve target blood glucose levels and insulin injections often cause hypoglycemia (low blood sugar). While insulin injections or infusion allow a person with T1D to stay alive, they do not cure the disease, nor do they necessarily reduce the risk of serious effects and long-term complications of T1D.

While pancreatic and islet cell transplantation offer the ability to normalize glucose levels and remove the dependence on insulin products, there are significant risks. There is risk associated with mandatory immunosuppression, which commonly results in the development of infections that may be life-threatening. Furthermore, pancreas transplantation may be associated with technical complications (vascular thrombosis, pancreatitis, infection, fistulas) as well as acute and chronic organ rejection. Islet cell transplantation can provide better glycemic control and protect patients from hypoglycemic episodes, but only approximately 50% of patients are insulin-free after three years of follow-up.

New approaches are still required and could significantly enhance patient care. In particular, there is a strong need for new preventive or curative treatments. Among the different possible strategies, primary prevention through vaccination seems to be the best candidate considering the potential efficacy and safety balance that needs to be achieved.

T1D Market

According to the International Diabetes Federation, 8.8% of the adult population worldwide has diabetes, among whom 10-15% have T1D. It is estimated that five million people in the U.S. are expected to have T1D by 2050, including nearly 600,000 under 15 years of age. The cost of T1D in the U.S. is estimated to be $14.4 billion each year. Moreover, the incidence of T1D is increasing worldwide and it is estimated that nearly 90,000 children are diagnosed each year. In the period between 2005 and 2020, epidemiologists predict a 70% increase in the incidence of T1D in children in Europe, with the age of onset decreasing and the number of cases in children younger than five years old doubling.

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Overview of T1D Biology and PRV-031 Mechanism of Action

T1D is an autoimmune disease. Specialized white blood cells of our immune system, known as self-reactive T cells (also called auto-reactive), are triggered, presumably by CVB viral infection in at least 50% of cases, to attack and destroy beta cells of the pancreas, thus causing a decline in the natural production of insulin. Simultaneously, another type of T cell, regulatory T cells, or Tregs, which normally suppress the activity of self-reactive T cells, fail to do so effectively.

The clinical progression of T1D is relatively well understood, and the progression of T1D is predictable as it is a continuum marked by clinically-relevant biomarkers which identify stages of the disease. In an individual with normoglycemia with genetic risk (primarily driven by HLA haplotypes), the natural evolution of T1D has been described in stages (see figure below).

●	Stage 1: emergence of T1D-related autoantibodies which reflect the initiation of the autoimmune process; this stage is associated with normoglycemia.
●	Stage 2: persistence T1D-related autoantibodies, but with further loss of beta cell function and development of dysglycemia.
●	Stage 3: symptomatic or clinical T1D, when remaining beta cell capacity is insufficient to maintain glucose metabolism.

Stages of Type 1 Diabetes

It is important to note that once subjects develop two or more T1D-related autoantibodies (Stage 1), the progression to clinical T1D (Stage 3) is not a matter of “if” but “when” as greater than 95 percent of the Stage 1 subjects and virtually all of the Stage 2 subjects will progress to Stage 3 necessitating insulin dependence.

PRV-031 (teplizumab, previously known as MGA-031) is a humanized mAb that binds with high specificity to a cell surface protein called CD3. The CD3 protein is a co-receptor that helps activate T cells and direct different kinds of immune responses. Preclinical data suggests that binding of PRV-031 to CD3 triggers events that differentially inhibit the activation of self-reactive T cells without affecting Tregs. This restores the important state of immune tolerance and may prevent self-reactive T cells from attacking beta cells in the pancreas. When administered in Stage 2 subjects, teplizumab delayed progression and onset of clinical T1D. Therefore, if administered shortly after diagnosis in Stage 3 patients we believe PRV-031 will intercept the T1D disease process and slow or prevent the complete destruction of insulin-producing pancreatic beta cells. We believe PRV-031 could slow or stop the progression of T1D in responding Stage 3 patients and potentially delay or prevent dependence on insulin products.

Clinical Development Program

Results from a Phase 2 clinical trial in patients with Stage 2 T1D (Teplizumab for Prevention of Type 1 Diabetes In Relatives “At-Risk”) conducted at TrialNet sites and sponsored by the NIDDK, part of the National Institutes of Health, or NIH were reported at the American Diabetes Association meeting on June 9, 2019 and published in the New England Journal of Medicine. A total of 76 subjects were enrolled and randomized, 44 to teplizumab and 32 to placebo. The data show that teplizumab significantly delayed the median onset of clinical diabetes from 24.4 months (placebo) to 48.4 months (teplizumab) (p=0.006). The safety profile in At-Risk subjects who received a single course of teplizumab was consistent with those from subjects with recent-onset clinical T1D who received two courses of the drug. Teplizumab is the first potential immune modulator therapy that has demonstrated a delay in the onset of clinical disease in T1D.

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In addition, we commenced a Phase 3 clinical trial in pediatric and adolescent patients with recent onset T1D (Stage 3) and a minimum level of pancreatic beta-cell function based on C-peptide levels at study entry. The study is a randomized, controlled, multi-center study being conducted in North America and Europe. The primary endpoint will evaluate the effect of PRV-031, as compared with placebo, in preserving beta cell function, measured by C-peptide secretion. Secondary endpoints will measure insulin use, HbA1c levels, and hypoglycemic episodes. We expect to enroll approximately 300 patients. The first patient was dosed in April 2019 and we expect to report top line results in 2022.

We believe that combination therapy may enhance the therapeutic benefit of PRV-031 by increasing efficacy, enhancing the durability of response, or restoring insulin production by beta cells. Combination therapies may include beta-cell autoantigens, tolerogenic cytokines, other modalities which could enhance better depletion of self-reactive lymphocytes or increasing the function of Tregs, or agents that could restore beta cell function or mass. We are collaborating with Intrexon and its subsidiary, ActoBio Therapeutics, to explore the combination of PRV-031 and the oral administration of a Lactococcus lactis strain genetically engineered to secrete human proinsulin and human interleukin-10, an anti-inflammatory cytokine. We also plan to explore other combination therapies as the Phase 3 program progresses.

Clinical Evaluation of PRV-031

To date, clinical development of PRV-031 has included both academic and biopharmaceutical sponsors. More than 1,000 subjects have been enrolled in PRV-031 clinical trials, with over 800 subjects receiving PRV-031. These studies represent various doses, formulations, and indications and includes earlier smaller investigator-sponsored studies. The enrollment of patients by therapeutic indication includes: approximately 1,050 T1D patients, eight renal or renal-pancreatic allograft rejection patients, 20 induction immunotherapy in pancreatic islet transplant recipients, 11 psoriatic arthritis patients, one plaque psoriasis patient and 64 high-risk patients for the prevention or delay of onset of developing T1D.

In T1D patients, ten studies have been conducted, of which eight involved intravenous dosing (two Phase 1, three Phase 2, two Phase 3, and an extension study) and one subcutaneous dosing (Phase 1).

Among the T1D studies of PRV-031:

●	In Stage 2, the At-Risk study enrolled Stage 2 individuals who were characterized as having at least two T1D autoantibodies and evidence of hyperglycemia
●

In Stage 3, five studies (Study 1, Study 2, Study 3, Study 4 “AbATE”, and Study 5 “Delay”) were completed under the direction of Dr. Kevan Herold (currently at Yale University) and collaborators. Studies 2, 3 and 4 were sponsored by the Immune Tolerance Network. Four additional studies were conducted by MacroGenics: three with intravenous administration (“Protégé”, “Protégé Extension”, and “Protégé Encore”) and one with subcutaneous administration (SUBCUE) of PRV-031. Among these studies, “Protégé” and “Protégé Encore” were Phase 3 studies. Protégé was the largest completed study for treatment of T1D, which enrolled 516 patients (aged 8 to 35 years and T1D diagnosis within 12 weeks of study entry) and randomized into three PRV-031 dosing regimens compared to placebo. PRV-031 showed promising immunological and clinical activities in these studies and was well tolerated. In particular, PRV-031 treatment preserved normal insulin production as indicated by C-peptide levels and it also reduced the use of insulin products.

Stage 2 Program

Stage 2: At-Risk Study

The At-Risk study was developed and conducted by Type 1 Diabetes TrialNet, funded by the National Institutes of Health, the American Diabetes Association, or the ADA, and the Juvenile Diabetes Research Foundation. The objective of the study was to determine whether treatment of at-risk subjects with teplizumab results in a delay or prevention of T1D. The primary endpoint was completed in 2018. The study was conducted in 18 sites in the United States, Canada and Germany.

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Participants over eight years of age with Stage 2 T1D (presence of at least two T1D autoantibodies and dysglycemia, who were non-diabetic relatives of T1D individuals) were randomized 1:1 to receive teplizumab or placebo. Dysglycemia was defined on oral glucose tolerance test (OGTT) as: (a) Fasting plasma glucose ≥ 110mg/dL, and <126mgdL, or (b) 2-hour plasma glucose ≥140mg/dL, and <200mg/dL, or (c) 30, 60, or 90-minute value on OGTT ≥200mg/dL.

The primary endpoint was the time from randomization to the clinical diagnosis of diabetes, using ADA criteria. Criteria for T1D onset are, based on glucose testing, or the presence of unequivocal hyperglycemia with acute metabolic decompensation (diabetic ketoacidosis). One of the following criteria must be met on two occasions as soon as possible but no less than one day apart for diabetes to be defined:

●	Symptoms of diabetes plus casual plasma glucose concentration > 200 mg/dL (11.1 mmol/l). Casual is defined as any time of day without regard to time since last meal. The classic symptoms of diabetes include polyuria, polydipsia, and unexplained weight loss.
●	Fasting plasma glucose ≥ 126 mg/dL (7 mmol/l). Fasting is defined as no caloric intake for at least eight hours.
●	2-hour plasma glucose ≥ 200 mg/dL (11.1 mmol/l). The test should be performed using a glucose load containing the equivalent of 1.75g/kg body weight to a maximum of 75 g anhydrous glucose dissolved in water.

Teplizumab was administered over a 14-day course: 51 μg/m2, 103 μg/m2, 207 μg/m2, and 413 μg/m2 on study days 0–3, respectively, and 826 μg/m2 on each of study days four through 13. A total of 112 participants were screened and 76 were randomized, 44 to teplizumab and 32 to placebo. The baseline characteristics were balanced for age (median ~13-14 years of age), relationship to the relative with T1D, type of T1D autoantibodies and HbA1c.

Treatment with a single course of teplizumab delayed the time to T1D (see figure below): 19 of the 44 (43%) teplizumab-treated and 23 of the 32 (72%) placebo-treated participants were diagnosed with T1D. The annualized rates of T1D development were 14.9% and 35.9% per year, for the teplizumab and placebo groups, respectively. The median time to T1D was 24.4 months in the placebo and 48.4 months in the teplizumab groups (hazard ratio = 0.412 (95% CI: 0.216, 0.783) p=0.006 (2-sided)).

Time to T1D

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In pre-specified analyses, the effects of teplizumab on the primary outcome based on baseline characteristics were evaluated. Participants without anti-ZnT8 antibodies showed a greater response to teplizumab compared to those with those who did not have the antibody. The presence of HLA-DR4 and absence of HLA-DR3 were associated with more robust responses to teplizumab, and the response to teplizumab was greater in participants whose C-peptide responses to the OGTT at baseline were below the median (1.75 nmol/L).

Teplizumab treatment was associated with few adverse events, described in the table below. Similar to previous studies with teplizumab in recent onset T1D patients, the lymphocyte count declined to a nadir on day five by 72.3% (IQR 82.1, 68.4%)(p<0.0001)(Fig. 2A). Fifteen (34.1%) of the grade 3 events in the teplizumab group involved lymphopenia during the first 30 days after study drug administration. The lymphocyte counts recovered quickly: Lymphopenia resolved in all participants by day 45 except in one, whose counts returned on day 105. A spontaneously resolving rash, as previously noted, occurred in 36% of drug treated participants. The rates of infection were similar in the two treatment arms. The adverse events below were determined to be possibly, probably or definitely related to the study drug.

Adverse Events

Adverse Effect Category	Teplizumab		Placebo
	No. of Events	No. of Subjects (%)	No. of Events	No. of Subjects (%)
Blood/Bone Marrow***	45	33 (75)	2	2 (6.2)
Dermatology/Skin***	17	16 (36.4)	1	1 (3.1)
Pain	11	5 (11.4)	5	3 (9.4)
Infection	8	5 (11.4)	5	3 (9.4)
Gastrointestinal	5	4 (9.1)	3	3 (9.4)
Metabolic/Laboratory	7	4 (9.1)	2	2 (6.2)
Pulmonary/Upper Respiratory	6	4 (9.1	0	0 (0)
Constitutional Symptoms	3	2 (4.5)	0	0 (0)
Allergy/Immunology	2	2 (4.5)	0	0 (0)
Cardiac General	1	1 (2.3)	1	1 (3.1)
Endocrine	0	0 (0)	2	2 (6.2)
Vascular	1	1 (2.3)	1	1 (3.1)
Neurology	1	1 (2.3)	0	0 (0)
Ocular/Visual	1	1 (2.3)	0	0 (0)
Musculoskeletal/Soft Tissue	2	1 (2.3)	0	0 (0)
Hepatobiliary/Pancreas	0	0 (0)	1	1 (3.1)
Syndromes	1	1 (2.3)	0	0 (0)
Hemorrhage/Bleeding	1	1 (2.3)	0	0 (0)
Total Events and Subjects	112	44 (100)	23	32 (100)

*** p < 0.001 Teplizumab vs placebo

Anti-CD3 mAb treatment has been associated with Epstein Barr virus, or EBV, reactivation. At entry, 30 participants (39%) (16 teplizumab and 14 placebo) had antibodies against EBV. At weeks 3-6 after study drug treatment, there was quantifiable EBV DNA in whole blood in eight of the seropositive participants – all in the teplizumab group, one of whom had symptoms of pharyngitis, rhinorrhea, and cough on day 38. In these participants, the EBV DNA levels were below the level of quantification between day 43 and 134 (average 77 days). At entry, 17 participants (ten teplizumab and seven placebo) had antibodies against cytomegalovirus, or CMV. One teplizumab participant, who was CMV seropositive, had detectable levels of CMV DNA at day 20 that was undetectable by day 42.

These results demonstrate that a single course of teplizumab significantly delayed the progression to clinical T1D in high risk Stage 2 non-diabetic relatives who had at least two autoantibodies and dysglycemia. The median delay in the diagnosis of diabetes was approximately two years, and at the conclusion of the trial, the frequency of diabetes-free subjects was double in the drug (57%) vs placebo-treated subjects (28%). The relatively rapid rate of progression to clinical diabetes in the placebo group reflects the very high risk of these individuals and reflects the inevitability of progression from Stage 2 to Stage 3 disease, when two or more autoantibodies and dysglycemia are found, consistent with observations of high rates of beta cell killing in these subjects. The rapid development of clinical T1D may reflect the enrichment of pediatric participants (72.4%) in whom the rate of progression is rapid.

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Stage 3 Program

Protégé Study

Protégé was a randomized, controlled Phase 3 clinical trial conducted in 83 centers in North America (U.S., Canada, Mexico), India, Israel, and Europe (Czech Republic, Estonia, Germany, Latvia, Poland, Romania, Spain, Sweden, Ukraine). Patients aged eight to 35 years with recently diagnosed T1D (≤12 weeks) were followed for 12 months (Protégé) and continued to 24 months (Protégé Extension). Three dose regimens of PRV-031 were administered to 417 patients as intravenous infusions for six to 14 days; 99 patients received placebo. At 12 months, the primary efficacy endpoint, the proportion of patients with insulin use <0.5 U/kg per day and HbA1c <6.5%, ranged from 13.7% to 20.8% patients in the PRV-031 groups, depending on dosing regimen, and 20.4% in the placebo group. The difference between PRV-031-treated patients and placebo-treated patients was not significant. The change in HbA1c from baseline also did not show a significant difference between PRV-031 and placebo. However, subgroup analyses indicated the following findings:

●	The primary endpoint could have been achieved if cut-offs were changed to insulin use of <0.25 U/kg per day and HbA1c <7.0%, not only at 12 months but also at 24 months (figure below).

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●	C-peptide levels significantly improved in the PRV-031 group compared with placebo group in all patients, and further analyses indicated that this difference was more pronounced in younger patients (aged eight to 11 years) and patients enrolled in U.S. sites. These findings are consistent with other clinical trials, showing a stronger effect in T1D patients who are younger (<17 years), more recently diagnosed (<10 weeks), and with higher C-peptide levels at baseline.

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Protégé Encore Study

Protégé Encore was a randomized, controlled Phase 3 clinical trial conducted in 125 centers in 16 countries. Patients aged eight to 35 years with recently diagnosed T1D were to be followed for 24 months. Three dose regimens of PRV-031, given as intravenous infusions for six to 14 days, were compared with placebo. The primary endpoint, the proportion of patients with insulin use <0.5 U/kg per day and HbA1c <6.5% at 12 months, was not met. Study enrollment was stopped at 254 patients (400 planned) when the Protégé study showed that the primary endpoint was not met. Efficacy analyses were not conducted in this study.

A summary of the C-peptide data in the completed Phase 2 clinical trials and Phase 3 Protégé study are shown in the table below. All these studies have shown consistent and significant C-peptide benefit. Furthermore, subgroup analysis of the Protégé data indicated that younger patients (aged eight to 17 years) with minimum baseline beta cell function (C-peptide > 0.2 pmol/mL) along with even more robust data in recent onset T1D (diagnosis under six 6 weeks, Study 1), informed the inclusion criteria that will be applied in our planned Phase 3 clinical trial, PROTECT.

*	Full 9.0 mg/m2/course 14-Day regimen was explored in 205 treated patients and 98 placebos;
**	Delay study based on 12-month time-point. All other studies based on 24-month time-points

Safety Data

SUBCUE was a randomized, controlled Phase 1 clinical trial to evaluate the safety and tolerability, pharmacokinetic, or PK, and pharmacodynamics, or PD of subcutaneously injected PRV-031. Patients aged 18 to 35 years who were diagnosed with T1D within 12 months were to be given three dosing regimens of PRV-031 or placebo. Patients were to be followed for 91 days. However, the study was stopped after one subject was enrolled, upon the Protégé study results.

The majority of safety data for PRV-031 comes from two completed Phase 3 studies: Protégé and Protégé Encore. In PRV-031 and placebo-treated subjects, there were no major differences in the overall adverse events, or AEs (99.7% and 100%), and serious adverse events, or SAEs (13.2% (85 out of 645 subjects), and 9.4% (15 out of 160 subjects)), although there were more severe adverse events in PRV-031 subjects (63% and 30%). In the Protégé study, 261 of 415 (62.9%) subjects had severe adverse events compared with placebo, 28 out of 98 subjects (28.6%). In Protégé Encore, 121 of 192 (63%) subjects had severe adverse events compared with placebo, 16 out of 62 subjects (25.8%).

The most common AEs were decreased white blood cells including lymphopenia, leukopenia and neutropenia. Leukopenia/lymphopenia and rash were experienced most frequently by PRV-031-treated subjects. Lymphopenia was expected based on the mechanism of action of PRV-031 and was observed in approximately 70% of type-1 diabetes patients who received PRV-031; lymphopenia was reported in approximately 14% of placebo subjects. It was commonly mild to moderate and resolved within 14 days. In the Protégé study, approximately 50% and 20% of PRV-031- and placebo-treated patients, respectively, reported rash or pruritus. In PRV-031-treated patients, the rash was predominantly mild to moderate and usually resolved within one to two weeks. Laboratory abnormalities were also reported as AEs. The main differences in PRV-031 and placebo subjects were changes in lymphocyte counts (30.1% and 9.4%) and liver function test (alanine aminotransferase, 30.9% and 14.1%). These abnormalities usually resolved within 14 days of dose completion and did not cause significant or lasting clinical concern. Cytokine release syndrome, which may include symptoms of rash, headache, nausea, vomiting, and chills/fever, occurred in fewer than 6% of PRV-031-treated patients and was mild to moderate in severity.

The most common SAEs reported in the Protégé and Protégé Encore studies were related to diabetes control including diabetic ketoacidosis, hypoglycemic seizures/unconsciousness, hyperglycemia, hypoglycemia (consistent with the underlying disorder) and were reported in 6.2% and 2.5% of PRV-031 and placebo subjects, respectively. Three deaths were observed and categorized by the principal investigator (in accordance with International Conference on Harmonisation/Good Clinical Practice guidelines) and included in the Investigator Brochure for PRV-031 filed with the FDA. The relationship between each death and PRV-031 is listed in the Investigator Brochure as follows: one death, “none”; one death “not related”; and one death “unlikely.” The specific causes of deaths were (1) unknown for which the relationship was listed as “none” in the Investigator Brochure, (2) anterior myocardial infarction with ventricular tachycardia and cardio-respiratory arrest for which the relationship was listed as “not related” in the Investigator Brochure and (3) diabetic ketoacidosis for which the relationship was listed as “unlikely” in the Investigator Brochure. AEs of infections (most commonly gastroenteritis) were reported in 3.6% and 2.5% of PRV-031 and placebo subjects, respectively. Fifteen of 85 SAEs and five of 15 SAEs were deemed related to PRV-031 and placebo treatment, respectively.

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The following table reflects all the SAEs reported in the Investigator Brochure for the Protégé and Protégé Encore studies:

SAE by Organ System	Placebo N=160 n (%)	Any PRV-031 N=645 n (%)
At least one event	15 (9.4%)	85 (13.2%)*
Blood and Lymphatic disorders ● Neutropenia ● Lymphopenia	1 (0.6%) ● 1 (0.6%)	4 (0.6%) ● 2 (0.3%) ● 2 (0.3%)
Cardiac disorders ● Acute myocardial infarction ● Angina pectoris ● Cardio-respiratory arrest ● Coronary artery disease ● Ventricular tachycardia	0	2 (0.3%)** ● 1 (0.2%) ● 1 (0.2%) ● 1 (0.2%) ● 1 (0.2%) ● 1 (0.2%)
Ear and Labyrinth disorders ● Deafness neurosensory	0	1 (0.2%) ● 1 (0.2%)
Eye disorders ● Cataract subcapsular ● Corneal erosion ● Iritis	0	3 (0.5%) ● 1 (0.2%) ● 1 (0.2%) ● 1 (0.2%)
Gastrointestinal disorders ● Gastritis ● Abdominal pain ● Abdominal pain upper ● Intestinal obstruction ● Nausea ● Peritonitis ● Vomiting	0	10 (1.6%) ● 4 (0.6%) ● 1 (0.2%) ● 1 (0.2%) ● 1 (0.2%) ● 1 (0.2%) ● 1 (0.2%) ● 1 (0.2%)
General disorders and administration site disorders ● Pyrexia ● Death*** ● Non-cardiac chest pain ● Pain	2 (1.3%) ● 2 (1.3%)	4 (0.6%) ● 2 (0.3%) ● 1 (0.2%) ● 1 (0.2%)
Hepatobiliary disorders ● Biliary dyskinesia ● Biloma ● Chlolecystitis acute ● Hepatosplenomegaly	0	3 (0.5%)** ● 1 (0.2%) ● 1 (0.2%) ● 1 (0.2%) ● 1 (0.2%)
Immune system disorders ● Cytokine release syndrome ● Hypersensitivity	0	4 (0.6%) ● 3 (0.5%) ● 1 (0.2%)

Infections and Infestations

●         Gastroenteritis

●         Gastroenteritis viral

●         Anal abscess

●         Appendicitis

●         Appendicitis perforated

●         Bronchitis

●         Dengue fever

●         Gastritis viral

●         Hepatic amoebiasis

●         Hepatitis A

●         Infection

●         Infectious mononucleosis

●         Pharyngotonsillitis

●         Pilonidal cyst

●         Pneumonia

●         Pulmonary tuberculosis

●         Pyelonephritis

●         Renal abscess

●         Sepsis

●         Staphylococcal sepsis

●         Urinary tract infection

●         Varicella

●         Cellulitis

●         Paronychia

●         Tuberculosis

	4 (2.5%) ● 1 (0.6%) ● 1 (0.6%) ● 1 (0.6%) ● 1 (0.6%)

23 (3.6%)**

●         3 (0.5%)

●         2 (0.3%)

●         1 (0.2%)

●         1 (0.2%)

●         1 (0.2%)

●         1 (0.2%)

●         1 (0.2%)

●         1 (0.2%)

●         1 (0.2%)

●         1 (0.2%)

●         1 (0.2%)

●         1 (0.2%)

●         1 (0.2%)

●         1 (0.2%)

●         1 (0.2%)

●         1 (0.2%)

●         1 (0.2%)

●         1 (0.2%)

●         1 (0.2%)

●         1 (0.2%)

●         1 (0.2%)

●         1 (0.2%)

Injury poisoning and procedural complications ● Caustic injury ● Compression fracture ● Fall ● Fibula fracture ● Foot fracture ● Splenic rupture ● Upper limb fracture ● Facial bones fracture	1 (0.6%) ● 1 (0.6%)	4 (0.6%)** ● 1 (0.2%) ● 1 (0.2%) ● 1 (0.2%) ● 1 (0.2%) ● 1 (0.2%) ● 1 (0.2%) ● 1 (0.2%)
Investigations ● Alanine aminotransferase increased ● Aspartate aminotransferase increased ● Nuclear magnetic resonance imaging brain abnormal	0	3 (0.5%)** ● 2 (0.3%) ● 2 (0.3%) ● 1 (0.2%)

Metabolism and nutrition disorders

●         Diabetic ketoacidosis

●         Hypoglycemic seizures

●         Hyperglycemia

●         Diabetes mellitus out of control

●         Hypoglycemic unconsciousness

●         Hypoglycemia

●         Dehydration

●         Ketoacidosis

●         Ketosis

	4 (2.5%) ● 3 (1.9%) ● 1 (0.6%) ● 1 (0.6%)	40 (6.2%)** ● 21 (3.3%) ● 7 (1.1%) ● 5 (0.8%) ● 4 (0.6%) ● 2 (0.3%) ● 2 (0.3%) ● 1 (0.2%) ● 1 (0.2%)
Neoplasms benign, malignant and unspecified (including cysts and polyps) ● Metastatic malignant melanoma	0	1 (0.2%) ● 1 (0.2%)
Nervous system disorders ● Hypoglycemic coma	1 (0.6%) ● 1 (0.6%)	1 (0.2%) ● 1 (0.2%)
Pregnancy, puerperium and perinatal conditions ● Abortion spontaneous ● Complications of pregnancy	1 (0.6%) ● 1 (0.6%)	1 (0.2%) ● 1 (0.2%)
Psychiatric disorders ● Mental disorder ● Suicide attempt	0	2 (0.3%) ● 1 (0.2%) ● 1 (0.2%)
Renal and urinary disorders ● Intercapillary glomerulosclerosis ● Ketonuria ● Microalbuminuria	1 (0.6%) ● 1 (0.6%)	2 (0.3%) ● 1 (0.2%) ● 1 (0.2%)
Reproductive system and breast disorders ● Epididymitis	0	1 (0.2%) ● 1 (0.2%)
Skin and subcutaneous tissue disorders ● Rash	0	2 (0.3%) ● 2 (0.3%)
Vascular disorders ● Subclavian vein thrombosis	0	1 (0.2%) ● 1 (0.2%)

*	Note: there are 112 events observed in 85 subjects
**	Note: subject may have more than one adverse event
***	Note: because the cause of death was unknown, “death” is reported as an adverse event

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The most common SAE occurring in at least 10% of subjects in both treatment groups in the Protégé study was decreased white blood cell counts (lymphopenia/neutropenia) observed in 47% (196 out of 415 subjects) and 10% (ten out of 98 subjects) of PRV-031 and placebo subjects, respectively. In Protégé Encore, lymphopenia/neutropenia was also the most frequently observed severe adverse event, occurring in 24% (46 out of 192 subjects) and 6% of PRV-031 (four out of 62 subjects) and placebo subjects, respectively. This severe adverse event is consistent with the mechanism of action of PRV-031.

Overall, infections were not increased following PRV-031 treatment. However, in Protégé there were ten cases of herpes zoster infections (a virus that usually causes chicken pox or shingles) in PRV-031-treated patients that were possibly dose-related, and none in the placebo group. All of these cases resolved. In the Protégé Encore study, only one patient, who was randomized to placebo had herpes zoster. A link between PRV-031 and herpes infections remains unclear. Other herpes virus infections (e.g., cytomegalovirus and Epstein-Barr virus) were not increased with PRV-031 treatment.

Phase 3 Clinical Trial of PRV-031 in Pediatric Patients Recent Onset T1D (PROTECT Study)

The PROTECT study (PROvention T1D trial Evaluating C-peptide with Teplizumab) is a randomized, double-blind, placebo-controlled, multicenter Phase 3 clinical trial in pediatric and adolescent patients (aged 8 to 17 years) with recent-onset T1D. Patients with minimum beta-cell cell function (C-peptide >0.2 pmol/mL) and within six weeks of T1D diagnosis will receive two courses of teplizumab, six months apart. Each course will consist of 12 days of teplizumab administered intravenously. The primary endpoint is the change in C-peptide at 18 months. Secondary endpoints including insulin use, HbA1C levels, hypoglycemic events and safety will also be evaluated. The study is expected to enroll approximately 300 patients with 2:1 randomization (200 active: 100 placebo) and enrollment commenced in April 2019. The first patient was dosed in April 2019. We expect to report top line results for the Phase 3 PROTECT study in 2022.

Phase 2 Clinical Trial of PRV-031 in combination with AG019 in newly diagnosed T1D patients

This is a Phase 1b/2a clinical trial being conducted in collaboration with ActoBio which will explore the combination of teplizumab with ActoBio’s AG019 in participants with recent-onset T1D. AG019 is a capsule consisting of engineered Lactococcus lactis specifically modified to deliver human proinsulin and the tolerance-enhancing cytokine human interleukin-10 to the mucosal lining of the gastro-intestinal tissues. The primary objective of the study is to assess the safety and tolerability of different doses of AG019 alone as well as AG019 in association with teplizumab. The secondary objectives of this study are: to obtain PD data of AG019 alone as well as AG019 in association with teplizumab; and PK data to determine the potential presence of AG019 in systemic circulation (safety - systemic exposure) and the presence of L. lactis bacteria in fecal excretion (local exposure). The study will enroll 48 participants and will be conducted in two phases:

●	Phase 1b: open-label part of the study which will investigate the safety and tolerability of two different doses of AG019 in two age groups (18 to 40 years of age and 12 to 17 years of age).
●	Phase 2a: randomized, double-blind part of the study which will investigate the safety and tolerability of AG019, in association with teplizumab, in two age groups (18 to 40 years of age and 12 to 17 years of age).

The Phase 1b part of the study commenced in October 2018.

Pre-Clinical Evaluation of PRV-031

PRV-031 binds specifically to human T cells with CD3 on the surface. It also binds to CD3+ T cells in chimpanzees, an endangered species that is inappropriate for extensive experimentation, but does not bind to CD3+ T cells of any other animal species. Due to this lack of feasible animal models, nonclinical pharmacology, pharmacokinetic, and toxicology studies are limited. Nonetheless, consistent with its mechanism of action and binding to CD3, PRV-031-treated chimpanzees showed reversible reductions in circulating T cells and a dose-dependent increase in various immune signaling molecules (TNF-α, IL-6, IL-10 and IFN-γ). At very high PRV-031 doses, approximately 450-fold higher than the highest daily dose administered in humans (826 μg/m2), chimpanzees developed B cell lymphoproliferative disease (similar to lymphoma) and Epstein-Barr virus-like infection. In human tissues, PRV-031 binds to T cells in multiple human tissues without unanticipated binding to other cell types. These results indicate that PRV-031 has a low probability of producing unexpected and unintended toxicities in human clinical trials.

PRV-015 (human anti-interleukin 15 mAb) for NRCD

Overview

Celiac disease is a systemic autoimmune disease triggered by gluten consumption in genetically susceptible individuals. Approximately 1% of the European and North American population is affected by celiac disease. Gluten is ubiquitous in food and elicits autoimmune responses in celiac patients, with damage to the mucosal lining of the small intestine. Celiac disease causes debilitating symptoms and serious medical complications, as the small bowel damage can lead to nutrient malabsorption and results in a range of subsequent intestinal and extra-intestinal clinical manifestations. The stimulation of intestinal lymphocytes for decades can lead to the development of lymphoma, with increased mortality.

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The pro-inflammatory cytokine interleukin 15 (IL-15) has been identified as a major mediator in the pathophysiology of celiac disease. PRV-015, a fully human mAb, binds to and inhibits IL-15 and has emerged as a leading candidate for the treatment of nonresponsive celiac disease, in which patients continue to have disease activity despite ongoing gluten free diet, or GFD. PRV-015 was initially developed by Genmab A/S as HuMax-IL15, and by Amgen and Celimmune LLC as AMG 714. PRV-015 has undergone clinical testing in approximately 250 subjects who have received PRV-015 across two Phase 1 (healthy volunteers and psoriasis, rheumatoid arthritis, or RA) and three Phase 2 clinical trials (celiac disease, refractory celiac disease type II, or RCD-II, RA). No serious adverse events deemed related to PRV-015 were observed that would preclude further clinical development. Proof of mechanism and/or proof of concept was demonstrated in RA, celiac disease and refractory celiac disease Type II. The effect of PRV-015 in celiac disease was evidenced by reduction in inflammation and symptoms after a controlled gluten challenge in a Phase 2a clinical trials with 63 celiac patients. We plan to initiate a 220-patient Phase 2b study in NRCD, in 2020, after completion of chronic toxicology studies.

Celiac Disease Background Information

Celiac disease is a systemic autoimmune disease triggered by gluten consumption in genetically susceptible individuals. Approximately 1% of the western population is affected by celiac disease. This prevalence has been reported to be doubling every 20 years. Gluten, the antigen responsible for celiac disease, is the main protein present in some of the most common cereals (wheat, barley, rye). Modern diets are increasingly enriched with gluten and it is also used as an additive in processed foods, cosmetics, and oral medications. Gluten is also present in trace amounts in foods labeled as “gluten-free”, as a tableting excipient, and in products such as toothpaste and lipstick. As little as 50mg/day of gluten triggers the disease. A normal diet contains >10 g/day, 200 times the amount that causes damage and intestinal histological abnormalities. As such, celiac patients face enormous challenges to follow a strict GFD.

The pathophysiology of celiac disease is characterized by an abnormal immune response to gluten. Humans lack enzymes to fully digest gluten, which against the right genetic background triggers inflammation and autoimmunity in the intestine and in other organs. An adaptive immune response is triggered when gluten peptides are deamidated in the extracellular space, by the enzyme tissue transglutaminase, normally an intracellular enzyme that is released by damaged cells. This deamidation renders gluten peptides high-avidity binders to HLA-DQ2 and HLA-DQ8, which present these peptides to intestinal CD4+ T cells, thereby activating these T cells and initiating the inflammatory cascade. The innate immune system’s intraepithelial lymphocytes, or IELs, primarily CD8+, are able to directly lyse and destroy intestinal epithelial cells, damaging the mucosal lining of the small intestine, in response to IL-15 release stimulated by gluten peptides. In healthy individuals, the activated T cells are controlled by Tregs, but this does not happen in celiac disease as IL-15 confers the effector CD4+ T cells resistance to suppression by Tregs.

Celiac disease causes debilitating symptoms and serious medical complications. In many patients, gastrointestinal symptoms derived from intestinal mucosal damage dominate the patient reported symptoms at diagnosis. The normal villi (absorptive finger-like prolongations) present in the gut of healthy individuals are lost in active celiac disease as a result of mucosal atrophy and crypt enlargement. Small bowel damage often leads to nutrient malabsorption that can result in a range of further clinical manifestations (anemia, osteopenia, failure to thrive in children). In addition, extra-intestinal symptoms and systemic manifestations are often present, such as dermatitis, infertility, or neurological and skeletal disorders. Mortality is increased in subjects with persistent intestinal mucosal damage.

The most serious complication of celiac disease is the development of an in situ small bowel T cell lymphoma after many years of exposure, voluntary or inadvertent, to gluten. This malignant complication of celiac disease, which appears to be independent of gluten and unresponsive to a strict GFD, is termed RCD-II when the percentage of aberrant IELs is >20% and Type I refractory celiac disease when the percentage is <20%. In RCD-II, aberrant IELs proliferate in what represents a slow-growing non-Hodgkin lymphoma localized (in situ) in the small bowel, primarily in the epithelial compartment. RCD-II affects approximately 0.5% of celiac patients and can lead to overt and systemic enteropathy-associated T cell lymphoma, with very poor prognosis and >80% mortality in five years.

Current Treatment Options and Their Limitations

Celiac disease is the only common autoimmune disorder with no approved medication. The only current available strategy for the management of celiac disease is a lifelong total avoidance of gluten. While simple in theory, the ubiquity of gluten in foodstuffs, medications, household substances, cosmetics, and gluten-free items makes total avoidance of gluten difficult, if not impossible.

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The main challenge to the successful maintenance of a GFD is that cereal flours are widely used in the food industry and are present in numerous food products either naturally or as additives. Although gluten-free products can be purchased, commercially manufactured gluten-free products may be difficult to find, tend to be less flavorful and are more expensive than regular gluten containing foods. In addition, labeling of food products is deficient in many countries. Even in countries with superior labeling guidelines foods labeled “gluten-free” may nevertheless contain gluten. For example, in northern European countries amounts of up to 100 parts per million are permitted in gluten-free products designated apt for celiac sufferers.

For these reasons, celiac sufferers are regularly exposed to gluten contamination in the food and beverages they consume. This exposure to gluten contamination and the associated physiological and psychological consequences results in a self-limitation of social activities and/or a reduction in the variety of foods consumed. Thus, the only currently available management option of a GFD presents both a considerable challenge and substantial burden for patients. A study by Shah and collaborators (2014) found the burden of celiac disease and GFD on patient quality of life to be very high, second only to end-stage renal disease – a condition that requires multiple, weekly dialysis treatments.

As a result of the difficulty in maintaining total avoidance of gluten while on a GFD, gluten contamination causes 50% or more of all diagnosed celiac patients on a GFD to continue to experience disease activity. Patients who continue to have symptoms despite attempting to maintain a GFD are deemed to have NRCD. NRCD has been defined as “persistent symptoms, signs or laboratory abnormalities typical of celiac disease despite six to 12 months of dietary gluten avoidance”. As requested by patient support groups and experts, alternative treatment options that can be administered independently or in combination with a GFD, as well as treatments for refractory celiac disease, are required in order to improve the quality of life for celiac patients.

Overview of IL-15 Biology and PRV-015 Mechanism of Action

IL-15 is a pro-inflammatory cytokine that serves as a potent growth, survival, and activation factor for T cells, particularly intestinal IELs, and for natural killer, or NK, cells. Increased expression of IL-15 has been demonstrated in a variety of inflammatory conditions, including celiac disease, RA, and psoriasis. IL-15 is considered a central regulator of celiac disease immunopathology and a non-redundant driver of lymphomagenesis in RCD-II.

Substantial evidence suggests a pathophysiological role for IL-15 in celiac disease:

Innate immunity:

●	IL-15 is an essential, non-redundant growth and activation factor for the IELs which destroy the intestinal mucosa;
●	The expression of IL-15 in the intestinal epithelium is necessary for villous atrophy; and
●	In some patients, IL-15 drives progression towards lymphomagenesis and potentially fatal RCD-II.

Adaptive immunity:

●	IL-15 enhances the presentation of deamidated gluten peptides by APCs;
●	IL-15 renders the activated CD4+ T cells resistant to inhibition by Tregs; and
●	IL-15 has been proven to be a key factor in the loss of tolerance to food antigens.

By activating the IELs, IL-15 is believed to be the main mediator in the mucosal damage that ensues in response to gluten exposure in celiac disease. The expression of IL-15 in the intestinal epithelium is necessary for villous atrophy in animal models of celiac disease and circumstantial evidence suggests this to be the case in humans, as well. In addition, IL-15 renders effector T cells resistant to inhibition by Tregs, promoting loss of tolerance to food antigens.

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One of the studied mouse models of celiac disease is an IL-15-transgenic mouse, in which IL-15 overexpression by gut epithelial cells leads to celiac-like disease, including T and B cell-mediated pathology. IEL apoptosis has been observed in this animal model after treatment with anti-IL-15 or anti-IL-15-receptor monoclonal antibodies.

Figure 1. Multiple actions of IL-15 in the pathophysiology of celiac and refractory celiac disease

PRV-015 (formerly AMG 714 and HuMax-IL15), is a fully human immunoglobulin (IgG1κ) mAb which binds to and inhibits the function of IL-15 in all its forms (cis, trans, soluble IL-15 bound to IL-15Rα). PRV-015 inhibits IL-15-induced T cell proliferation and shows a dose-dependent inhibition of IL-15-induced TNF-α production. PRV-015 underwent preclinical testing and was subsequently evaluated in a Phase 1 and Phase 2 study in subjects with RA, in a Phase 1 study in healthy volunteers and in patients with psoriasis, and in two Phase 2a studies in celiac disease and refractory celiac disease Type-II.

Phase 2b Clinical Trial of PRV-015 in Celiac Disease (PROACTIVE Study)

We and our partner Amgen intend to conduct chronic toxicology studies in 2019; a Phase 2b clinical trial (the PROACTIVE study) in approximately 220 patients with NRCD; and, should regulators require it, a potential small pediatric bridging study. We expect to commence the Phase 2b PROACTIVE study in the first half of 2020. The pediatric study, if required, would be expected to commence in 2021.

The PROACTIVE study (PROvention Amgen Celiac ProtecTIVE Study) will be a randomized, double-blind, placebo-controlled, parallel-group, multicenter Phase 2 clinical trial in adult patients with NRCD. PRV-015 will be administered every two weeks via subcutaneous route. The hypothesis of this study is that PRV-015 will be superior to the GFD at intercepting the effects of contaminating gluten exposure in celiac patients following a GFD, as measured by symptoms and objective signs of intestinal inflammation after 24 weeks of treatment. Approximately 220 subjects are planned to be enrolled. We expect to report top line results for the Phase 2b PROACTIVE study in 2022.

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Pre-clinical Evaluation of PRV-015

The nonclinical development of PRV-015 consisted of a series of in vitro studies demonstrating the binding properties of PRV-015 against human IL-15; in vitro and in vivo studies providing proof-of-concept for the benefit of blocking the IL-15 pathway in celiac disease; and a series of Good Laboratory Practices, or GLP, studies evaluating the nonclinical safety profile of Hu714MuXHu, the PRV-015 surrogate molecule which is active in macaques.

Pharmacology

PRV-015 was found to be efficacious in a mouse model of celiac disease triggered by the transgenic expression of human IL-15 in the gut epithelium. In this model, PRV-015 prevented IEL activation and proliferation, as well as histological abnormalities. In addition, PRV-015 was able to induce apoptosis of human IELs in ex vivo culture of small intestinal explants from active celiac disease and RCD-II patients. In this culture experiment, PRV-015 resulted in a suppression of IL-15-driven anti-apoptotic signaling via JAK3 and STAT5.

Toxicology

In vitro studies demonstrated that PRV-015 had high binding affinity for human IL-15, but lower affinity for macaque IL-15. Additionally, PRV-015 neutralized human IL-15 but did not efficiently neutralize macaque IL-15. To enable preclinical and toxicology studies in macaques, a surrogate antibody, Hu714MuXHu, was developed by Amgen by fusing the F(ab) portion of a mouse anti-human IL-15 mAb known to neutralize macaque IL-15, M111, with human IgG1 Fc. Hu714MuXHu was shown to neutralize macaque IL-15 with approximately the same potency as PRV-015 neutralizes human IL-15.

There was a decrease in NK cell counts and NK cell activity following administration of Hu714MuXHu to monkeys, reflecting a PD response to IL-15 blockade in this species, given the known role of IL-15 in NK cell biology in animal models (rodents and non-human primates). Of note, no changes in absolute or relative numbers of NK cells were observed in any of the human studies. This difference between observations in preclinical studies and clinical trials appears related to a differential sensitivity of human versus cynomolgus monkey NK cells to IL-15 deprivation. Human NK cells are not dependent on IL-15 for their survival, possibly due to the redundant role of IL-2 on human NK cells.

Pharmacokinetics of PRV-015

The PK of PRV-015 was consistent with a typical human immunoglobulin G1 antibody with no apparent target-mediated disposition within the investigated dosing range. The mean half-life in human studies has been 20 to 22 days, potentially enabling monthly dosing.

There was no development of anti-drug antibodies to PRV-015 in healthy volunteers, patients with psoriasis or patients with refractory celiac disease. Only one RA patient in the phase 2b study was positive for ADA. Approximately 14% of patients with celiac disease developed ADA in the Phase 2a clinical trial, with an additional 10% presenting pre-existing ADA, a reflection of the abnormal antibody responses which characterize celiac disease. The ADA were not associated with injection reactions or adverse events, and they were non-neutralizing, with no impact on PK.

Clinical Proof of Mechanism for PRV-015

Although PRV-015 missed the primary endpoint, approximately 60% of patients in both Phase 1 and Phase 2 studies versus a response of approximately 30% of patients in the placebo groups demonstrated a response to treatment. PRV-015 also led to decreases in inflammatory biomarkers such as C-reactive protein and erythrocyte sedimentation rate. PRV-015 was not effective in psoriasis, suggesting PRV-015’s action is selective, unlike that of broad systemic immune suppressants.

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Upon gluten challenge in a Phase 2 clinical trial in celiac disease, PRV-015 did not prevent gluten-induced architectural mucosal injury, and thus missed the primary endpoint, yet the high dose of PRV-015, 300 mg, showed statistically significant attenuation of gluten’s effects on the change from baseline in intestinal inflammation, in patient-reported symptom questionnaires (the Celiac Disease Patient Reported Endpoint, CeD PRO, a registrational endpoint in NRCD) and in diarrhea, compared with placebo. The totality of the results from the patients who had gluten challenge indicate that 300 mg AMG 714 given every two weeks can ameliorate the inflammation and symptoms caused by substantial gluten exposure, the first demonstration of such dual benefit in intestinal inflammation and symptoms for any experimental medication for celiac disease. The results suggest that PRV-015 can be a potential adjunctive treatment for NRCD to the GFD to ameliorate or resolve persistent inflammation seen in the majority of celiac patients already on GFD.

In the Phase 2a clinical trials in RCD-II, the primary endpoint (reduction in intestinal IELs) was not achieved, yet PRV-015 showed statistically significant benefit over placebo in reducing T cell receptor clonality (no increase in clonality with PRV-015) and symptoms (diarrhea). Other endpoints, such as histology, did not reach statistically significant differences between groups, but the results consistently favored PRV-015 numerically. PRV-015 was well tolerated, with no observed immunogenicity.

Summary data of the Phase 2a clinical trial as presented at Digestive Disease Week in June 2018 is shown below:

The CELIM-NRCD-001 study included 62 randomized celiac patients on a gluten-free diet, of which 49 patients underwent a substantial gluten challenge of 2.5 grams per day for 10 weeks in order to assess the ability of PRV-015 to ameliorate the effects of gluten. Upon gluten challenge, PRV-015 did not prevent gluten-induced architectural mucosal changes, the primary endpoint in the study. However, in secondary efficacy assessments, the PRV-015 300 mg dose consistently attenuated the effects of gluten in intestinal inflammation (intraepithelial lymphocyte density, p=0.03), and in gastrointestinal symptoms as measured by three independent endpoints: the Celiac Disease Patient Reported Endpoint (CeD-PRO, p=0.02), the Celiac Disease Gastrointestinal Symptom Rating Scale (CeD-GSRS, p=0.07) and the Bristol Stool Form Scale (BSFS/diarrhea, p=0.0002). The CeD-PRO is a validated endpoint acceptable for registrational trials. In addition, patients in the PRV-015 300 mg arm had a significantly improved Physician Global Assessment of disease (PGA, p=0.03). The totality of the results demonstrated proof-of-concept for PRV-015 300 mg given subcutaneously every two weeks in the amelioration of inflammation and symptoms caused by the consumption of gluten by celiac patients. Importantly, PRV-015 was well tolerated, and only 14% of patients developed anti-drug antibodies, which were non-neutralizing and not correlated with impact of efficacy or safety. The PK profile was consistent with a monoclonal antibody, and potentially enables future monthly dosing.

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Summary of clinical trials

Study Number (Phase; Sponsor)	Key Design Features	Dose Route, Duration	Study Population
Hx-IL15-001 (Phase 1; Genmab)	Double-blind, placebo-controlled, single SC infusion, dose escalation, study with open-label, repeat-dose (4 weekly doses) follow-up	Initial single dose: 0 or 0.15 to 8 mg/kg SC infusion Repeated dose: 0.5 to 4 mg/kg SC infusion once weekly for four weeks. five doses over eight weeks	30 subjects with RA

20030210 (Phase 2; Genmab/ Amgen)	Double-blind, placebo-controlled, multiple SC infusion, parallel-group, multicenter study	0 or 40 to 280 mg SC infusion dose every two weeks for 12 weeks with initial 200% loading dose	180 subjects with RA

20050193 (Phase 1; Amgen)	Double-blind, placebo-controlled, single SC or IV doses, dose-escalation study	SC doses: 0, 30, 100, 300 or 700 mg (cohorts 1 to 4) IV dose: 0 or 100 mg (cohort 5)	40 healthy subjects

20060349 (Phase 1b/2a; Amgen)	Double-blind, placebo-controlled, multiple SC doses, dose-escalating study	0 or 150 mg SC (cohort 1) 0 or 300 mg SC (cohort 2) Every two weeks for 12 weeks	22 subjects with moderate to severe psoriasis

CELIM-NRCD-001 (Phase 2a; Celimmune)	Double-blind, placebo- controlled, SC, parallel group, multicenter study	0, 150 mg or 300 mg PRV-015 once every two weeks for six consecutive doses over ten weeks	63 subjects with NRCD

CELIM-RCD-002 (Phase 2a; Celimmune)	Double-blind, placebo controlled IV infusion, parallel group, multicenter study	0 or 8 mg/kg IV, a total of 7 times over ten weeks	24 subjects with Type II refractory celiac disease

Safety of PRV-015

Approximately 250 subjects have been exposed to PRV-015 to date, including approximately 200 subjects for 12 weeks of biweekly dosing. In all studies to date, PRV-015 was generally well tolerated by healthy volunteers, patients with active RA, and patients with celiac disease or RCD-II. While PRV-015 could, theoretically, increase susceptibility to infections as is the case with immune modulators, PRV-015 has not demonstrated this effect in the six clinical trials completed to date. No deaths or clinically significant changes in laboratory parameters were observed, including no NK cell depletion.

The only adverse events clearly increased in PRV-015-treated patients have been injection site reactions, which were more commonly reported in subjects exposed to PRV-015, in a dose-dependent fashion (up to ~52% on PRV-015 vs ~26% in placebo in the celiac Phase 2a clinical trial), and nasopharyngitis (most cases with suspected allergic origin at a single site in RCD-II). In the population which will be studied in Phase 2b, celiac disease, there were no SAEs in the Phase 2a clinical trial, while there were six SAEs (five on PRV-015 and one on placebo) in the RCD-II, a much sicker patient population with immune suppression at baseline. Of the five SAE on PRV-015 in RCD-II patients, two were infections (both resolved while on PRV-015). There was one episode of mild balance disorder (considered unlikely to be related to PRV-015 and resolved while on the drug. Another patient had mild cerebellar syndrome which led to discontinuation from the study.

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Celiac Disease Market

There is no approved drug for CD. The annual healthcare utilization by NRCD patients in 2013 was $18,206, for $4,796 in matched controls due to the extra costs of uncontrolled CD investigations and treatment of complications. Given the large prevalence (15 to 20 million patients world-wide, 1% of the population in the Western world and 0.5% in Asia), and the unmet need (50% of patients on GFD continue to suffer from disease activity due to contaminating gluten in the diet), NRCD is considered a substantial opportunity for pharmaceutical development of an effective and well-tolerated adjunctive treatment to the GFD.

PRV-6527 (Small Molecule CSF-1R Inhibitor) for CD

Overview

CD, a type of chronic IBD characterized by inflammation of the gastrointestinal, or GI, tract, can affect any part of the GI tract from the mouth to the anus but is more commonly found towards the end of the small intestine. It can also affect the eyes, skin, and joints. Myeloid cells, which originate in the bone marrow, are specialized immune cells, also called APCs believed to play a central role in CD. CSF-1 binds to its receptor (CSF-1R) on myeloid cells and drives the differentiation and maturation of these cells into inflammatory dendritic cells and macrophages, which then populate the gut and other tissues. In the gut, these differentiated myeloid cells present antigens from intestinal bacteria (the microbiome) to white blood cells and trigger inflammatory processes. We believe that an inhibitor of CSF-1R will “intercept” the differentiation of these inflammatory cells, preventing their migration from the bone marrow to the intestinal mucosa (i.e., the gut lining) in CD. It is anticipated that significant clinical benefits, such as preventing the relapse or progression of CD, as well as durable benefit (extended pharmacodynamic effect) may result from targeting the upstream pathologic mechanism, since APCs are the necessary initiators of the abnormal immune response.

PRV-6527 (previously known as JNJ-40346527) is a highly potent and selective small-molecule oral inhibitor of CSF-1R. It was developed by Janssen and has undergone clinical testing in 178 subjects to date, across Phase 1 (healthy volunteers; 94 received single dose up to 600 mg or two doses of 450 mg) and two Phase 2 clincial trials (63 RA patients received 200 mg/day for 12 weeks; and 21 Hodgkin’s lymphoma, or HL, patients received 150 mg/day to 650 mg/day for at least three weeks). No serious adverse events deemed related to PRV-6527 were observed that would preclude further clinical development and proof of mechanism was demonstrated based on inhibition of CSF-1R signaling and myeloid cell counts in blood. While clinical data in the RA study was inconclusive and did not demonstrate efficacy in this disease, unpublished data indicate that PRV-6527 ameliorates Crohn’s-like disease in mouse models, and that CSF-1R and its pathway are upregulated in CD. In the first quarter of 2018, we initiated a Phase 2a proof of concept clinical trial, referred to as the PRINCE study, in approximately 80 patients with CD to demonstrate both a clinical and histologic/tissue (gut mucosa) anti-inflammatory effect after 12 weeks of treatment with PRV-6527. This study will evaluate doses and dosing duration that were previously tested by Janssen. While biologic proof of mechanism was demonstrated in previous clinical trials, this does not necessarily predict a similar outcome in the CD study. We completed enrollment of the Phase 2a PRINCE study in April 2019 and expect to report top line results in the fourth quarter of 2019.

CD Background Information

CD is a chronic, immune-mediated IBD characterized as a relapsing, remitting disease that occurs most commonly in the terminal ileum and the colon, with clinical manifestations such as abdominal cramps and diarrhea, and systemic features such as cachexia, fever, anemia, and weight loss. Because the disease affects all layers of the GI tract from the mucosal lining to the muscular wall, complications may include bowel fistulas, abscesses and luminal strictures, which often require multiple surgeries and cumulatively can lead to short gut syndrome. Studies suggest that 15 years after diagnosis, approximately 70% of patients with CD will have undergone at least one major intra-abdominal surgery, 35% of patients will have required two such operations, and 20% will have required at least three operations. Patients with IBD also suffer from reduced quality of life and have an increased risk for clinical depression.

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Current Treatment Options and Their Limitations

The current standard of medical care for CD includes treatment with anti-inflammatory agents, corticosteroids, immunomodulators such as azathioprine or its active metabolite 6-mercaptopurine, methotrexate, biologic agents such as tumor necrosis factor-alpha (TNF-α) antagonists, anti-integrin therapies, and anti-interleukin (IL) 12/23 therapy. Among these commonly prescribed agents, only the biologic agents and the corticosteroid budesonide are approved for the treatment of CD. Only about 40-50% of patients respond to biologic therapy after the acute induction phase and an even smaller proportion, approximately 20%, achieve remission after 52 weeks of treatment. Thus, the majority of patients do not attain long-term clinical benefit. In a systematic review of treatments for CD, approximately 25% of patients fail to respond initially to biologic therapy, and another 25% stop responding over time, including those who respond to dose escalation. Furthermore, the majority of biologic therapies are expensive and administered parenterally.

Thus, there continues to be a significant unmet need for safe, effective and durable treatments for patients with moderate to severe CD. This is particularly important since the disease largely affects younger patients during their most formative and productive years. We believe that oral treatment with a novel mechanism of action such as PRV-6527 may provide additional benefit, as it may work in patients who did not respond to anti-TNF agents, and since it circumvents the inconvenience of infusions and injections required to administer biologic therapies.

Overview of CSF-1R Biology and PRV-6527’s Mechanism of Action

CSF-1R is a tyrosine kinase receptor present on the surface of myeloid cells. CSF-1R is the receptor for two important molecules in the biology of myeloid cells: (a) CSF-1, a key growth factor for the development and differentiation of myeloid precursors in the bone marrow that are believed to give rise to pro-inflammatory macrophages and dendritic cells in gut tissue; and (b) IL-34, a signaling molecule believed to modulate inflammation in IBD.

Pro-inflammatory Function of CSF-1

Mac: macrophage; DC: dendritic cell.

Inflammatory macrophages and dendritic cells are known to be important disease drivers in CD via production of IL-12 and IL-23, which in turn stimulate interferon-γ (IFN-γ)-producing white blood cells. Blood CSF-1 and mucosal IL-34 are reported to be elevated in patients with IBD, and the genes for CSF-1R, CSF-1, and IL-34 are expressed at higher levels in inflamed biopsy tissues compared with non-lesional biopsies of patients with IBD. The CSF-1R messenger ribonucleic acid, or mRNA, signature (the gene set modulated by CSF-1R) features prominently CD patients’ gut tissue, especially in patients not responding to anti-TNF medications. IL-34 has been shown to enhance production of TNF-α and other pro-inflammatory signaling molecules (IL-6) by myeloid cells, and inhibition of IL-34 in IBD mucosal explants represses the expression of these molecules, all of which support the role of this pathway in the inflammatory process. In addition, co-morbidities of CD such as osteoporosis and fibrosis are associated with CSF-1R-dependent macrophage function, which in conjunction with the biologic data, suggests that inhibition of CSF-1R in CD may reduce inflammation, improve clinical symptoms and prevent progressive tissue damage.

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Though not seen in completed studies, there is a theoretical risk that PRV-6527 may reduce anti-inflammatory macrophages (M2), in addition to inflammatory macrophages (M1), which could impact its efficacy and safety profile.

Phase 2a Proof-of-Concept Clinical Trial of PRV-6527 in Crohn’s Disease (PRINCE study)

We initiated the PRINCE study, a proof of concept clinical trial, in the first quarter of 2018 in patients with CD to demonstrate both a clinical and tissue (gut mucosa) anti-inflammatory effect after 12 weeks of treatment. This is a randomized, double-blind, placebo-controlled, parallel-group, multicenter Phase 2a clinical trial in adult patients with moderately to severely active CD. The hypothesis of this study is that PRV-6527 will be superior to placebo in treating these patients, as measured by the change from baseline in the Crohn’s Disease Activity Index (CDAI) score after 12 weeks of treatment. We completed enrollment (93 patients) of the Phase 2a PRINCE study in April 2019 and expect to report top line results in the fourth quarter of 2019.

To demonstrate proof of concept, the primary endpoint will be clinical effect, measured by CDAI, at Week 12. Proof of mechanism will be assessed in secondary endpoints, including mucosal changes on endoscopy and the presence of inflammatory myeloid cells on histological examination of gut biopsy tissue.

PRV-6527 Study Design

Pre-clinical Evaluation of PRV-6527

Single- and repeat-dose toxicology studies have been conducted at doses of up to 250 mg/kg for durations of up to six months in rats, and at doses of up to 125 mg/kg for durations up to nine months in dogs. PRV-6527 was well-tolerated in these studies. Toxicological findings included changes in hematologic and chemistry parameters and fibrinoid vasculitis. The data support the doses selected for the CD study.

Clinical Proof of Mechanism for PRV-6527

Three clinical trials in normal healthy volunteers and patients with RA and HL provided evidence of tolerability, favorable pharmacology, and proof of mechanism for PRV-6527 in terms of effective inhibition of the CSF-1R pathway in human diseases.

The Phase 1 clinical trial with 120 normal healthy volunteers (94 active; 26 placebo) characterized the safety, tolerability, and PK of PRV-6527. Single doses of up to 600 mg, and two doses of 450 mg were administered. This study was conducted from January 26, 2010, to January 3, 2011, at the Janssen Clinical Pharmacology Unit in Belgium. Results showed that PRV-6527 was well tolerated with a long half-life of two to four days. In addition, PD were also studied, and PK/PD relationships were described.

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The Phase 2a clinical trial 40346527ARA2001 in 96 patients with RA (63 active; 33 placebo) characterized the efficacy, safety, PK and PD of PRV-6527. Patients received 100 mg twice a day (200 mg/day) orally for 12 weeks. This study was conducted from May 30, 2012, to April 30, 2013, in Argentina, Bulgaria, Chile, Czech Republic, Hungary, Poland, Russia, South Korea and Ukraine. Proof of mechanism was demonstrated by a reduction in peripheral blood myeloid cells. Despite the demonstration of proof of mechanism, the primary efficacy endpoint, defined as the change from baseline to week 12 in the 28-joint Disease Activity Score with C-reactive protein (DAS28-CRP), was not met. There was a substantial placebo effect in the study, which made it difficult to discern a potential effect and thus rendered the efficacy results uninterpretable.

The Phase 2a clinical trial 40346527HKL1001 in 21 patients with HL (all received active drug) characterized the safety, efficacy, PK and PD of PRV-6527. Patients received 150 to 650 mg/day for at least three weeks. Three deaths were reported during conduct of this study. The cause of death in all cases was disease progression. This study was conducted from July 6, 2012, to August 14, 2013, in Germany and France. The results from the study provided additional proof of mechanism for the functional inhibition of CSF-1R. Limited clinical efficacy activity was observed with PRV-6527 as monotherapy in the treatment of relapsed or refractory HL. Of the 20 evaluable patients, 11 (55.0%) achieved stable disease (duration of 1.5 to 8 months) and eight (40.0%) had progressive disease.

In all studies to date, PRV-6527 was generally well tolerated by healthy volunteers, patients with active RA, and patients with relapsed or refractory HL. While theoretically increasing susceptibility to infections, as is the case with immune modulators, PRV-6527 has not demonstrated this effect in completed clinical trials. The most frequent treatment-emergent adverse events in PRV-6527-treated patients affected the following organ systems or resulted in the following symptoms and changes:

●	Gastrointestinal: diarrhea, nausea, vomiting, constipation, abdominal pain, gastroesophageal reflux;
●	Hematologic: anemia, decrease in white blood cells (neutrophils, monocytes, lymphocytes), and reticulocytes;
●	Hepatic: aspartate aminotransferase and alanine aminotransferase, both liver enzymes, increases;
●	Pulmonary: dyspnea (shortness of breath);
●	Constitutional symptoms: pyrexia (fever), headache, back pain; and
●	Laboratory changes: increase in creatine kinase and lactate dehydrogenase.

CD Market

CD is one of the main types of IBD. The market size of IBD is predicted to reach $9.3 billion by 2019, with CD accounting for approximately 65% of the market. Treatment is dominated by biologics, but given the high rate of relapse in responders and remitters along with an increased risk of infection, there is a clear unmet medical need. Mechanistically, most of the existing treatments exert their efficacy from inhibiting a variety of downstream inflammatory mediators rather than interfering with the source of inflammation. However, PRV-6527 targets the source of inflammation. This upstream effect is predicted to block the whole inflammatory cascade, and in conjunction with the predicted extended PD or biologic effect, could result in an improvement in the efficacy and durability of response. Furthermore, biologics for CD are delivered via intravenous infusion or injected subcutaneously, whereas novel oral medications can offer a disruptive opportunity.

PRV-3279 (Humanized CD32B x CD79B Dual Affinity Biologic for SLE and Other Autoimmune Diseases)

Overview

SLE is a chronic autoimmune disorder that can affect nearly every major organ system, causing inflammation, tissue injury, organ damage, and in some patients, organ failure. The prognosis of SLE is highly variable in individual patients, often waxing and waning throughout their lifetime. The natural history of SLE ranges from relatively benign disease to rapidly progressive and even fatal disease. Comorbidities, such as infections, malignancies, hypertension, lipid disorders and diabetes increase the risk of disability and death in patients with SLE. Organ systems commonly affected by SLE include the central nervous system, kidneys, gastrointestinal system, mucous membranes, heart, skin, hematologic system, musculoskeletal system and lungs, with specific organ involvement defining subsets of the disease (e.g., lupus nephritis). According to the Lupus Foundation of America, at least 1.5 million Americans are afflicted by SLE and more than 16,000 new cases of lupus are reported annually. It is estimated that five million people throughout the world suffer from some form of lupus. Lupus affects primarily women of childbearing age (15 to 44 years). However, men, children, and teenagers can also develop lupus.

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The pathogenesis of SLE is characterized by an abnormal overactivation of B cells and subsequent pathologic production of auto-antibodies (antibodies that attack one’s own cells and tissues). Uncontrolled activation of B cells is normally terminated when the activating stimulus is exhausted and when a negative feedback loop is triggered by the engagement of an inhibitory Fc receptor, or FcR, known as FcgammaRIIb, or CD32B. Mutations in the CD32B gene in humans are associated with an increased likelihood of SLE, and reduced expression of CD32B is apparent in B cells from SLE patients. It is thought that activation of this inhibitory pathway could ameliorate the overactive B cell-driven pathology of SLE and other autoimmune diseases. In addition, the excess auto-antibodies produced bind to target antigens and form immune complexes.

When the B cell receptor, or BCR, (which is the “Y” shaped molecule, resembling an antibody in the figure below) is bound and activated by an antigen, it initiates a cascade of biochemical changes necessary for the activation of the CD32B inhibitory pathway, thus triggering the negative feedback loop. CD79B is a subunit of the BCR that plays a key role in this process when it is close to CD32B. Therefore, if a pharmacologic treatment is to activate the CD32B inhibitory pathway, it also has to simultaneously bind to CD79B. PRV-3279 (formerly MGD010), is a humanized CD32B x CD79B DART protein developed originally by MacroGenics as a bi-specific therapy with these properties, and thus a potential treatment for SLE and other similar diseases. It is designed to simultaneously bind to CD32B and CD79B on B cells.

PRV-3279 and related molecules have shown inhibitory effects on BCR-induced B cell proliferation and antibody secretion (including B cells obtained from SLE patients) as well as beneficial effects in mouse models of autoimmunity. PRV-3279 is expected to boost the negative feedback loop on B cells by robustly engaging the available CD32B and CD79B.

PRV-3279 has been studied in humans and was shown to be well tolerated. Proof of mechanism and PRV-3279’s inhibitory effect on antibody immune responses were demonstrated in a Phase 1a single ascending dose study in healthy volunteers, including a cohort demonstrating inhibition of the immunogenicity of the hepatitis A vaccine. Immunogenicity of PRV-3279 was also observed, but had no impact on mechanistic effects, safety or pharmacokinetics, and decreased with increasing doses of PRV-3279, possibly a reflection of its mechanism of action.

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We plan to continue developing PRV-3279 for the treatment of SLE in the PREVAIL (PRV-3279 EVAluation In Lupus) study. PREVAIL will be a multiple ascending dose Phase 1b/2a clinical trial in two parts: Part 1 will be a Phase 1b clinical trial in approximately 16 healthy volunteers, and Part 2 will be a Phase 2a clinical trial in SLE patients. Part 2 will have a treatment duration of at least 12 weeks and will evaluate clinical and biomarker endpoints. We expect to initiate the Phase 1b portion of the clincial trial in the third quarter of 2019. Our ultimate goal is to determine if PRV-3279 can intercept the pathophysiology of SLE by preventing the production of auto-antibodies by abnormally active B cells.

Current Treatment Options for SLE and Their Limitations

The treatment and management of SLE depends on disease severity and disease manifestations. Hydroxychloroquine plays a central role in the long-term treatment of SLE and is the cornerstone of SLE therapy. Corticosteroids, nonsteroidal anti-inflammatory drugs (NSAIDs), and immunosuppressive agents (e.g., azathioprine, cyclophosphamide, cyclosporine, methotrexate, and mycophenolate mofetil) have also been used in the treatment and management of SLE. These treatments are only modestly effective and present safety and/or immune suppression concerns with prolonged use. The B cell-depleting antibody rituximab (Rituxan), while not approved for treatment of SLE, appears to be beneficial in certain subsets of patients.

In 2011, the FDA approved belimumab (Benlysta), an antibody that targets B lymphocyte stimulator, for the treatment of mild to moderate SLE in combination with standard therapy, providing additional clinical validation of the therapeutic benefit of B cell-targeted therapy for autoimmune diseases. However, the modest therapeutic benefit of belimumab and delayed onset of disease intervention indicate the need for additional therapeutic strategies to inhibit overactive B cells. We believe PRV-3279 can fulfill that requirement and is uniquely differentiated to allow for rapid inhibition of activated B cells (potentially more effective than belimumab), while sparing non-activated B cells from depletion or inactivation (potentially safer than rituximab).

Overview of CD32B Biology

CD32B is expressed widely on the surface of human B cells. In addition to its expression on B cells, CD32B is also expressed on other immune cells such as dendritic cells, macrophages, neutrophils, and mast cells. It is a single-chain protein with a portion that sits outside of the cell membrane, which can be bound by chemical signals.

CD32B is the only known inhibitory FcR in the immune system. It plays an important role not only for innate and adaptive immune responses, but also in the maintenance of immune tolerance and controlling autoimmunity. Mice deficient in CD32B have increased antibody responses due in part to chronic B cell activation, and as a result, develop autoimmune disease similar to human SLE. In contrast, B cell-specific overexpression of CD32B reduces the incidence and severity of lupus in a mouse lupus model. In humans, mutations and decreased expression of the CD32B gene are associated with an increased likelihood of SLE. These results underscore the important role of CD32B in regulating the antibody immune response and suggest that drug-mediated engagement of CD32B could provide therapeutic benefit in autoimmune diseases by dampening the effects of chronically activated B cells and reducing the production of auto-antibodies. In particular, preventing the production of auto-antibodies could intercept the disease course in lupus nephritis, a subtype of lupus driven by accumulation of auto-antibodies and immune complexes (a mass of antibodies and other molecules) in the kidneys.

Mechanism of Action of PRV-3279

PRV-3279 is in a new class of bispecific scaffold antibody-like molecules called DARTs. It is designed to simultaneously bind to CD32B and CD79B on B cells. The simultaneous binding of both CD32B and CD79B triggers CD32B-coupled immunoreceptor tyrosine-based inhibitory motif signaling, which leads to the suppression of B cells activated to produce auto-antibodies, while not causing broad B cell depletion.

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To prolong its half-life in the body, PRV-3279 contains a human IgG1 Fc region (a specific antibody fragment) that is manipulated to eliminate its effector function. As a molecule designed to inhibit immune responses, PRV-3279 does not activate any part of the immune system either in the body or in laboratory tests. PRV-3279 also does not bind to platelets, a unique feature compared to competing molecules targeting CD32B that are associated with toxicity due to binding to platelets.

Proposed Multiple Ascending Dose Phase 1b/2a Clinical Trial of PRV-3279 in Healthy Volunteers and Patients with Lupus

We plan to conduct a two-part study in SLE, the PREVAIL (PRV-3279 EVAluation In Lupus) study. PREVAIL will be a randomized, double-blind, placebo-controlled Phase 1b/2a clinical trial to evaluate the safety, tolerability, PK, PD, and immunogenicity of multiple ascending doses of PRV-3279 in a minimum of 16 healthy adult volunteers (Part 1) and the efficacy of PRV-3279 in patients with lupus (Part 2). We expect to initiate the Phase 1b portion of the PREVAIL study in the third quarter of 2019 with top line results expected to be available in 2020.

Our ultimate goal is to determine if PRV-3279 can intercept the pathophysiology of SLE by preventing the production of auto-antibodies by abnormally active B cells. Part 2 will have a treatment duration of at least 12 weeks and endpoints will include lupus clinical assessments and biomarker measurements. Clinical endpoints will include the Systemic Lupus Erythematosus Disease Activity Index 2000 (SLEDAI-2K), the British Isles Lupus Assessment Group score, urine protein to creatinine ratio, and daily glucocorticoid use. Additional biomarkers will include urinary/renal markers (e.g., serum creatinine, estimated glomerular filtration rate) and blood/circulating markers (e.g., auto-antibodies, complement [C3 and C4], B cell function/phenotype, including CD32B expression/response relationship).

Preclinical Evaluation of PRV-3279

The only nonhuman species that PRV-3279 binds to is chimpanzees. An initial non-GLP study with PRV-3279 in chimpanzees demonstrated it to be well tolerated at all doses, with an assigned no observed-adverse-effect level, or NOAEL, of 10 mg/kg.

Due to the lack of target binding, chronic four-week and three-month repeat-dose GLP toxicology studies were performed using a surrogate DART molecule similar to PRV-3279 that was designed to target human CD32B and mouse CD79B in a transgenic mouse line that expresses human CD32B. A NOAEL at the highest dose of 50 mg/kg was assigned in the three-month study. These studies support the advancement of PRV-3279 in long-term efficacy studies in humans (up to three months).

Clinical Evaluation and Proof of Mechanism for PRV-3279

To date, one clinical trial has been completed with PRV-3279: a first in human, or FIH, double-blind, placebo-controlled Phase 1a clinical trial to evaluate the safety, tolerability, PK, PD, and immunogenicity of PRV-3279 in healthy adult volunteers. The study was conducted at a single site in the U.S., from February 2015 to February 2017.

A total of 49 subjects were randomized; 12 received placebo and 37 received PRV-3279 intravenously at escalating doses from 0.1 mg/kg to 10 mg/kg in six cohorts. PRV-3279 was well tolerated over the range of doses, with only mild adverse events that resolved quickly, including headache, somnolence (sleepiness), upper respiratory tract infection, folliculitis and night sweats. Target binding and proof of mechanism were demonstrated by measuring functional B cell inhibition at doses of 1 mg/kg or higher, without broader B cell activation or depletion observed.

Subsequently, proof of mechanism was further confirmed in a dose escalation extension of the study in which single doses of PRV-3279 at 3 mg/kg and 10 mg/kg (16 subjects) were compared with placebo (eight subjects) for the ability to affect B cell responses to a hepatitis A vaccine, which was administered to participants who had no previous hepatitis A immunity, on day two of the study. At both doses, PRV-3279 reduced the proportion of volunteers who generated an immune response against the vaccine, as well as the amount of antibody they produced, in both cases as compared to placebo.

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Pharmacokinetics and Immunogenicity of PRV-3279

PRV-3279 exhibited an approximate half-life of seven days after a single dose. A majority (~86%) of study participants developed antibodies against PRV-3279 (i.e., immunogenicity) after receiving the 3 mg/kg dose, but no detrimental effect was observed on the pharmacokinetics of PRV-3279. The proportion of participants developing antibodies against PRV-3279 decreased with increasing dose (29% in the 10 mg/kg dose) and such antibodies did not occur in the multiple dose chimpanzee study, suggesting that PRV-3279 may limit its own immunogenicity at therapeutic doses, which is consistent with its mechanism of action.

SLE Market and Other Opportunities for PRV-3279

Sales of therapies to treat SLE are expected to climb to nearly $2 billion in 2019, approximately 17% annual growth from 2009. This growth is driven primarily by the entry and uptake of novel treatments that target B cells such as belimumab and off-label use of rituximab. The uptake of belimumab has been driven largely by safety rather than substantial efficacy, supporting the unmet need and potential for novel and safe non-depleting B cell therapies with greater efficacy.

In addition to SLE, PRV-3279 has the potential to treat other B cell- and auto-antibody-driven autoimmune diseases. Such diseases include multiple sclerosis and RA, where B cell therapies rituximab and recently approved ocrelizumab (Ocrevus) have sales in excess of $1 billion. Several niche/orphan indications may also be explored, including T1D (potentially in combination with PRV-031), Sjogren’s syndrome, vasculitis (e.g., polymyalgia rheumatica, giant cell arteritis, Behçets disease), myasthenia gravis, pemphigus, neuromyelitis optica, anti-NMDA receptor encephalitis, Guillain-Barré syndrome, chronic inflammatory demyelinating polyneuropathy, Grave’s ophthalmopathy, IgG4-related disease, and idiopathic thrombocytopenic purpura.

Finally, PRV-3279 also has the potential to prevent or reduce the immunogenicity of biotherapeutics, including but not limited to gene therapy vectors and transgenes (new proteins expressed as a result of the gene therapy). Provention Bio intends to explore collaborations with leaders in gene therapy and other biotherapeutic modalities.

PRV-101 (CVB Vaccine) for Acute Infection and T1D

Overview of CVB Infection of the Pancreas, T1D and PRV-101’s Mechanism of Action

Longitudinal studies of more than 200,000 children studied for up to two decades in Finland by our technology licensor, Vactech, and its collaborators, identified CVB infection as a likely environmental trigger in the onset of T1D and T1D-associated CD. CVB infection is very common and is responsible for various symptoms and complications ranging from mild respiratory disease, gastrointestinal disturbances and hand-foot-mouth disease to life-threatening cardiomyopathy and meningitis. However, in patients with a certain genetic background, CVB also may be responsible for the development of autoimmunity. The T1D association with CVB infection was also observed in additional independent cohorts in 15 countries, including in North America and Australasia. These epidemiological observations have been substantiated by biological experimentation. Insulin-producing beta cells in the pancreas express specialized receptors associated with the transport, storage and release of insulin. These receptors appear to be used by CVB to preferentially infect these cells. Infection by enteroviruses can be detected in the pancreatic beta cells of approximately 60% of type-1 diabetes patients and in the gut of most patients with T1D-associated CD. Importantly, if mothers have anti-CVB immunity at the time of the pregnancy, a 50% reduction in the onset of T1D autoimmunity (T1D-associated auto-antibodies) has been observed in their offspring, presumably due to protection by maternal antibodies passed on to the fetus. This observation strongly suggests the potential efficacy of CVB vaccination for children and/or mothers, resulting in the development of protective antibodies potentially capable of preventing or delaying the onset of T1D.

An analysis of stool samples collected from these individuals identified enterovirus infections prior to the first detection of T1D auto-antibodies. Enterovirus RNA was also detected in stool samples. Examination of antibodies present in DIPP children who developed at least two islet cell auto-antibodies (sign of incipient T1D) and/or progressed to T1D confirmed that among all enteroviruses, only CVB was significantly associated with initiation of beta cell autoimmunity.

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Enterovirus RNA in Blood is Linked to the Development of T1D

OR: odd ratio; CI: confidence interval; EV: enterovirus

Proposed First in Human Phase 1 Clinical Trial of PRV-101

PRV-101 is expected to be a polyvalent (more than one strain) prophylactic CVB vaccine intended for acute CVB infection and the prevention of CVB-induced T1D. We believe that, if successful, PRV-101 may prevent up to 50% of T1D cases. The vaccine is currently in an IND-enabling stage, requiring manufacturing and nonclinical studies prior to initiation of FIH studies. Animal safety and efficacy modeling studies completed to date by Vactech demonstrate that CVB triggers diabetes in two animal models of T1D and that vaccination against CVB protects mice from acute infection as well as prevents the onset of diabetes triggered by CVB infection.

We plan to commence a FIH Phase 1 clinical trial in the first half of 2020 in healthy adult volunteers, with top-line data by the end of 2020. The primary objective of this FIH clinical trial is to evaluate the safety and tolerability of multiple doses of PRV-101 administered at two different dose levels in adult healthy volunteers. A secondary objective is to evaluate the immunogenicity (ability to elicit antibodies) of PRV-101 to CVB.

Preclinical Data for PRV-101

The mechanism of action and efficacy of PRV-101 is supported by the results of several in vivo studies. Inactivated CVB-based viral vaccines efficiently protect mice from CVB infections and from viral spread to the pancreas, as seen for CVB1 and CVB3 vaccines. Similar experiments conducted with a vaccine covering all six CVB serotypes demonstrated that it can induce a strong neutralizing anti-CVB response in mice and protect the animals against multiple CVB infections from the corresponding live viruses. Independent experiments confirm that CVB infection can accelerate T1D onset in T1D susceptible NOD (Non-obese diabetic) or SOCS-1-Tg (suppressor of cytokine signaling 1 transgenic) mice, suggesting that protection from CVB infection would therefore protect against T1D development. This hypothesis has been recently confirmed in experiments conducted by the Karolinska Institute (Sweden) and the University of Tampere (Finland), demonstrating that a CVB1 vaccine indeed protected SOCS-1-Tg mice against T1D induced by CVB1. These mice develop T1D after CVB1 infection as a consequence of a direct infection of insulin-producing beta cells in the pancreas and the subsequent immune response against the beta cells, mimicking human T1D. A three-injection vaccination course induced robust neutralizing antibody responses against CVB1 and protected mice from both CVB1 infection and CVB1-driven T1D. CVB1 infection led to a loss of insulin-producing cells in unvaccinated mice, which also was prevented by the vaccine. These data strongly support the development of PRV-101 for the prevention of T1D.

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Formalin-Inactivated CVB1 Vaccine is effective against CVB1-Induced T1D in a Mouse Model

As seen in the left panel below, CVB1 infection led to loss of insulin-producing cells, and this pathology was completely prevented by the CVB1 vaccine (right panel). In this experiment, while 50% of unvaccinated mice develop T1D as a consequence of CVB1 infection, all vaccinated mice were protected (not shown).

Important from a safety point of view, the formalin-inactivated CVB1 vaccines did not cause any undesirable effects in the pancreas. There was no vaccine-induced pancreatic pathological change, islet autoimmunity or diabetes in the vaccinated mice.

Finally, maternal CVB infection during gestation in mice protects the offspring from CVB infection and subsequent T1D development, presumably through transfer of specific antibodies from the mother to the fetus, corroborating previous findings in humans in the DIPP study and further supporting the use of a prophylactic vaccine to protect against CVB-associated-T1D.

IND-Enabling Program to Support FIH Study

The planned CVB vaccine toxicology program will consist of non-GLP and GLP safety and immunogenicity studies conducted in mice. These studies are designed to identify and characterize potential toxicities associated with PRV-101 treatment, including those arising from the immune responses induced by the product. They will mirror the administration regimen that will be used in the proposed FIH study by same route of administration.

Pharmacology studies will be conducted to determine the exact composition of the vaccine. It is currently considered that such CVB vaccine should ideally be a polyvalent vaccine (encompassing several CVB serotypes). After completion of these studies, we plan to undertake GMP manufacturing of the final vaccine for clinical trials.

CVB Infection Market

Enteroviruses are responsible for an estimated ten to 15 million symptomatic infections in the U.S. annually. CVB contributes to a major part of the healthcare costs of enteroviruses as they cause the most serious complications and are among the most frequently reported enteroviral infections according to the CDC. Acute CVB infection is usually asymptomatic or causes common cold-type symptoms. It often leads also to a febrile illness associated by rash, hand-foot-mouth disease and/or mild GI distress. However, CVB infections cause also more severe manifestations including pericarditis, myocarditis, meningitis and pancreatitis.

-	Myocarditis: CVB is the most common etiologic agents for myocarditis in the Western world, responsible for up to 33% of cases of myocarditis. Myocarditis is an important cause of sudden unexpected death: the prevalence of myocarditis in children and adolescents leading to sudden unexpected death has been reported to be as high as 8% to 42%. In certain individuals, acute myocarditis progresses to chronic myocarditis and dilated cardiomyopathy, which is a severe life-threatening condition.

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-	Otitis media: otitis media (middle ear inflammation) may develop in patients with upper respiratory disease caused by enterovirus. Otitis media constitutes 18% of physician visits in the U.S. (largest single reason in children). The costs of otitis media treatment in the U.S. were estimated to be approximately $3 billion in 2014.
-	Meningitis: CVB is a common cause of enteroviral meningitis. Meningitis beyond the neonatal period is characterized by the sudden onset of fever of 38-40°C. Headache and photophobia are almost universally reported in these patients. Reports on the incidence of viral meningitis vary from approximately 50,000 hospitalized cases to over 2 million cases of aseptic meningitis per year. Based on 300,000 annual cases of aseptic meningitis in the United States (of which enteroviruses, and coxsackie viruses in particular, are the most common cause), the economic impact is estimated to be $1.5 billion in direct costs alone.

PRV-300 (Anti-TLR3 Human mAb)

Overview

TLRs are sensor molecules of the innate immune system, which detect certain microbial pathogens and initiate protective immune responses. TLR3 is the main sensor for double-stranded RNA, or dsRNA, which is found in various phases of replication and propagation of multiple common viruses. There is increasing evidence that TLR3 plays an important role in the pathologic response to emerging viral infections and the excessive immune response they trigger. TLR3 has also been implicated in chronic pathologic inflammation triggered by non-viral RNA (i.e., dsRNA and mRNA originating from damaged human cells in the absence of an infection). This appears to be the case in inflammatory disorders.

Monoclonal antibodies, or mAbs, are manmade immune proteins used to treat various diseases. PRV-300 (previously known as CNTO 3157 and JNJ-42915925) is a first-in-class, fully human, IgG4κ mAb that binds the extracellular domain of TLR3 with high specificity and affinity. Binding of PRV-300 to TLR3 blocks the binding of RNA molecules to the cell surface and the endosomal TLR3 receptor, thereby inhibiting TLR3-specific intracellular signaling that leads to production of inflammatory mediators (e.g., cytokines and chemokines) that are known to contribute to ulcerative colitis, or UC, activity. In addition, TLR3 protein levels and the TLR3 pathway mRNA signature are significantly increased in intestinal biopsies from active UC compared with those from controls and inactive UC, Also, the blockade of TLR3 significantly reduced pathology in mouse models of colitis. Therefore, the blockade of TLR3 with PRV-300 may provide an effective therapy to intercept the upstream stages in the pathophysiology of UC and potentially prevent relapse or exacerbation.

PRV-300 was developed by Janssen, which undertook clinical testing in 155 subjects across three Phase 1 clinical trials: a) 47 healthy volunteers received single intravenous doses of 0.003 mg/kg to 10 mg/kg and 13 patients with asthma received 3 mg/kg or 10 mg/kg intravenously weekly for 4 weeks; b) 47 healthy volunteers received a single dose of 100 mg, 300 mg or 600 mg subcutaneously and eight patients received a 300 mg single dose intravenously; and c) nine healthy subjects received a single dose of 10 mg/kg intravenously, and 31 patients with asthma received 10 mg/kg followed by 3 mg/kg weekly for three weeks, intravenously. No serious adverse events deemed related to PRV-300 were observed that would preclude further clinical development and proof of mechanism was demonstrated based on inhibition of TLR3-dependent cytokine release in the peripheral blood of dosed subjects. While clinical efficacy was not demonstrated in allergic asthma in a rhinovirus (common cold) challenge model, several lines of evidence suggested a plausible beneficial role for the blockade of this pathway in the interception of disease exacerbation and chronicity. These data include in vivo, ex vivo, histologic and gene expression analyses.

In the first quarter of 2018, we initiated a Phase 1b clinical trial in patients with UC to evaluate the effect of PRV-300 on endoscopic and histologic endpoints, and a biopsy-based mucosal mRNA signature. The latter provided a benchmark against which to assess the efficacy of PRV-300. This study tested dose levels that were previously tested by Janssen, but with more doses and longer dosing duration. Enrollment of 37 patients was completed in the third quarter of 2018.

In May 2019, we announced that our clinical trial of PRV-300 met the primary safety and tolerability endpoint over the twelve-week study period and also demonstrated TLR3 target engagement and proof-of-mechanism. However, improvements in secondary and exploratory clinical, endoscopic, histologic and other UC-related efficacy endpoints were not observed over background medication, suggesting that elevated TLR3 gene signatures previously observed in UC patients, as well as in PULSE, are downstream or circumstantial effects that do not contribute significantly to causal pathology.

Based on these results, we do not intend to continue development of PRV-300 in UC; however, PRV-300’s favorable safety and tolerability profile and demonstration of proof of mechanism may offer an opportunity to sublicense this asset for evaluation in other indications, including severe influenza and emerging viral diseases, where an anti-TLR3 antibody has been successful in preventing the release of toxic inflammatory mediators in animal models.

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Overview of TLR3 Biology

TLRs are a family of microbe-sensing receptors responsible for initiating innate and adaptive immune responses to conserved microbe-associated molecular patterns. Upon sensing the presence of microbes, all human TLRs trigger signaling cascades that result in the activation of the pro-inflammatory “master switch” nuclear factor kappa B (NF-κB). NF-κB is a transcription factor that regulates the expression of a large number of genes involved in inflammation, including cytokines such as TNF, IL-6 and IL-12. The nucleic acid-sensing TLRs (TLR3, 7, 8 and 9) trigger interferon, or IFN, generation. Once activated, IFN response pathways help defend against viral infection, but they are also implicated in contributing to autoimmune diseases. In particular, TLR3, a sensor for microbial and necrotic cell ribonucleic acid, or RNA, can also directly trigger intestinal epithelial cell death through the activation of apoptotic pathways. It is believed that through activation of cell death and pro-inflammatory pathways in response to intestinal microbial RNA, as well as RNA released upon necrotic cell death, TLR3 plays an important role in the initiation and perpetuation of the dysregulated innate and adaptive immune responses.

Overview of PRV-300 Mechanism of Action

PRV-300 is a human mAb directed against the extracellular domain of human TLR3. PRV-300 binds TLR3 on the surfaces of human epithelial cells and becomes internalized within endosomes, where it remains active and prevents TLR3 signaling. PRV-300 therefore inhibits dsRNA-induced activation of the immune system yet does not have detectable effects on the function of other TLRs. Importantly, PRV-300 does not trigger “cytokine storm” after being evaluated in an in vitro cytokine-release human whole-blood assay.

Evaluation of Pharmacology and Proof of Mechanism for PRV-300

The clinical development program to date for PRV-300 included studies in healthy adult volunteers and adult patients with stable (mild to moderate) asthma. These studies characterized the PK, PD and immunogenicity of PRV-300, with clear demonstration of its mechanism of biologic effect.

CNTO3157ASH1001 was a Phase 1 clinical trial that characterized the safety, tolerability, PK/PD, and immunogenicity of single ascending and multiple ascending doses of PRV-300 in healthy volunteers. In Part 1, 62 healthy subjects (15 placebo: 47 active) received a single intravenous dose of PRV-300 at 0.003, 0.01, 0.03, 0.1, 0.3, 1, 1.5, 3, or 10 mg/kg, or placebo. In Part 2, 17 stable asthmatic patients (four placebo:13 active) received weekly intravenous doses of PRV-300 at 3 mg/kg or 10 mg/kg, or placebo. This study was conducted from June 18, 2010, to January 20, 2012, in Belgium and the United Kingdom.

CNTO3157NAP1001 was a Phase 1 clinical trial that characterized the PK and safety of PRV-300 following an escalating (100 mg, followed by 300 mg, followed by 600 mg) single subcutaneous dose in healthy male Japanese and Caucasian subjects (60 subjects; 12 placebo:47 active) and a single intravenous dose (300 mg) in healthy male Caucasian subjects (eight subjects; open label, all active). This study was conducted from January 10, 2014, to August 29, 2014, in the U.S. (enrolling Japanese Americans and Caucasian Americans).

CNTO3157ASH1002 was a Phase 1b clinical trial that characterized the safety, PK/PD, and immunogenicity of a single intravenous dose of PRV-300 (10 mg/kg) compared with placebo followed by inoculation with human rhinovirus type 16 (HRV-16) in healthy subjects (Part 1, 13 subjects, four placebo: nine active). The study also evaluated the effects of pretreatment with PRV-300 (10 mg/kg initial dose followed by three weekly infusions of 3 mg/kg) or placebo on the respiratory manifestations of experimental infection with HRV 16 in adult patients with stable asthma (Part 2, 63 patients, 32 placebo:31 active). This study was conducted from September 24, 2012, to November 17, 2014, in Belgium, Canada, Denmark, Germany, the Netherlands and the United Kingdom.

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Clinical Evaluation of PRV-300

In the limited number of subjects who received PRV-300, it has been well tolerated. No deaths, drug-related serious adverse events, or discontinuations due to adverse events have occurred. In subjects who received subcutaneous PRV-300 or placebo, mild injection site reactions were the most frequently reported adverse events. In the CNTO3157ASH1001 study, the largest conducted to date, no serious adverse events deemed related to PRV-300 were observed in either healthy subjects or mild asthmatic patients who received PRV-300 that would preclude further clinical development. Adverse events reported in this study did not exhibit a dose-dependent relationship.

Preclinical Evaluation of PRV-300

GLP toxicology studies were completed in mice and monkeys. In mice, doses of PRV-300 of up to 200 mg/kg, administered either intravenously or subcutaneously weekly for three months were well tolerated with no dose-limiting toxicity reported.

In monkey studies, doses of 10 mg/kg IV or 75 mg/kg subcutaneously every three days for six months were associated with microscopic observations of perivascular/vascular inflammation at the end of dosing. Similar findings were reported at higher (50 mg/kg) intravenous doses in kidneys in the three-month GLP monkey toxicity studies. In all cases, the findings were reversible and were not considered to be a direct PRV-300-related effect, but an immune-mediated reaction related to formation of immune complexes and monkey anti-PRV-300 antibodies.

Since PRV-300 is an immune modulator that could theoretically increase susceptibility to infections, viral resistance studies were conducted against common pathogens, including influenza, herpes simplex, and mouse cytomegalovirus, or MCMV reactivation. PRV-300 was administered to BALB/c mice (50, 100 or 200 mg/kg/week) and to non-drug treated TLR3 KO mice. There were no effects on MCMV reactivation or herpes simplex type-1, or HSV-1 susceptibility. A transient delay in influenza-specific IgM response was demonstrated without toxicologically relevant impact on influenza clearance or IgG production. There were no overt immune toxicologic risks identified in PRV-300-treated mice or TLR3 KO mice in all three viral resistance mouse models.

Pharmacokinetics and immunogenicity

The half-life of the 10 mg/kg dose of PRV-300 was 12 and 18 days, upon single and multiple intravenous administration, respectively. PRV-300 was minimally immunogenic, as <5% of subjects generated anti-drug antibody, which was deemed not clinically relevant as there was no apparent effect on PK parameters.

Pharmacodynamic data / Proof of mechanism

Pharmacodynamic data showed that PRV-300 inhibits ex vivo TLR3-dependent (Poly I:C induced) cytokine release in the blood of subjects who received PRV-300. In the Phase 1b asthma study, IL-12p70, IP-10 and MIP-1b were significantly inhibited at the 10 mg/kg dose, with ≥80% inhibition for up to 60 days after the fourth dose at 10 mg/kg, suggesting an extended pharmacodynamic effect.

In CNTO3157ASH1002, there was no statistical difference between placebo and treatment groups in attenuating the respiratory manifestations of HRV-16 infection, with a trend towards worsening symptoms in PRV-300-treated patients. However, there was a numeric improvement in pulmonary function in PRV-300-treated asthmatics in the absence of acute HRV-16 infection.

Opportunities in Serious and Emerging Viral Diseases

TLR3 is involved in the immune response not only to dsRNA viruses, but also non-dsRNA viruses that use dsRNA as an intermediary in their replication. Potentially attractive expansion opportunities for PRV-300 in the infectious disease space include severe influenza in the hospitalized setting (associated with high seasonal mortality), acute and chronic respiratory syncytial virus pathology and emerging viral diseases (e.g., pandemic or avian flu).

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Excessive TLR3 signaling contributes to morbidity and mortality in models of certain viral infections including West Nile virus, phlebovirus, vaccinia virus and influenza A virus, or IAV. For example, the immune-mediated pathology in IAV is suggested to be a result of exaggerated cytokine release in response to ongoing infection, either from airway epithelial cells or from the resultant increase in infiltrating immune cells. The cytokines implicated include CXCL10 (IP-10), IL-6, IFN-γ, TNF-α, CCL-2 and CCL-5, which are downstream products of activation of key viral pattern recognition receptors, including TLR3 and RIG-1. Emerging evidence suggests RIG-1 signaling is required for maximal/protective viral clearance and pro-inflammatory responses, while TLR3 is more involved in pro-inflammatory/detrimental responses. The balance of protective and pro-inflammatory responses is exemplified in the figure below.

Pro-inflammatory Responses Associated with Excessive TLR3 Signaling

A role for TLR3 in driving pathogenic inflammation during IAV infection is supported by evidence in a TLR3 KO mouse model and in humans infected with influenza A. TLR3-deficient mice have increased survival and reduced virus-induced inflammatory pathology compared to wild-type mice despite delayed viral clearance. Furthermore, antibody blockade of TLR3 significantly enhanced survival when it is given either prophylactically or therapeutically, administered upon the first appearance of clinical symptoms. While there was no effect on viral replication in the lung, cytokine levels (including IL-6, RANTES and IP-10) were decreased in animals that received an anti-TLR3 antibody, to an extent similar to that in TLR3 KO mice. Furthermore, TLR3 KO mice showed less pneumonia, bronchiolitis, and alveolitis compared with wild type mice upon viral infection, supporting the beneficial role of TLR3 blockade in ameliorating disease.

In humans, TLR3 levels were increased in the lungs of patients who died of H1N1, a subtype of IAV subtype, in 2009. In these cases, TLR3-dependent cytokines in the blood were elevated in response to the infection, suggesting that increased expression of TLR3 and stimulation in a more advanced disease stage may exacerbate tissue inflammation. Thus, inhibition of TLR3 signaling may have a therapeutic potential in the treatment or prevention of severe influenza-induced lung pathology.

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There is evidence to suggest that an association may exist between TLR3 deficiency and infections with certain pathogenic viruses, including HSV-1 and coxsackie viruses. A rare dominant-negative TLR3 allele, P554S, has been associated with increased susceptibility to herpes simplex encephalitis upon primary infection with HSV-1 in childhood, although subjects with this allele do not have recurrent HSV-1 nor an increased susceptibility to other infections. A common TLR3 variant allele with reduced in vitro activity, L412F, was found in one patient with recurrent HSV-2 infections. In mice, TLR3 has been shown to be redundant for defense against HSV in the periphery, but critical for defense within the CNS. Additionally, a protective role for TLR3 against human coxsackie virus infections has been suggested by a recent analysis of 57 viral myocarditis patients, in which the P554S allele was found and the L412F variant was found at a higher prevalence than in a cohort of control patients, although the prevalence of L412F in the control cohort in this study was much lower than the prevalence reported for the general population. In mice, TLR3 deficiency is linked to decreased survival following coxsackie virus challenge. The extent to which the administration of an antibody against TLR3 mimics genetic deficiency of TLR3 remains unknown, although no such infections have been seen in clinical trials conducted to date.

Thus, evidence from both in vivo and in vitro studies supports the hypothesis that blockade of TLR3 may be effective in microbial diseases in which the innate pro-inflammatory response drives pathology to a greater extent than the virus, such as in influenza.

We plan to explore the possibility of conducting proof-of-concept studies of PRV-300 in pandemic flu (e.g., or avian or swine) in conjunction with relevant collaborators and/or government agencies. PRV-300 has been shown to prevent immune pathology and to improve survival and other outcomes in a mouse model of swine flu. Pandemic flu and other viral diseases that can be studied in animal models could potentially lead to accelerated approvals and stockpiling under FDA’s Animal Efficacy Rule, or Animal Rule, guidance without an immediate need for human clinical trials. The FDA Animal Rule applies to the development and testing of drugs and biologicals to reduce or prevent serious/life-threatening conditions caused by exposure to lethal agents, where human efficacy trials are not feasible or ethical.

Significant Contracts and Agreements Related to Research and Development Activities

License and Acquisition Agreements

MacroGenics Asset Purchase Agreement

In May 2018, we entered into an Asset Purchase Agreement with MacroGenics pursuant to which we acquired MacroGenics’ interest in teplizumab (renamed PRV-031), a humanized mAb for the treatment of T1D. As partial consideration for the MacroGenics Asset Purchase Agreement, we granted MacroGenics a warrant to purchase 2,162,389 shares of our common stock at an exercise price of $2.50 per share. We are obligated to pay MacroGenics contingent milestone payments totaling $170.0 million upon the achievement of certain regulatory approval milestones. In addition, we are obligated to make contingent milestone payments to MacroGenics totaling $225.0 million upon the achievement of certain sales milestones. We have also agreed to pay MacroGenics a single-digit royalty on net sales of the product. We have also agreed to pay third-party obligations, including low single-digit royalties, a portion of which is creditable against royalties payable to MacroGenics, aggregate milestone payments of up to approximately $1.3 million and other consideration, for certain third-party intellectual property under agreements we are assuming pursuant to the Asset Purchase Agreement. Further, we are required to pay MacroGenics a low double-digit percentage of certain consideration to the extent it is received in connection with a future grant of rights to PRV-031 by us to a third party. We are obligated to use reasonable commercial efforts to develop and seek regulatory approval for PRV-031.

Amgen License and Collaboration Agreement

In November 2018, we entered into the Amgen Agreement with Amgen for PRV-015. Pursuant to the Amgen Agreement and subject to certain terms and conditions set forth in the Amgen Agreement, Amgen has agreed to invest in us in the Concurrent Private Placement. Under the terms of the Amgen Agreement, we will conduct and fund the Phase 2b PROACTIVE trial in NRCD and lead the development and regulatory activities for the program. Amgen is also responsible for the manufacturing of PRV-015. At any point until 120 days after the delivery by us of the final data package from the Phase 2b trial to Amgen, Amgen reserves the right to assume control over all activities with respect to PRV-015, including pricing and marketing decisions, after the payment of a $150.0 million milestone. If Amgen elects not to pay the $150.0 million milestone, we may elect to negotiate a license agreement for PRV-015 (formerly AMG 714) rights, which each of Amgen and us are required to negotiate in good faith and execute. Under the license agreement, we will be obligated to make certain contingent milestone payments to Amgen and other third parties totaling up to $70.0 million upon the achievement of certain clinical and regulatory milestones and a low double-digit royalty on net sales of any approved product based on the IL-15 technology. The Amgen Agreement may be terminated by us without cause (in which case the exclusive global rights to the technology will transfer back to Amgen) and by either party upon a material breach. The agreement expires upon the expiration of Amgen’s last obligation to make royalty payments to us (or, our last obligation to make royalty payments to Amgen, if the program rights are transferred to us).

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Janssen License CSF-1R

In April 2017, we entered into a License, Development and Commercialization Agreement, pursuant to which Janssen Pharmaceutica NV granted us exclusive global rights for the purpose of developing and commercializing JNJ-40346527 (renamed PRV-6527), a colony stimulating factor 1 receptor (CSF-1R) inhibitor for IBDs including CD. We are obligated to conduct a single Phase 2a proof-of-mechanism and proof-of-concept clinical trial for the CD indication. Janssen will supply product for the clinical trial. For 90 days following the conclusion of the Phase 2a clinical trial, Janssen will have an option to buy back the rights for future development for a one-time payment of $50.0 million and future single-digit royalties on future net sales for a period of ten years from first sale or expiration of the intellectual property, whichever is shorter. If Janssen does not exercise its option to buy-back the rights, all rights will remain with us and we will be obligated to make contingent milestone payments to Janssen totaling $35.0 million upon the achievement of certain clinical and regulatory milestones for the first indication and an additional $20.0 million upon the achievement of certain clinical and regulatory milestones for a second indication. In addition, we have agreed to pay Janssen tiered single-digit royalties on net sales of any approved product based on the CSF-1R technology and three additional payments totaling $100.0 million upon the achievement of certain annual net sales levels. The CSF-1R License Agreement may be terminated by us without cause (in which case the exclusive global rights to the technology will transfer back to Janssen) and by either party upon a material breach and expires upon the expiration of our last obligation to make royalty payments to Janssen. Janssen will supply drug product for our Phase 2a study. Janssen will also allow us to access their proprietary benchmark data, which includes imaging, tissue and biomarker data.

MacroGenics License Agreement

In May 2018, we entered into a License Agreement with MacroGenics, pursuant to which MacroGenics granted us exclusive global rights for the purpose of developing and commercializing MGD010 (renamed PRV-3279), a humanized protein and a potential treatment for SLE and other similar diseases. As partial consideration for the MacroGenics License Agreement, we granted MacroGenics a warrant to purchase 270,299 shares of our common stock at an exercise price of $2.50 per share. We are obligated to make contingent milestone payments to MacroGenics totaling $42.5 million upon the achievement of certain developmental and approval milestones for the first indication, and an additional $22.5 million upon the achievement of certain regulatory approvals for a second indication. In addition, we are obligated to make contingent milestone payments to MacroGenics totaling $225.0 million upon the achievement of certain sales milestones. We have also agreed to pay MacroGenics a single-digit royalty on net sales of the product. Further, we are required to pay MacroGenics a low double-digit percentage of certain consideration to the extent received in connection with a future grant of rights to PRV-3279 by us to a third party. We are obligated to use commercially reasonable efforts to develop and seek regulatory approval for PRV-3279. The license agreement may be terminated by either party upon a material breach or bankruptcy of the other party, by us without cause upon prior notice to MacroGenics, and by MacroGenics in the event that we challenge the validity of any licensed patent under the agreement, but only with respect to the challenged patent.

Vactech License

In April 2017, we entered into a License Agreement with Vactech, pursuant to which Vactech granted us exclusive global rights for the purpose of developing and commercializing the CVB vaccine platform technology. In consideration of the licenses and other rights granted by Vactech, we issued two million shares of our common stock to Vactech. We recorded the issuance of the shares at their estimated fair value of approximately $1.70 per share for a total of $3.4 million as a license fee expense included as part of research and development expenses for the year ended December 30, 2017. We paid Vactech a total of approximately $0.5 million for transition and advisory services during the first 18 months of the term of the agreement. Vactech is obligated to transition its intellectual property, provide reference samples, assist with the technology transfer to a third-party contract manufacturer, and participate on our scientific advisory board. In addition, we may be obligated to make a series of contingent milestone payments to Vactech totaling up to an additional $24.5 million upon the achievement of certain clinical development and regulatory filing milestones. In addition, we have agreed to pay Vactech tiered single-digit royalties on net sales of any approved product based on the CVB platform technology and three additional payments totaling $19.0 million upon the achievement of certain annual net sales levels. The Vactech Agreement may be terminated by us on a country by country basis without cause (in which case the exclusive global rights to the technology will transfer back to Vactech) and by either party upon a material breach or insolvency of the other party. If we terminate the agreement with respect to two or more specified European countries, the agreement will be deemed terminated with respect to all of the EU, and if we terminate the agreement with respect to the United States, the agreement will be deemed terminated with respect to all of North America and expires upon the expiration of our last obligation to make royalty payments to Vactech.

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Janssen License TLR3

In April 2017, we entered into a License, Development and Commercialization Agreement with Jansssen, pursuant to which Janssen Sciences Ireland UC granted us exclusive global rights for the purpose of developing and commercializing JNJ-42915925 (renamed PRV-300), an anti-TLR3 antibody. Under the TLR3 License Agreement, we will be obligated to make contingent milestone payments to Janssen totaling $31.0 million upon the achievement of certain clinical and regulatory milestones for the first indication and an additional $17.0 million upon the achievement of certain clinical and regulatory milestones for a second indication. In addition, we have agreed to pay Janssen a single-digit royalty on net sales of any approved product based on the TLR3 technology and three additional payments totaling $60.0 million upon the achievement of certain annual net sales levels. The TLR3 License Agreement may be terminated by us without cause (in which case the exclusive global rights to the technology will transfer back to Janssen) and by either party upon a material breach or insolvency of the other party and expires upon the expiration of our last obligation to make royalty payments to Janssen. Janssen supplied drug product for the completed Phase 1b PULSE study.

Intravacc Development Services Agreement

In March 2018, we entered into a Development Services Agreement with The Institute of Translational Vaccinology, or Intravacc, pursuant to which Intravacc will provide services related to process development, non-GMP and GMP manufacturing of our polyvalent CVB vaccine, including providing proprietary technology for manufacturing purposes. We will pay Intravacc approximately €10 million for their services over the development and manufacturing period which we expect will last for approximately 18 to 24 months. Each party retains its existing intellectual property and will share newly developed intellectual property via a fully-paid non-exclusive license between the parties for all development work through phase 1 clinical trials. Any future use, including commercial use, of Intravacc’s technology will be subject to a separate nonexclusive license agreement. The Intravacc Development Services Agreement may be terminated by us with ninety days’ notice without cause and by either party upon a material breach or insolvency of the other party.

AGC Biologics Agreement

In February 2019, we entered into services agreement with AGC Biologics, or AGC to manufacture and supply teplizumab, PRV-031, for our anticipated clinical supply needs. We may terminate the agreement or any statement of work thereunder with approximately 12 months’ prior written notice to AGC. If we provide less than 12 months’ notice of termination, we may incur a cancellation fee depending on the timing of such notice. AGC may terminate the agreement if we do not, over a specified period, purchase and take delivery from AGC of a specified minimum quantity of API for teplizumab. Each party also has the right to terminate the agreement for other customary reasons such as material breach and bankruptcy. The agreement contains provisions relating to compliance by AGC with current Good Manufacturing Practices, cooperation by AGC in connection with potential marketing applications for PRV-031, indemnification, confidentiality, dispute resolution and other customary matters for an agreement of this kind.

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Parexel Services Agreement

In February 2019, we entered into a services agreement with Parexel, or the Parexel Services Agreement, pursuant to which we retained Parexel to perform implementation and management services in connection with the PROTECT study of PRV-031. We may terminate the services agreement or any work order for any reason and without cause with 90 days’ written notice. Either party may terminate the agreement in the event of a material breach or, bankruptcy petition by the other party or, if any approval from a regulatory authority is revoked, suspended or expires without renewal. We currently anticipate that aggregate costs relating to all work orders under the Parexel Services Agreement for the PROTECT study will be approximately $43.0 million over the period of the study.

Intellectual Property

We believe that our current patent applications and any future patents and other proprietary rights that we own, or control through licensing, are and will be essential to our business. We believe that these intellectual property rights will affect our ability to compete effectively with others. We also rely and will rely on trade secrets, know-how, continuing technological innovations and licensing opportunities to develop, maintain and strengthen our competitive position. We seek to protect these, in part, through confidentiality agreements with certain employees, consultants, advisors and other parties. Our success will depend in part on our ability, and the ability of our licensor, to obtain, maintain (including making periodic filings and payments) and enforce patent protection for our/their intellectual property, including those patent applications to which we have secured exclusive rights.

We plan to spend considerable resources and focus in the future on obtaining U.S. and foreign patents. We have and will continue to actively protect our intellectual property. No assurances can be given that any of our patent applications will result in the issuance of a patent or that the examination process will not require us to narrow our claims. In addition, any issued patents may be contested, circumvented, found unenforceable or invalid, and we may not be able to successfully enforce our patent rights against third parties. No assurance can be given that others will not independently develop a similar or competing technology or design around any patents that may be issued to us. We intend to expand our international operations in the future and our patent portfolio, copyright, trademark and trade secret protections may not be available or may be limited in foreign countries.

PRV-031 (teplizumab anti-CD3 antibody)

Through our agreement with MacroGenics, we have acquired a patent portfolio that includes eight issued patents, including three U.S. patents and five ex-U.S. patents in Australia, Israel, Mexico and Singapore. The issued patents are set to expire no earlier than dates ranging from 2019 and 2028, subject to any disclaimers, patent term adjustments or extensions available under the law.

These issued patents disclose humanized antibodies that bind to CD3, and use of these antibodies in treating autoimmune disorders, including T1D and RA.

PRV-015 (IL-15)

Through our agreement with Amgen we have licensed a patent portfolio that includes: i) 78 issued patents, including seven U.S. patents, 42 patents in European countries, and 29 patents in other ex-U.S. jurisdictions; and ii) 19 pending patent applications, including two pending U.S. patent applications, one pending European patent application, and 16 pending patent applications in other ex-U.S. jurisdictions.

The patents and patent applications disclose anti-IL-15 antibodies, methods of using the same, manufacturing conditions and dosages of the same.

The issued patents are set to expire no earlier than dates ranging from 2022 and 2027, subject to any disclaimers or extensions under the law. In the event that the pending patent applications issue as patents, although there can be no assurance that the patent applications will issue, the patents would be set to expire no earlier than dates ranging from 2026 and 2037, subject to any disclaimers, patent term adjustments or extensions available under the law.

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PRV-6527 (CSF-1R)

Through our agreement with Janssen Pharmaceutica NV, we have licensed a patent portfolio that includes: i) 73 issued patents, including one U.S. patent, one patent in European countries, and 71 patents in other ex-U.S. jurisdictions; and ii) three pending patent applications, one pending U.S. patent application, one pending European patent application, and one pending patent applications in other ex-U.S. jurisdictions. The issued patents are set to expire no earlier than dates ranging from 2027 and 2030 subject to any disclaimers, patent term adjustments or extensions under the law. In the event that the pending patent applications issue as patents, although there can be no assurance that the patent applications will issue, the patents would be set to expire no earlier than dates ranging from 2027 and 2030, subject to any disclaimers, patent term adjustments or extensions available under the law.

PRV-3279 (CD32B/CD79B diabody)

Through our agreement with MacroGenics, we have a licensed patent portfolio that includes: i) 213 issued patents, including ten U.S. patents, 142 patents in European countries, and 61 patents in other ex-U.S. jurisdictions; and ii) 52 pending patent applications, including nine pending U.S. patent applications, four pending European patent applications, and 39 pending patent applications in other ex-U.S. jurisdictions.

The patents and patent applications disclose a platform technology for making diabodies, specific anti-CD32B antibodies, specific anti-CD79B antibodies, specific diabodies that co-ligate both CD32B and CD79B, as well as use of these antibodies and diabodies in treating various disorders, including cancer, autoimmune disorder, inflammatory disorder, and IgE-mediated allergic disorder.

The issued patents in the U.S. and various ex-U.S. countries generally have terms of 20 years from their respective priority filing dates, subject to available extensions, and are thus set to expire no earlier than dates ranging from 2023 and 2034 subject to any disclaimers, patent term adjustments or extensions available under the law. In the event that the pending patent applications issue as patents, although there can be no assurance that the patent applications will issue, the patents would be set to expire no earlier than dates ranging from 2023 and 2037, subject to any disclaimers, patent term adjustments or extensions available under the law.

PRV-101 (CVB/T1D)

Through our agreement with Vactech, we have a licensed patent portfolio that includes one issued U.S. patent, two pending U.S. patent applications, and 38 patents in various European countries (i.e., one granted European patent validated in 38 European Patent Convention member states). The pending U.S. patent applications and the European country patents disclose use of a CVB vaccine composition in the prevention or treatment of T1D.

The patents issued in the U.S. and various European countries generally have terms of 20 years from their respective priority filing dates, subject to available extensions, and are thus set to expire no earlier than 2032, subject to any disclaimers, patent term adjustments or extensions available under the law.

PRV-300 (TLR3 Antagonist)

Through our agreement with Janssen Sciences Ireland UC we have a licensed patent portfolio that includes: i) 137 issued patents, including eight U.S. patents, 77 patents in European,  or EP, countries (i.e., two granted European patents validated in a combined total of 77 European Patent Convention, or EPC, member states), and 51 patents in other ex-U.S. jurisdictions (including: i) two Eurasian Patent Office, or EAPO, patents validated in a total of 20 Eurasian Patent Convention member states; and ii) 31 issued patents in ex-U.S. countries other than EP and EAPO); and ii) 34 pending patent applications, including one pending U.S. patent application, two pending European patent applications, two pending EAPO patent applications and 29 pending patent applications in other ex-U.S. jurisdictions.

These issued patents and patent applications disclose antibodies that bind TLR3 and that function as TLR3 antagonists, and use of these antibodies in treating various disorders, including respiratory disorders, inflammatory conditions, and metabolic disorders, as well as in reduction of cholesterol.

The issued patents generally have terms of 20 years from their respective priority filing dates, subject to available extensions, and thus the issued patents are set to expire no earlier than dates ranging from 2029 and 2031. In the event that patents issue based on the pending patent applications, although there can be no assurance that any of the patent application will be granted, such patents would be expected to expire between 2029 and 2031, subject to any disclaimers, patent term adjustments or extensions available under the law.

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Sales and Marketing

We are a clinical stage company without a history of revenue or manufacturing, late stage clinical development or marketing experience. Because late stage clinical development, as well as establishing a full manufacturing and distribution structure, is expensive and time consuming, we intend to explore alternative commercialization strategies, including:

●	developing drug candidates through the earlier stages of clinical development with the objectives of rapid, cost effective risk reduction and value creation and then establishing strategic partnership for late stage clinical development and subsequent commercialization;
●	developing a robust pipeline of promising drug candidates at various stages of the development process to establish optionality and regular value inflection opportunities and revenue(s);
●	strategically entering into co-development partnership(s) to retain potential for commercialization rights on selected drug candidate(s) and market opportunities; and
●	partnering with industry participants to incorporate our technology into new and existing drugs.

We expect that partnering with pharmaceutical or biotherapeutic companies may accelerate product acceptance into our target market areas and gain the sales and marketing advantages of the partner’s distribution infrastructure. We intend to continue to strengthen our market position and solidify our leadership position in immunotherapy by continuing to improve our technology, broadening our clinical and therapeutic applications, identifying new clinical and therapeutic applications and forming strategic relationships with our licensors.

Manufacturing

We do not currently own or operate manufacturing facilities for the production of clinical or commercial quantities of any of our product candidates. Although we rely and intend to continue to rely upon third–party contract manufacturers to produce our products and product candidates, we have recruited personnel and consultants with experience to manage these third–party contract manufacturers. In certain cases, our collaboration partners for each respective program are responsible for providing clinical drug supply or drug product for those program’s clinical trials. In other cases, we have engaged third-party manufacturers to provide services related to process development, non-GMP and GMP manufacturing and other related services.

The table below lists the third-party responsible for manufacturing drug supply for each of our programs:

Product Candidate	Supplier	Party Responsible for Costs
PRV-031	Existing drug supply – MacroGenics Future drug supply – AGC Biologics	MacroGenics Provention
PRV-015	Amgen	Amgen
PRV-6527	Existing drug supply – Janssen Future drug supply - Janssen	Janssen Provention/Janssen
PRV-3279	Existing drug supply – MacroGenics Future drug supply – vendors being evaluated	MacroGenics Provention
PRV-101	Intravacc	Provention
PRV-300	Existing drug supply – Janssen Future drug supply – to be determined	Janssen Provention

We have historically relied upon an existing supply of PRV-031 produced by MacroGenics for use in our clinical trials of PRV-031. This existing supply is insufficient to fully supply the ongoing PROTECT study to completion. In February 2019, we entered into an agreement with AGC Biologics to manufacture PRV-031 for our anticipated clinical trial needs. In order to obtain regulatory approval, the PROTECT study will need to include data from a sufficient number of subjects dosed with the supply of PRV-031 produced by AGC Biologics to demonstrate safety and efficacy. In addition, we will require AGC Biologics to satisfy process validation requirements with regard to PRV-031 and we will be required to demonstrate to the FDA and other regulatory authorities the comparability of AGC Biologics product to MacroGenics product, in order for PRV-031 to obtain regulatory approval.

Competition

We face substantial competition from well-established large pharmaceutical companies, as well as innovative new entrants. Nevertheless, we believe our strategic intent is sufficiently differentiated in that we are focusing on intercepting or potentially preventing the onset and progression of immune-mediated and inflammatory diseases by selecting and developing product candidates that are aimed at relevant and predominantly upstream pathophysiological targets.

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The symptomatic treatment of T1D is a highly competitive market with large incumbents such as Sanofi, Novo Nordisk and Eli Lilly providing insulin and blood glucose monitoring products and working on new ways to manage the disease. Our goal is to delay or prevent the onset of T1D and spare patients the need to live with blood glucose monitoring and daily insulin injections and this therapy’s many complications and clinically relevant shortfalls. We believe our enteroviral vaccine approach is unique in that it aims to prevent the onset of T1D prior to the rise of auto-antibodies programmed to attack insulin producing beta cells. We are aware of competitive vaccine technologies in development that are attempting to alter the autoimmune cycle once these auto-antibodies have been detected. However, we believe our vaccine approach may intercept the process prior to this cycle being initiated. Other immunomodulation therapies have shown preservation of beta cell function in early phase studies of new-onset T1D including anti-thymocyte globulin (ATG), CTLA4-Ig (costimulatory blocker), anti-CD20 (Rituxan) and LFA3-Ig (alefacept). All of these Phase 2 studies were conducted by the academic community or by T1D networks and do not appear to be in active development by industry sponsors. The most recent data were reported with Thymoglobulin® which is an approved anti-thymocyte globulin obtained by immunization of rabbits with human thymocytes, and is indicated for the treatment of renal transplant acute rejection in conjunction with concomitant immunosuppression and for induction in adult renal transplant recipients. Low dose ATG was administered intravenously for 2 days in early onset T1D (within 100 days of diagnosis). While C-peptide preservation was observed, due to the risk of serum sickness, ATG was administered during a 2-3 day hospitalization and required pre-medication, including intravenous corticosteroids.

PRV-015 has the potential to be the first drug ever approved for CD since it is the only medication which has shown simultaneous improvement in symptoms and inflammation to date, and since most clinical-stage products are early in development and have not established proof-of-concept. Competition includes experimental medications in development by Innovate (INN-202/larazotide acetate, Phase 2b study completed in 2014; Phase 3 announced), ImmunogenX (IMGX-003/latiglutenase, Phase 2b study completed in 2016 missed primary endpoint, phase 2a announced), ImmusanT (NexVax 2, phase 2a on-going), Zedira/Dr. Falk (ZED1227, phase 2a on-going), Cour (NP-GLI, Phase 1/2 on-going) and PvP Biologics (KumaMax, Phase 1 on-going).

The market for IBD, including CD, is currently led by large pharmaceutical companies serving the autoimmune market with anti-TNF biologics. Among these companies are AbbVie, Eli Lilly, Johnson & Johnson and Pfizer. New drugs are continually being developed in this highly-competitive space by large pharma and early to mid-stage biotech companies. However, many of these drugs used for CD focus on attempting to bring about remission or treating the symptoms of advanced stages of IBD, by neutralizing the inflammatory signals that are released once the immune system has been pathologically activated. We are using a novel approach intended to intercept the autoimmune cycle before these inflammatory signals are received and have an opportunity to trigger significant tissue damage. Our drugs target “upstream” mechanisms of action that may provide benefit for a wider patient population, including patients that have already been treated with anti-TNF drugs that failed to adequately or sustainably control their disease. One of our assets is a small molecule intended for oral administration, which is potentially a significant further differentiating factor in CD, a crowded market currently dominated by injectable biologics.

The market for lupus is currently led by large pharmaceutical companies commercializing older, off-patent products such as steroids, immunosuppressive agents including azathioprine, cyclosphosphamide, cyclosporine and mycophenolate. In addition, Glaxo SmithKline and Roche offer recently approved B cell-targeted agents. GSK received approval for belimumab (Benlysta) in 2011, the first drug approval in lupus in 50 years. Despite modest efficacy and slow onset of effect, belimumab’s annual sales are currently approximately $600 million. Roche’s rituximab (Rituxan), a blockbuster drug, is used off-label in lupus despite not having been approved in SLE. The lupus field is competitive and new experimental drugs are being tested in late stage trials by large pharmaceutical companies and early to mid-stage biotech companies and include: the anti-interferon alpha receptor anifrolumab (MedImmune/Astra Zeneca), anti-CD19/CD32B XmAb5871 (Xencor) and calcineurin inhibitor voclosporin (Aurinia Pharmaceuticals). We expect that PRV-3279 will be differentiated from the competition because of greater and faster-onset efficacy, better safety (PRV-3279 does not deplete B cells and is not expected to be immune-suppressive), and less gastrointestinal side effects (since PRV-3279 is a highly specific mAb with likely minimal off-target side effects).

Government Regulation

Our business activities, including the manufacturing, research, development and marketing of our product candidates, are subject to extensive regulation by numerous governmental authorities in the United States and other countries. Before marketing in the United States, any new drug developed by us or our collaborators must undergo rigorous preclinical testing, clinical trials and an extensive regulatory clearance process implemented by the FDA under the Federal Food, Drug, and Cosmetic Act, as amended. The FDA regulates, among other things, the development, testing, manufacture, safety, efficacy, record keeping, labeling, storage, approval, advertising, promotion, import, export, sale and distribution of biopharmaceutical products. The regulatory review and approval process, which includes preclinical testing and clinical trials of each product candidate, is lengthy, expensive and uncertain. Moreover, government coverage and reimbursement policies will both directly and indirectly impact our ability to successfully commercialize any future approved products, and such coverage and reimbursement policies will be impacted by enacted and any applicable future healthcare reform and drug pricing measures. In addition, we are subject to state and federal laws, including, among others, anti-kickback laws, false claims laws, data privacy and security laws, and transparency laws that restrict certain business practices in the pharmaceutical industry.

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In the United States, drug product candidates intended for human use undergo laboratory and animal testing until adequate proof of safety is established. Clinical trials for new product candidates are then typically conducted in humans in three sequential phases that may overlap. Phase 1 trials involve the initial introduction of the product candidate into healthy human volunteers. The emphasis of Phase 1 trials is on testing for safety or adverse events, dosage, tolerance, metabolism, distribution, excretion and clinical pharmacology. Phase 2 involves studies in a limited patient population to determine the initial efficacy of the compound for specific targeted indications, to determine dosage tolerance and optimal dosage, and to identify possible adverse side effects and safety risks. Once a compound shows evidence of effectiveness and is found to have an acceptable safety profile in Phase 2 evaluations, Phase 3 trials are undertaken to more fully evaluate clinical outcomes. Before commencing clinical investigations in humans, we or our collaborators must submit an IND to the FDA.

Regulatory authorities, Institutional Review Boards and Data Monitoring Committees may require additional data before allowing clinical trials to commence, continue or proceed from one phase to another, and could demand that studies be discontinued or suspended at any time if there are significant safety issues. We have in the past and may in the future rely on assistance from our third-party collaborators and contract service providers to file our INDs and generally support our development and regulatory activities approval process for our potential products. Clinical testing must also meet requirements for clinical trial registration, institutional review board oversight, informed consent, health information privacy, and GCPs. Additionally, the manufacture of our drug product, must be done in accordance with current GMPs.

To establish a new product candidate’s safety and efficacy, the FDA requires companies seeking approval to market a drug product to submit extensive preclinical and clinical data, along with other information, for each indication for which the product will be labeled. The data and information are submitted to the FDA in the form of a New Drug Application, or NDA, or Biologics License Application, or BLA which must be accompanied by payment of a significant user fee unless a waiver or exemption applies. Generating the required data and information for regulatory approval takes many years and requires the expenditure of substantial resources. Information generated in this process is susceptible to varying interpretations that could delay, limit or prevent regulatory approval at any stage of the process. The failure to demonstrate adequately the quality, safety and efficacy of a product candidate under development would delay or prevent regulatory approval of the product candidate. Under applicable laws and FDA regulations, each NDA or BLA submitted for FDA approval is given an internal administrative review within 60 days following submission of the NDA or BLA. If deemed sufficiently complete to permit a substantive review, the FDA will “file” the NDA or BLA. The FDA can refuse to file any NDA and BLA that it deems incomplete or not properly reviewable. The FDA has established internal goals of eight months from submission for priority review of NDAs or BLAs that cover product candidates that offer major advances in treatment or provide a treatment where no adequate therapy exists, and 12 months from submission for the standard review of NDAs and BLAs. However, the FDA is not legally required to complete its review within these periods, these performance goals may change over time and the review is often extended by FDA requests for additional information or clarification. Moreover, the outcome of the review, even if generally favorable, may not be an actual approval but a “complete response letter” that describes additional work that must be done before the NDA or BLA can be approved. Before approving an NDA or BLA, the FDA can choose to inspect the facilities at which the product is manufactured and will not approve the product unless the manufacturing facility complies with GMPs. The FDA may also audit sites at which clinical trials have been conducted to determine compliance with GCPs and data integrity. The FDA’s review of an NDA or BLA may also involve review and recommendations by an independent FDA advisory committee, particularly for novel indications. The FDA is not bound by the recommendation of an advisory committee.

In addition, delays or rejections may be encountered based upon changes in regulatory policy, regulations or statutes governing product approval during the period of product development and regulatory agency review.

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Before receiving FDA approval to market a potential product, we or our collaborators must demonstrate through adequate and well-controlled clinical trials that the potential product is safe and effective in the patient population that will be treated. In addition, under the Pediatric Research Equity Act, or PREA, an NDA or BLA or supplement thereto must contain data to assess the safety and effectiveness of the drug for the claimed indications in all relevant pediatric subpopulations and to support dosing and administration for each pediatric subpopulation for which the product is safe and effective, unless a waiver applies. If regulatory approval of a potential product is granted, this approval will be limited to those disease states and conditions for which the product is approved. Marketing or promoting a drug for an unapproved indication is generally prohibited. Furthermore, FDA approval may entail ongoing requirements for risk management, including post-marketing, or Phase 4, studies. Even if approval is obtained, a marketed product, its manufacturer and its manufacturing facilities are subject to payment of significant annual fees and continuing review and periodic inspections by the FDA. Discovery of previously unknown problems with a product, manufacturer or facility may result in restrictions on the product or manufacturer, including labeling changes, warning letters, costly recalls or withdrawal of the product from the market.

Any drug is likely to produce some toxicities or undesirable side effects in animals and in humans when administered at sufficiently high doses and/or for sufficiently long periods of time. Unacceptable toxicities or side effects may occur at any dose level at any time in the course of studies in animals designed to identify unacceptable effects of a product candidate, known as toxicological studies, or during clinical trials of our potential products. The appearance of any unacceptable toxicity or side effect could cause us or regulatory authorities to interrupt, limit, delay or abort the development of any of our product candidates. Further, such unacceptable toxicity or side effects could ultimately prevent a potential product’s approval by the FDA or foreign regulatory authorities for any or all targeted indications or limit any labeling claims and market acceptance, even if the product is approved.

In addition, as a condition of approval, the FDA may require an applicant to develop a Risk Evaluation and Mitigation Strategy, or REMS. A REMS uses risk minimization strategies beyond the professional labeling to ensure that the benefits of the product outweigh the potential risks. To determine whether a REMS is needed, the FDA will consider the size of the population likely to use the product, seriousness of the disease, expected benefit of the product, expected duration of treatment, seriousness of known or potential adverse events, and whether the product is a new molecular entity. REMS can include medication guides, physician communication plans for healthcare professionals, and elements to assure safe use, or ETASU. ETASU may include, but are not limited to, special training or certification for prescribing or dispensing, dispensing only under certain circumstances, special monitoring, and the use of patient registries. The FDA may require a REMS before approval or post-approval if it becomes aware of a serious risk associated with use of the product. The requirement for a REMS can materially affect the potential market and profitability of a product.

Any trade name that we intend to use for a potential product must be approved by the FDA irrespective of whether we have secured a formal trademark registration from the U.S. Patent and Trademark Office. The FDA conducts a rigorous review of proposed product names and may reject a product name if it believes that the name inappropriately implies medical claims or if it poses the potential for confusion with other product names. The FDA will not approve a trade name until the NDA or BLA for a product is approved. If the FDA determines that the trade names of other products that are approved prior to the approval of our potential products may present a risk of confusion with our proposed trade name, the FDA may elect to not approve our proposed trade name. If our trade name is rejected, we will lose the benefit of any brand equity that may already have been developed for this trade name, as well as the benefit of our existing trademark applications for this trade name.

We and our collaborators and contract manufacturers also are required to comply with the applicable FDA GMP regulations. GMP regulations include requirements relating to quality control and quality assurance as well as the corresponding maintenance of records and documentation. Manufacturing facilities are subject to inspection by the FDA. These facilities must be approved before we can use them in commercial manufacturing of our potential products and must maintain ongoing compliance for commercial product manufacture. The FDA may conclude that we or our collaborators or contract manufacturers are not in compliance with applicable GMP requirements and other FDA regulatory requirements, which may result in delay or failure to approve applications, warning letters, product recalls and/or imposition of fines or penalties.

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If a product is approved, we must also comply with post-marketing requirements, including, but not limited to, compliance with advertising and promotion laws enforced by various government agencies, including the FDA’s Office of Prescription Drug Promotion, through such laws as the Prescription Drug Marketing Act, federal and state anti-fraud and abuse laws, including anti-kickback and false claims laws, healthcare information privacy and security laws, post-marketing safety surveillance, and disclosure of payments or other transfers of value to healthcare professionals and entities. In addition, we are subject to other federal and state regulation including, for example, the implementation of corporate compliance programs.

If we elect to distribute our products commercially, we must comply with state laws that require the registration of manufacturers and wholesale distributors of pharmaceutical products in a state, including, in certain states, manufacturers and distributors who ship products into the state even if such manufacturers or distributors have no place of business within the state. Some states also impose requirements on manufacturers and distributors to establish the pedigree of product in the chain of distribution, including some states that require manufacturers and others to adopt new technology capable of tracking and tracing product as it moves through the distribution chain.

Outside of the United States, our ability to market a product is contingent upon receiving a marketing authorization from the appropriate regulatory authorities, including the EMA. The requirements governing the conduct of clinical trials, marketing authorization, pricing and reimbursement vary widely from country to country. At present, foreign marketing authorizations are applied for at a national level, although within the European Community, centralized registration procedures are available to companies wishing to market a product in more than one European Community member state. If the regulatory authority is satisfied that adequate evidence of safety, quality and efficacy has been presented, marketing authorization will be granted. This foreign regulatory development and approval process involves all of the risks associated with achieving FDA marketing approval in the U.S. as discussed above. In addition, foreign regulations may include applicable post-marketing requirements, including safety surveillance, anti-fraud and abuse laws, and implementation of corporate compliance programs and reporting of payments or other transfers of value to healthcare professionals and entities.

Reimbursement

Potential sales of any of our product candidates, if approved, will depend, at least in part, on the extent to which such products will be covered by third-party payors, such as government health care programs, commercial insurance and managed healthcare organizations. These third-party payors are increasingly limiting coverage and/or reducing reimbursements for medical products and services. A third-party payor’s decision to provide coverage for a drug product does not imply that an adequate reimbursement rate will be approved. Further, one payor’s determination to provide coverage for a drug product does not assure that other payors will also provide coverage for the drug product. In addition, the U.S. government, state legislatures and foreign governments have continued implementing cost-containment programs, including price controls, restrictions on reimbursement and requirements for substitution of generic products. Adoption of price controls and cost-containment measures, and adoption of more restrictive policies in jurisdictions with existing controls and measures, could further limit our future revenues and results of operations. Decreases in third-party reimbursement or a decision by a third-party payor to not cover a product candidate, if approved, or any future approved products could reduce physician usage of our products, and have a material adverse effect on our sales, results of operations and financial condition.

In the United States, the Medicare Part D program provides a voluntary outpatient drug benefit to Medicare beneficiaries for certain products. We do not know whether our product candidates, if approved, will be eligible for coverage under Medicare Part D, but individual Medicare Part D plans offer coverage subject to various factors such as those described above. Furthermore, private payors often follow Medicare coverage policies and payment limitations in setting their own coverage policies.

Healthcare Laws and Regulations

Sales of our product candidates, if approved, or any other future product candidate will be subject to healthcare regulation and enforcement by the federal government and the states and foreign governments in which we might conduct our business. The healthcare laws and regulations that may affect our ability to operate include the following:

●	The federal Anti-Kickback Statute makes it illegal for any person or entity to knowingly and willfully, directly or indirectly, solicit, receive, offer, or pay any remuneration that is in exchange for or to induce the referral of business, including the purchase, order, lease of any good, facility, item or service for which payment may be made under a federal healthcare program, such as Medicare or Medicaid. The term “remuneration” has been broadly interpreted to include anything of value.
●	Federal false claims and false statement laws, including the federal civil False Claims Act, prohibits, among other things, any person or entity from knowingly presenting, or causing to be presented, for payment to, or approval by, federal programs, including Medicare and Medicaid, claims for items or services, including drugs, that are false or fraudulent.
●	The U.S. federal Health Insurance Portability and Accountability Act of 1996 (HIPAA) created additional federal criminal statutes that prohibit among other actions, knowingly and willfully executing, or attempting to execute, a scheme to defraud any healthcare benefit program, including private third-party payors or making any false, fictitious or fraudulent statement in connection with the delivery of or payment for healthcare benefits, items or services.
●	HIPAA, as amended by the Health Information Technology for Economic and Clinical Health Act of 2009 (HITECH) and their implementing regulations, impose obligations on certain types of individuals and entities regarding the electronic exchange of information in common healthcare transactions, as well as standards relating to the privacy and security of individually identifiable health information.
●	The federal Physician Payments Sunshine Act requires certain manufacturers of drugs, devices, biologics and medical supplies for which payment is available under Medicare, Medicaid or the Children’s Health Insurance Program, with specific exceptions, to report annually to the Center for Medicare & Medicaid Services information related to payments or other transfers of value made to physicians and teaching hospitals, as well as ownership and investment interests held by physicians and their immediate family members.

Also, many states have similar laws and regulations, such as anti-kickback and false claims laws that may be broader in scope and may apply regardless of payor, in addition to items and services reimbursed under Medicaid and other state programs. Additionally, we may be subject to state laws that require pharmaceutical companies to comply with the federal government’s and/or pharmaceutical industry’s voluntary compliance guidelines, state laws that require drug manufacturers to report information related to payments and other transfers of value to physicians and other healthcare providers or marketing expenditures, as well as state and foreign laws governing the privacy and security of health information, many of which differ from each other in significant ways and often are not preempted by HIPAA.

Additionally, to the extent that our product is sold in a foreign country, we may be subject to similar foreign laws.

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PRINCIPAL STOCKHOLDERS

The following table sets forth certain information as of May 31, 2019 with respect to the beneficial ownership of our common stock by the following: (i) each of our current directors; (ii) each of the named executive officers; (iii) the current executive officers; (iv) all of the current executive officers and directors as a group; and (v) each person known by us to own beneficially more than five percent (5%) of the outstanding shares of our common stock.

For purposes of the following table, beneficial ownership is determined in accordance with the applicable SEC rules and the information is not necessarily indicative of beneficial ownership for any other purpose. Except as otherwise noted in the footnotes to the table, we believe that each person or entity named in the table has sole voting and investment power with respect to all shares of our common stock shown as beneficially owned by that person or entity (or shares such power with his or her spouse). Under the SEC’s rules, shares of our common stock issuable under options or warrants that are exercisable on or within 60 days after May 31, 2019, or Presently Exercisable Options or Warrants, are deemed outstanding and therefore included in the number of shares reported as beneficially owned by a person or entity named in the table and are used to compute the percentage of the common stock beneficially owned by that person or entity. These shares are not, however, deemed outstanding for computing the percentage of the common stock beneficially owned by any other person or entity.

The percentage of the common stock beneficially owned by each person or entity named in the following table before the completion of the offering and the Concurrent Private Placement is based on 37,361,562 shares of common stock issued and outstanding as of May 31, 2019 plus any shares issuable upon exercise of Presently Exercisable Options or Warrants held by such person or entity. The percentage of common stock beneficially owned by each person or entity named in the following table after the completion of the offering and the Concurrent Private Placement is computed based upon 47,459,263 shares of common stock issued and outstanding based upon an assumed public offering price of $4.35 (the last reported sale price of our common stock on the Nasdaq Capital Market on June 7, 2019).

	Number of Shares Beneficially	Percentage of Shares Beneficially Owned
Name and Address of Beneficial Owner*	Owned	Before offering	After Offering
Named Executives Officer, Executive Officers and Directors
Ashleigh Palmer (1)	2,814,185	7.5%	5.8%
Francisco Leon (2)	2,818,360	7.5%	5.9%
Andrew Drechsler (3)	222,938	**	**
Eleanor Ramos (4)	330,860	**	**
Avery Catlin (5)	36,123	**	**
Anthony DiGiandomenico (6)	115,957	**	**
Wayne Pisano (7)	39,745	**	**
Jeffrey Bluestone (8)	14,625	**	**
All Executive Officers and Directors as a group (8 persons) (9)	6,392,793	16.6%	13.2%
5% Stockholders
Entities affiliated with MDB Capital, LLC (10)	2,669,151	7.0%	5.5%
Johnson & Johnson Innovation-JJDC, Inc. (11)	2,400,000	6.4%	5.1%
MacroGenics, Inc. (12)	2,432,688	6.1%	4.9%
Vactech Oy (13)	2,000,000	5.4%	4.2%
Peter A. Appel (14)	1,950,000	5.2%	4.1%

(*)	Unless otherwise indicated, the address is c/o Provention Bio, Inc., P.O. Box 666, Oldwick, NJ 08858.
(**)	Less than 1%.
(1)	Consists of (i) 2,543,325 shares of common stock and (ii) 270,860 shares of common stock underlying options exercisable as of May 31, 2019 or will become exercisable within 60 days after such date.
(2)	Consists of (i) 2,547,500 shares of common stock and (ii) 270,860 shares of common stock underlying options exercisable as of May 31, 2019 or will become exercisable within 60 days after such date.
(3)	Consists of (i) 16,250 shares of common stock and (ii) 206,688 shares of common stock underlying options exercisable as of May 31, 2019 or will become exercisable within 60 days after such date.
(4)	Consists of (i) 60,000 shares of common stock and (ii) 270,860 shares of common stock underlying options exercisable as of May 31, 2019 or will become exercisable within 60 days after such date.
(5)	Consists of (i) 20,000 shares of common stock and (ii) 16,123 shares of common stock underlying options exercisable as of May 31, 2019 or will become exercisable within 60 days after such date.
(6)	Consists of (i) 83,712 shares of common stock and (ii) 32,245 shares of common stock underlying options exercisable as of May 31, 2019 or will become exercisable within 60 days after such date.
(7)	Consists of (i) 7,500 shares of common stock and (ii) 16,123 shares of common stock underlying options exercisable as of May 31, 2019 or will become exercisable within 60 days after such date.
(8)	Consists of 14,625 shares of common stock.
(9)	Consists of (i) 5,292,912 shares of common stock and (ii) 1,099,881 shares of common stock underlying options exercisable as of May 31, 2019 or will become exercisable within 60 days after such date.
(10)	All information regarding entities affiliated with MDB Capital Group, LLC is based on information disclosed in a statement on Schedule 13D/A filed with the SEC on September 4, 2018 and includes 1,038,937 shares of common stock underlying warrants exercisable as of May 31, 2019 or will become exercisable within 60 days after such date. MDB Capital Group, LLC and Christopher A. Marlett Living Trust, a trust beneficially owned by Christopher A. Marlett, the chief executive officer of the reporting person, have shared voting and dispositive power for 34,921 shares of our common stock. The address for the reporting person is 2425 Cedar Springs Road, Dallas, TX 75201.
(11)	All information regarding Johnson & Johnson Innovation-JJDC, Inc. is based on information disclosed in a statement on Schedule 13G filed with the SEC on January 22, 2019. Johnson & Johnson Innovation-JJDC, Inc and Johnson & Johnson have shared voting and dispositive power for 2,400,000 shares of our common stock. The address for the reporting person is 410 George Street, New Brunswick, NJ 08901.
(12)	Consists of 2,432,688 shares of common stock underlying warrants exercisable as of May 31, 2019. The address of MacroGenics, Inc. is 9704 Medical Center Drive, Rockville, MD 20850.
(13)	All information regarding Vactech Oy is based on information disclosed in a statement on Schedule 13G filed with the SEC on February 14, 2019. The address for the reporting person is Biokatu 8, Tampere H9 33520.
(14)	All information regarding Peter A. Appel is based on information disclosed in a statement on Schedule 13G filed with the SEC on July 30, 2018. The address for the reporting person is 3505 Main Lodge Drive, Coconut Grove, FL 33133.

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CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS

Other than compensation arrangements for named executive officers and directors, we describe below each transaction and series of similar transactions, since October 2016 through the date of this prospectus, to which we were or are a party, in which:

●	the amounts involved exceeded or will exceed the lesser of $120,000 or one percent of the average of our total assets at year-end for the last two completed fiscal years; and
●	any of our directors, nominees for director, executive officers or holders of more than 5% of our common stock, or any member of the immediate family of the foregoing persons, had or will have a direct or indirect material interest.

Compensation arrangements for our named executive officers and directors are described in the section entitled “Executive Compensation” in our Annual Report on Form 10-K for the year ended December 31, 2018, which is incorporated by reference to this prospectus.

Sales of Securities

In October 2016, we issued 8,000,000 shares of our common stock to MDB and our founders in connection with our initial formation, and in April 2017 we issued 2,000,000 shares of our common stock to Vactech in connection with the entry into a license agreement with Vactech, who represent certain of our current directors, officers or 5% stockholders and are listed below for an aggregate consideration of $1,000, at a purchase price of $0.0001 per share, as follows:

Name	Shares of Common Stock	Relationship to Us
MDB Capital Group, LLC	3,000,000	5% Stockholder
Francisco Leon	2,500,000	5% Stockholder, Director and Officer
Ashleigh Palmer	2,500,000	5% Stockholder, Director and Officer
Vactech Ltd.	2,000,000	5% Stockholder

In 2016, we entered into an engagement agreement with MDB, pursuant to which we appointed MDB as our exclusive placement agent for private placements and public offerings of our securities during the term of the agreement.

In April 2017, we issued and sold an aggregate of 11,381,999 shares of our Series A Preferred Stock for an aggregate consideration of $28.5 million to certain accredited investors pursuant to securities purchase agreements entered into with these investors. In connection with the April 2017 private placement, and pursuant to the terms of our engagement agreement with MDB, we paid MDB approximately $1.4 million in cash and issued to MDB a warrant to purchase up to 558,740 shares of Series A Preferred Stock at an exercise price of $2.50 per share. The warrant has a term of seven years. MDB assigned portions of the warrant to five MDB employees. One of the employees, who received a warrant exercisable for 144,824 shares, was Cameron Gray, one of our former directors. We also reimbursed MDB for approximately $0.1 million of its costs and expenses incurred in connection with the April 2017 private placement.

In July 2018, MDB served as the underwriter for our IPO and we paid MDB cash underwriters’ fees and expenses of $3.6 million. Further, we issued to MDB underwriter warrants to purchase 1,596,956 shares of our common stock. The warrants are exercisable, beginning July 3, 2019 for five years at $5.00 per share. As of May 31, 2019, MDB beneficially owned approximately 7.0% of our common stock and one employee of MDB is a current director.

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License and Acquisition Agreements

On April 25, 2017, we entered into two license, development and commercialization agreements, pursuant to which Janssen Pharmaceutica NV and Janssen Sciences Ireland UC granted us exclusive global rights for the purpose of developing and commercializing JNJ-40346527 (renamed PRV-6527) and JNJ-42915925 (renamed PRV-300), respectively. The agreements provide for the payment of development and commercialization milestones and royalties on net sales. Janssen Pharmaceutica NV, Janssen Sciences Ireland UC and Johnson & Johnson Innovation - JJDC, Inc. are subsidiaries of Johnson & Johnson. On April 25, 2017, JJDC acquired 2,400,000 shares of our Series A Preferred Stock in a private placement, which were converted into shares of our common stock in connection with our IPO. As part of the acquisition, JJDC was granted the right to appoint one member to our board of directors, which expired upon consummation our IPO.

On May 7, 2018, we entered into a license agreement and asset purchase agreement with MacroGenics pursuant to which MacroGenics granted us exclusive global rights for the purpose of developing and commercializing MGD010 (renamed PRV-3279) and teplizumab (renamed PRV-031), respectively. The agreements provide for the payment of developmental and commercial milestones, net sales milestones and royalties on net sales. In connection with the license and asset agreements, we granted MacroGenics warrants to purchase 270,299 shares of common stock and 2,162,389 shares of common stock, respectively, at an exercise price of $2.50 per share, exercisable until May 7, 2025.

In connection with our Asset Purchase Agreement with MacroGenics, we made payments of approximately $0.3 million to Tolerance Therapeutics, Inc. during the year ended December 31, 2018. We did not make any payments to Tolerance Therapeutics Inc. during the three months ended March 31, 2019. Dr. Bluestone, who was appointed to our board of directors in March 2019 and is standing for election, is a majority stockholder in Tolerance Therapeutics, Inc.

We paid transition and advisory service fees to Vactech, who beneficially owned approximately 5.4% of our common stock, approximately $0.3 million for the year ended December 31, 2018, pursuant to our License Agreement with Vactech. We did not make any payments to Vactech during the three months ended March 31, 2019.

Indemnification Agreements

We have entered into indemnification agreements with each of our current directors and executive officers. These agreements will require us to indemnify these individuals to the fullest extent permitted under Delaware law against liabilities that may arise by reason of their service to us, and to advance expenses incurred as a result of any proceeding against them as to which they could be indemnified. We also intend to enter into indemnification agreements with our future directors and executive officers.

Director Independence

Our common stock is listed on The Nasdaq Capital Market. Under the rules of The Nasdaq Capital Market, independent directors must comprise a majority of our Board. In addition, the rules of The Nasdaq Capital Market require that all the members of such committees be independent. Audit committee members must also satisfy the independence criteria set forth in Rule 10A-3 under the Securities Exchange Act of 1934, as amended, or the Exchange Act. Compensation committee members must also satisfy the independence criteria established by The Nasdaq Capital Market in accordance with Rule 10C-1 under the Exchange Act. Under the rules of The Nasdaq Capital Market, a director will only qualify as an “independent director” if, among other qualifications, in the opinion of that company’s board of directors, that person does not have a relationship that would interfere with the exercise of independent judgment in carrying out the responsibilities of a director.

We rely on the phase-in rules of The Nasdaq Capital Market with respect to the independence of our board of directors. In accordance with this phase-in provision, a majority of our Board will be independent as of our Annual Meeting, which will be held on May 29, 2019, and is within one year of July 3, 2018, the effective date of our registration statement.

Our Board undertook a review of its composition, the composition of its committees and the independence of each director. Based on information requested from and provided by each director concerning his or her background, employment and affiliations, including family relationships, our Board has determined that Avery Catlin, Anthony DiGiandomenico and Wayne Pisano do not have a relationship that would interfere with the exercise of independent judgment in carrying out the responsibilities of a director and that each of these directors is “independent” as that term is defined under the rules of The Nasdaq Capital Market and the SEC.

In making this determination, our Board considered the relationships that each non-employee director has with our Company and all other facts and circumstances our Board deemed relevant in determining their independence. We intend to comply with the other independence requirements for committees within the time phase-in period permitted by The Nasdaq Capital Market.

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DESCRIPTION OF SECURITIES

Our current certificate of incorporation, as amended, authorizes us to issue:

●	100,000,000 shares of common stock, par value $0.0001 per share; and

●	25,000,000 shares of preferred stock, par value $0.0001 per share.

As of May 31, 2019, there were 37,361,562 shares of our common stock issued and outstanding, held of record by approximately 82 stockholders of record, and no shares of preferred stock outstanding.

The following statements are summaries only of provisions of our authorized capital stock and are qualified in their entirety by our certificate of incorporation, as amended. You should review these documents for a description of the rights, restrictions and obligations relating to our capital stock. Copies of our certificate of incorporation may be obtained from the Company upon written request.

Common Stock

Holders of our common stock are entitled to such dividends as may be declared by our board of directors out of funds legally available for such purpose. The shares of common stock are neither redeemable nor convertible. Holders of common stock have no preemptive or subscription rights to purchase any of our securities.

Each holder of our common stock is entitled to one vote for each such share outstanding in the holder’s name. No holder of common stock is entitled to cumulate votes in voting for directors.

In the event of our liquidation, dissolution or winding up, the holders of our common stock are entitled to receive pro rata our assets, which are legally available for distribution, after payments of all debts and other liabilities. All of the outstanding shares of our common stock are fully paid and non-assessable. The shares of common stock offered by this prospectus will also be fully paid and non-assessable.

Preferred Stock

Our board of directors has the authority, without further action by our stockholders, to issue up to 25,000,000 shares of preferred stock in one or more classes or series and to fix the designations, rights, preferences, privileges and restrictions thereof, without further vote or action by the stockholders. These rights, preferences and privileges could include dividend rights, conversion rights, voting rights, terms of redemption, liquidation preferences, sinking fund terms and the number of shares constituting, or the designation of, such class or series, any or all of which may be greater than the rights of common stock. The issuance of our preferred stock could adversely affect the voting power of holders of common stock and the likelihood that such holders will receive dividend payments and payments upon our liquidation. In addition, the issuance of preferred stock could have the effect of delaying, deferring or preventing a change in control of our company or other corporate action. We currently have no plans to issue any shares of preferred stock.

Warrants

In connection with the April 2017 sale of Series A Convertible Redeemable Preferred Stock, we issued warrants to MDB, the Placement Agent, and its designees to purchase 558,740 shares of Series A Convertible Redeemable Preferred Stock with an exercise price of $2.50 per share with a seven-year term. Upon completion of the IPO in July 2018, the warrants automatically became warrants for the purchase of 558,740 shares of our common stock.

In May 2018, in connection with the MacroGenics License Agreement and the MacroGenics Asset Purchase Agreement, we issued warrants to MacroGenics to purchase 2,432,688 shares of our common stock at an exercise price of $2.50 per share. These warrants have a seven-year term.

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In July 2018, in connection with our completion of IPO, we issued to MDB, the underwriter in the IPO, and its designees warrants to purchase 1,596,956 shares of our common stock at an exercise price of $5.00 per share. These warrants have a five-year term.

Lock-Up Agreements

A lock-up agreement pertaining to our IPO will expire on July 3, 2019 and 14,588,384 shares of common stock (including 4,588,384 warrants exercisable for shares of our common stock) will be eligible for sale in the public market.

We, our executive officers, directors, former directors and certain of our existing security holders have agreed to enter into a lock-up agreement in connection with this offering, pursuant to which we, our executive officers and directors and certain of our existing shareholders have agreed not to sell or transfer any common stock or securities convertible into or exchangeable or exercisable for common stock, for 90 days after the date of this prospectus. See the section titled “Underwriting” for a more complete description of the lock-up agreement.

Transfer Agent and Registrar

The name, address and telephone number of our stock transfer agent is Computershare Limited at P.O. Box 43078, Providence, RI 02940-3078.

Listing of Securities

Shares of our common stock are listed on the Nasdaq Capital Market under the trading symbol “PRVB”.

Anti-Takeover Provisions

The provisions of Delaware law, our Amended and Restated Certificate of Incorporation and our Bylaws could have the effect of delaying, deferring or discouraging another person from acquiring control of our company. These provisions, which are summarized below, may have the effect of discouraging takeover bids. They are also designed, in part, to encourage persons seeking to acquire control of us to negotiate first with our board of directors. We believe that the benefits of increased protection of our potential ability to negotiate with an unfriendly or unsolicited acquirer outweigh the disadvantages of discouraging a proposal to acquire us because negotiation of these proposals could result in an improvement of their terms.

Delaware Law

We are subject to Section 203 of the Delaware General Corporation Law, an anti-takeover law. In general, Section 203 prohibits a Delaware corporation from engaging in any business combination (as defined below) with any interested stockholder (as defined below) for a period of three years following the date that the stockholder became an interested stockholder, unless:

● prior to that date, the board of directors of the corporation approved either the business combination or the transaction that resulted in the stockholder becoming an interested stockholder;

● upon consummation of the transaction that resulted in the stockholder becoming an interested stockholder, the interested stockholder owned at least 85% of the voting stock of the corporation outstanding at the time the transaction commenced, excluding for purposes of determining the number of shares of voting stock outstanding (but not the voting stock owned by the interested stockholder) those shares owned by persons who are directors and officers and by excluding employee stock plans in which employee participants do not have the right to determine confidentially whether shares held subject to the plan will be tendered in a tender or exchange offer; or

● on or subsequent to that date, the business combination is approved by the board of directors of the corporation and authorized at an annual or special meeting of stockholders, and not by written consent, by the affirmative vote of at least 66 2/3% of the outstanding voting stock that is not owned by the interested stockholder.

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In general, Section 203 defines “business combination” to include the following:

● any merger or consolidation involving the corporation and the interested stockholder;

● any sale, lease, exchange, mortgage, transfer, pledge or other disposition of 10% or more of the assets of the corporation involving the interested stockholder;

●subject to certain exceptions, any transaction that results in the issuance or transfer by the corporation of any stock of the corporation to the interested stockholder;

● subject to limited exceptions, any transaction involving the corporation that has the effect of increasing the proportionate share of the stock of any class or series of the corporation beneficially owned by the interested stockholder; or

● the receipt by the interested stockholder of the benefit of any loans, advances, guarantees, pledges or other financial benefits provided by or through the corporation.

In general, Section 203 defines an interested stockholder as any entity or person beneficially owning 15% or more of the outstanding voting stock of the corporation, or who beneficially owns 15% or more of the outstanding voting stock of the corporation at any time within a three-year period immediately prior to the date of determining whether such person is an interested stockholder, and any entity or person affiliated with or controlling or controlled by any of these entities or persons.

Certificate of Incorporation and Bylaw Provisions

Our Second Amended and Restated Certificate of Incorporation and Amended and Restated Bylaws include a number of provisions that could deter hostile takeovers or delay or prevent changes in control of our Company. Certain of these provisions are summarized in the following paragraphs.

Effects of authorized but unissued common stock. One of the effects of the existence of authorized but unissued common stock may be to enable our board of directors to make more difficult or to discourage an attempt to obtain control of our Company by means of a merger, tender offer, proxy contest or otherwise, and thereby to protect the continuity of management. If, in the due exercise of its fiduciary obligations, the board of directors were to determine that a takeover proposal was not in our best interest, such shares could be issued by the board of directors without stockholder approval in one or more transactions that might prevent or render more difficult or costly the completion of the takeover transaction by diluting the voting or other rights of the proposed acquirer or insurgent stockholder group, by putting a substantial voting block in institutional or other hands that might undertake to support the position of the incumbent board of directors, by effecting an acquisition that might complicate or preclude the takeover, or otherwise.

Cumulative Voting. Our Certificate of Incorporation does not provide for cumulative voting in the election of directors, which would allow holders of less than a majority of the stock to elect some directors.

Director Vacancies. Our Certificate of Incorporation provides that all vacancies may be filled by the affirmative vote of a majority of directors then in office, even if less than a quorum.

Stockholder Action; Special Meeting of Stockholders. Our Bylaws provide that stockholders may act by written consent. However, stockholders pursuing an action by written consent will be required to comply with certain notice and record date requirements that are set forth in the General Corporation Law of the State of Delaware. A special meeting of stockholders may be called by the Chairman of the board of directors, the President, the Chief Executive Officer, or the board of directors at any time and for any purpose or purposes as shall be stated in the notice of the meeting, or by request of the holders of record of at least 20% of outstanding shares of common stock. This provision could prevent stockholders from calling a special meeting because, unless certain significant stockholders were to join with them, they might not obtain the percentage necessary to request the meeting. Therefore, stockholders holding less than 20% of issued and outstanding common stock, without the assistance of management, may be unable to propose a vote on any transaction which may delay, defer or prevent a change of control, even if the transaction were in the best interests of certain of our stockholders.

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Advance Notice Requirements for Stockholder Proposals and Director Nominations. Our Bylaws establish advance notice procedures with respect to stockholder proposals and the nomination of candidates for election as director. In order for any matter to be “properly brought” before a meeting, a stockholder will have to comply with such advance notice procedures and provide us with certain information. Our Bylaws allow the presiding officer at a meeting of stockholders to adopt rules and regulations for the conduct of meetings which may have the effect of precluding the conduct of certain business at a meeting if such rules and regulations are not followed. These provisions may also defer, delay or discourage a potential acquirer from conducting a solicitation of proxies to elect the acquirer’s own slate of directors or otherwise attempting to influence or obtain control of our Company.

Supermajority Voting for Amendments to Our Governing Documents. Any amendment to our Certificate of Incorporation related to the provisions governing, among other things, the general powers of the Board of Directors, the number and election of directors, the filling of director vacancies, the ability of the Board to adopt, amend or repeal the Bylaws, the ability to call special stockholder meetings, and director liability and indemnification, will require the affirmative vote of at least 66 2/3% of the voting power of all shares of our capital stock then outstanding. Our Certificate of Incorporation provides that the board of directors is expressly authorized to adopt, amend or repeal our Bylaws and that our stockholders may amend our Bylaws only with the approval of at least 66 2/3% of the voting power of all shares of our capital stock then outstanding.

Choice of Forum. Our Certificate of Incorporation provides that, subject to certain exceptions, the Court of Chancery of the State of Delaware will be the exclusive forum for any claim, including any derivative claim, (i) that is based upon a violation of a duty by a current or former director or officer or stockholder in such capacity or (ii) as to which the Delaware General Corporation Law, or any other provision of Title 8 of the Delaware Code, confers jurisdiction upon the Court of Chancery.

Section 27 of the Exchange Act creates exclusive federal jurisdiction over all suits brought to enforce any duty or liability created by the Exchange Act or the rules and regulations thereunder. As a result, the exclusive forum provision will not apply to suits brought to enforce any duty or liability created by the Exchange Act or any other claim for which the federal courts have exclusive jurisdiction. In addition, Section 22 of the Securities Act creates concurrent jurisdiction for federal and state courts over all suits brought to enforce any duty or liability created by the Securities Act or the rules and regulations thereunder. As a result, the exclusive forum provision will not apply to suits brought to enforce any duty or liability created by the Securities Act or any other claim for which the federal and state courts have concurrent jurisdiction.

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UNDERWRITING

SVB Leerink LLC is acting as representative of each of the underwriters named below and as sole bookrunning manager for this offering. Subject to the terms and conditions set forth in the underwriting agreement among us and the underwriters, we have agreed to sell to the underwriters, and each of the underwriters has agreed, severally and not jointly, to purchase from us, the number of shares of common stock set forth opposite its name below.

Underwriter	Number of Shares
SVB Leerink LLC
H.C. Wainwright & Co., LLC

Total	5,500,000

Subject to the terms and conditions set forth in the underwriting agreement, the underwriters have agreed, severally and not jointly, to purchase all of the shares sold under the underwriting agreement if any of the shares are purchased. If an underwriter defaults, the underwriting agreement provides that the purchase commitments of the non-defaulting underwriters may be increased or the underwriting agreement may be terminated.

We have agreed to indemnify the underwriters against certain liabilities, including liabilities under the Securities Act, or to contribute to payments the underwriters may be required to make in respect of those liabilities.

The underwriters are offering the shares, subject to prior sale, when, as and if issued to and accepted by them, subject to approval of legal matters by their counsel, including the validity of the shares, and subject to other conditions contained in the underwriting agreement, such as the receipt by the underwriters of officers’ certificates and legal opinions. The underwriters reserve the right to withdraw, cancel or modify offers to the public and to reject orders in whole or in part.

Commissions and Discounts

The representative has advised us that the underwriters propose initially to offer the shares to the public at the initial public offering price set forth on the cover page of this prospectus and to dealers at that price less a concession not in excess of $          per share. After the initial offering of the shares, the public offering price, concession or any other term of this offering may be changed by the representative.

The following table shows the initial public offering price, underwriting discounts and commissions and proceeds, before expenses, to us. The information assumes either no exercise or full exercise by the underwriters of their option to purchase additional shares of our common stock.

Total
	Per Share	Without Option	With Option
Initial public offering price	$	$	$
Underwriting discounts and commissions	$	$	$
Proceeds, before expenses, to us	$	$	$

We estimate expenses payable by us in connection with this offering, other than the underwriting discounts and commissions referred to above, will be approximately $350,000. We also have agreed to reimburse the underwriters for their FINRA counsel fee. In accordance with FINRA Rule 5110, this reimbursed fee is deemed underwriting compensation for this offering.

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Option to Purchase Additional Shares

We have granted an option to the underwriters, exercisable for 30 days after the date of this prospectus, to purchase up to 825,000 additional shares at the initial public offering price, less underwriting discounts and commissions. If the underwriters exercise this option, each underwriter will be obligated, subject to the conditions contained in the underwriting agreement, to purchase a number of additional shares proportionate to that underwriter’s initial amount reflected in the above table.

No Sales of Similar Securities

We, our executive officers and directors and certain of our other existing security holders have agreed not to sell or transfer any common stock or securities convertible into or exchangeable or exercisable for common stock, for 90 days after the date of this prospectus without first obtaining the written consent of SVB Leerink LLC on behalf of the underwriters. Specifically, we and these other persons have agreed, with certain limited exceptions, not to directly or indirectly:

●	offer, pledge, sell or contract to sell any common stock;

●	sell any option or contract to purchase any common stock;

●	purchase any option or contract to sell any common stock;

●	grant any option, right or warrant for the sale of any common stock;

●	otherwise dispose of or transfer any common stock;

●	exercise any right with respect to the registration of the common stock or file or cause to be filed any registration statement in connection with the common stock; or

●	enter into any swap or other agreement or any transaction that transfers, in whole or in part, the economic consequence of ownership of any common stock, whether any such swap, agreement or transaction is to be settled by delivery of shares or other securities, in cash or otherwise.

The lock-up provisions apply to common stock and to securities convertible into or exchangeable or exercisable for common stock. They also apply to common stock owned now or acquired later by the person executing the lock-up agreement or for which the person executing the lock-up agreement later acquires the power of disposition.

Nasdaq Capital Market Listing

Our common stock is listed on the Nasdaq Capital Market under the symbol “PRVB.”

Price Stabilization, Short Positions and Penalty Bids

Until the distribution of the shares is completed, SEC rules may limit underwriters and selling group members from bidding for and purchasing our common stock. However, the representative may engage in transactions that stabilize the price of the common stock, such as bids or purchases to peg, fix or maintain that price.

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In connection with this offering, the underwriters may purchase and sell our common stock in the open market. These transactions may include short sales, purchases on the open market to cover positions created by short sales and stabilizing transactions. Short sales involve the sale by the underwriters of a greater number of shares than they are required to purchase in this offering. “Covered” short sales are sales made in an amount not greater than the underwriters’ option to purchase additional shares described above. The underwriters may close out any covered short position by either exercising their option to purchase additional shares or purchasing shares in the open market. In determining the source of shares to close out the covered short position, the underwriters will consider, among other things, the price of shares available for purchase in the open market as compared to the price at which they may purchase shares through the option to purchase additional shares granted to them under the underwriting agreement described above. “Naked” short sales are sales in excess of such option. The underwriters must close out any naked short position by purchasing shares in the open market. A naked short position is more likely to be created if the underwriters are concerned that there may be downward pressure on the price of our common stock in the open market after pricing that could adversely affect investors who purchase in this offering. Stabilizing transactions consist of various bids for or purchases of shares of common stock made by the underwriters in the open market prior to the closing of this offering.

The underwriters may also impose a penalty bid. This occurs when a particular underwriter repays to the underwriters a portion of the underwriting discount received by it because the representative has repurchased shares sold by or for the account of such underwriter in stabilizing or short covering transactions.

Similar to other purchase transactions, the underwriters’ purchases to cover the syndicate short sales may have the effect of raising or maintaining the market price of our common stock or preventing or retarding a decline in the market price of our common stock. As a result, the price of our common stock may be higher than the price that might otherwise exist in the open market. The underwriters may conduct these transactions on the Nasdaq Capital Market, in the over-the-counter market or otherwise.

Neither we nor any of the underwriters make any representation or prediction as to the direction or magnitude of any effect that the transactions described above may have on the price of our common stock. In addition, neither we nor any of the underwriters make any representation that the representative will engage in these transactions or that these transactions, once commenced, will not be discontinued without notice.

The underwriters may also engage in passive market making transactions in our common stock on the Nasdaq Capital Market in accordance with Rule 103 of Regulation M during a period before the commencement of offers or sales of shares of our common stock in this offering and extending through the completion of distribution. A passive market maker must display its bid at a price not in excess of the highest independent bid of that security. However, if all independent bids are lowered below the passive market maker’s bid, that bid must then be lowered when specified purchase limits are exceeded.

Electronic Distribution

In connection with this offering, certain of the underwriters or securities dealers may distribute prospectuses by electronic means, such as e-mail.

Other Relationships

The underwriters and certain of their affiliates are full service financial institutions engaged in various activities, which may include securities trading, commercial and investment banking, financial advisory, investment management, investment research, principal investment, hedging, financing and brokerage activities. Some of the underwriters and certain of their affiliates may in the future engage in investment banking and other commercial dealings in the ordinary course of business with us and our affiliates, for which they may in the future receive customary fees, commissions and expenses.

In addition, in the ordinary course of their business activities, the underwriters and their affiliates may make or hold a broad array of investments and actively trade debt and equity securities (or related derivative securities) and financial instruments (including bank loans) for their own account and for the accounts of their customers. Such investments and securities activities may involve securities and/or instruments of ours or our affiliates. The underwriters and their affiliates may also make investment recommendations and/or publish or express independent research views in respect of such securities or financial instruments and may hold, or recommend to clients that they acquire, long and/or short positions in such securities and instruments.

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Selling Restrictions

Notice to Prospective Investors in the European Economic Area

In relation to each Member State of the European Economic Area which has implemented the Prospectus Directive, each referred to here as a Relevant Member State, with effect from and including the date on which the Prospectus Directive is implemented in that Relevant Member State, no offer of shares may be made to the public in that Relevant Member State other than:

A.	to any legal entity which is a qualified investor as defined in the Prospectus Directive;

B.	to fewer than 150 natural or legal persons (other than qualified investors as defined in the Prospectus Directive), as permitted under the Prospectus Directive, subject to obtaining the prior consent of the representative; or

C.	in any other circumstances falling within Article 3(2) of the Prospectus Directive,

provided that no such offer of shares shall require the Company or the representative[s] to publish a prospectus pursuant to Article 3 of the Prospectus Directive or supplement a prospectus pursuant to Article 16 of the Prospectus Directive.

Each person in a Relevant Member State who initially acquires any shares or to whom any offer is made will be deemed to have represented, acknowledged and agreed that it is a “qualified investor” within the meaning of the law in that Relevant Member State implementing Article 2(1)(e) of the Prospectus Directive. In the case of any shares being offered to a financial intermediary as that term is used in Article 3(2) of the Prospectus Directive, each such financial intermediary will be deemed to have represented, acknowledged and agreed that the shares acquired by it in the offer have not been acquired on a non-discretionary basis on behalf of, nor have they been acquired with a view to their offer or resale to, persons in circumstances which may give rise to an offer of any shares to the public other than their offer or resale in a Relevant Member State to qualified investors as so defined or in circumstances in which the prior consent of the representative has been obtained to each such proposed offer or resale.

We, the representative and each of our and the representative’s affiliates will rely upon the truth and accuracy of the foregoing representations, acknowledgements and agreements.

This prospectus has been prepared on the basis that any offer of shares in any Relevant Member State will be made pursuant to an exemption under the Prospectus Directive from the requirement to publish a prospectus for offers of shares. Accordingly, any person making or intending to make an offer in that Relevant Member State of shares which are the subject of the offering contemplated in this prospectus may only do so in circumstances in which no obligation arises for the company or any of the underwriters to publish a prospectus pursuant to Article 3 of the Prospectus Directive in relation to such offer. Neither we nor the underwriters have authorized, nor do they authorize, the making of any offer of shares in circumstances in which an obligation arises for the company or the underwriters to publish a prospectus for such offer.

For the purpose of the above provisions, the expression “an offer to the public” in relation to any shares in any Relevant Member State means the communication in any form and by any means of sufficient information on the terms of the offer and the shares to be offered so as to enable an investor to decide to purchase or subscribe the shares, as the same may be varied in the Relevant Member State by any measure implementing the Prospectus Directive in the Relevant Member State and the expression “Prospectus Directive” means Directive 2003/71/EC (including the 2010 PD Amending Directive, to the extent implemented in the Relevant Member States) and includes any relevant implementing measure in the Relevant Member State and the expression “2010 PD Amending Directive” means Directive 2010/73/EU.

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MiFID II Product Governance

Any person offering, selling or recommending the shares, or a distributor, should take into consideration the manufacturers’ target market assessment; however, a distributor subject to MiFID II is responsible for undertaking its own target market assessment in respect of the shares (by either adopting or refining the manufacturers’ target market assessment) and determining appropriate distribution channels.

Notice to Prospective Investors in the United Kingdom

In addition, in the United Kingdom, this document is being distributed only to, and is directed only at, and any offer subsequently made may only be directed at persons who are “qualified investors” (as defined in the Prospectus Directive) (i) who have professional experience in matters relating to investments falling within Article 19(5) of the Financial Services and Markets Act 2000 (Financial Promotion) Order 2005, as amended, or the Order, and/or (ii) who are high net worth companies (or persons to whom it may otherwise be lawfully communicated) falling within Article 49(2)(a) to (d) of the Order (all such persons together being referred to as “relevant persons”) or otherwise in circumstances which have not resulted and will not result in an offer to the public of the shares in the United Kingdom within the meaning of the Financial Services and Markets Act 2000.

Any person in the United Kingdom that is not a relevant person should not act or rely on the information included in this document or use it as basis for taking any action. In the United Kingdom, any investment or investment activity that this document relates to may be made or taken exclusively by relevant persons.

Notice to Prospective Investors in Canada

The shares may be sold only to purchasers purchasing, or deemed to be purchasing, as principal that are accredited investors, as defined in National Instrument 45-106 Prospectus Exemptions or subsection 73.3(1) of the Securities Act (Ontario), and are permitted clients, as defined in National Instrument 31-103 Registration Requirements, Exemptions and Ongoing Registrant Obligations. Any resale of the shares must be made in accordance with an exemption from, or in a transaction not subject to, the prospectus requirements of applicable securities laws.

Securities legislation in certain provinces or territories of Canada may provide a purchaser with remedies for rescission or damages if this prospectus (including any amendment thereto) contains a misrepresentation, provided that the remedies for rescission or damages are exercised by the purchaser within the time limit prescribed by the securities legislation of the purchaser’s province or territory. The purchaser should refer to any applicable provisions of the securities legislation of the purchaser’s province or territory for particulars of these rights or consult with a legal advisor.

Pursuant to section 3A.3 of National Instrument 33-105 Underwriting Conflicts (NI 33-105), the underwriters are not required to comply with the disclosure requirements of NI 33-105 regarding underwriter conflicts of interest in connection with this offering.

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LEGAL MATTERS

The validity of the securities offered in this prospectus is being passed upon for us by Lowenstein Sandler LLP, New York, New York. A partner of the firm beneficially owns 6,250 shares of common stock. Pepper Hamilton LLP, Philadelphia, Pennsylvania, has acted as counsel for the underwriters in connection with certain legal matters related to this offering.

EXPERTS

The balance sheets of Provention Bio, Inc. as of December 31, 2018 and 2017, and the related statements of operations, stockholders’ equity (deficit), and cash flows for each of the years ended December 31, 2018 and 2017 and for the period from October 4, 2016 (inception) through December 31, 2016, have been audited by EisnerAmper LLP, independent registered public accounting firm, as stated in their report which is incorporated herein by reference. Such financial statements have been incorporated herein by reference in reliance on the report of such firm given upon their authority as experts in accounting and auditing.

WHERE YOU CAN FIND ADDITIONAL INFORMATION

We have filed with the SEC a registration statement on Form S-1 under the Securities Act with respect to the common stock offered by this prospectus. This prospectus, which is part of the registration statement, omits certain information, exhibits, schedules and undertakings set forth in the registration statement. For further information pertaining to us and our common stock, reference is made to our SEC filings and the registration statement and the exhibits and schedules to the registration statement. Statements contained in this prospectus as to the contents or provisions of any documents referred to in this prospectus are not necessarily complete, and in each instance where a copy of the document has been filed as an exhibit to the registration statement, reference is made to the exhibit for a more complete description of the matters involved.

In addition, registration statements and certain other filings made with the SEC electronically are publicly available through the SEC’s web site at http://www.sec.gov. The registration statement, including all exhibits and amendments to the registration statement, has been filed electronically with the SEC.

We are subject to the information and periodic reporting requirements of the Securities Exchange Act of 1934, as amended, and, in accordance with such requirements, will file periodic reports, proxy statements, and other information with the SEC. These periodic reports, proxy statements, and other information will be available for inspection and copying at the web site of the SEC referred to above. We also maintain a website at http://www.proventionbio.com, at which you may access these materials free of charge as soon as reasonably practicable after they are electronically filed with, or furnished to, the SEC. The information contained in, or that can be accessed through, our website is not part of, and is not incorporated into, this prospectus. We have included our website address in this prospectus solely as an inactive textual reference.

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INCORPORATION OF CERTAIN INFORMATION BY REFERENCE

The SEC allows us to “incorporate by reference” information from other documents that we file with it, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is considered to be part of this prospectus. Information in this prospectus supersedes information incorporated by reference that we filed with the SEC prior to the date of this prospectus. We incorporate by reference into this prospectus and the registration statement of which this prospectus is a part the information or documents listed below that we have filed with the SEC (File No. 001-38552):

●	our Annual Report on Form 10-K for the year ended December 31, 2018, filed with the SEC on March 19, 2019; and

●	our Quarterly Report on Form 10-Q for the period ended March 31, 2019, filed with the SEC on May 8, 2019; and

●	our Current Reports on Form 8-K filed with the SEC on March 28, 2019, May 30, 2019 and June 10, 2019 (other than the information furnished under Item 7.01 of Form 8-K); and

●	our Definitive Proxy Statement on Schedule 14A, filed on April 15, 2019; and

●	the description of our common stock contained in our registration statement on Form 8-A filed with the SEC on June 22, 2018, including any amendments or reports filed for the purposes of updating this description.

In addition, all documents (other than current reports furnished under Item 2.02 or Item 7.01 of Form 8-K and exhibits filed on such form that are related to such items) that are filed by us with the SEC pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of the initial registration statement of which this prospectus is a part and prior to the effectiveness of such registration statement and all documents subsequently filed by us pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, as amended, prior to the termination of the offering (excluding any information furnished rather than filed) shall be deemed to be incorporated by reference into this prospectus.

Notwithstanding the statements in the preceding paragraphs, no document, report or exhibit (or portion of any of the foregoing) or any other information that we have “furnished” to the SEC pursuant to the Securities Exchange Act of 1934, as amended shall be incorporated by reference into this prospectus.

We will furnish without charge to you, on written or oral request, a copy of any or all of the documents incorporated by reference in this prospectus, including exhibits to these documents. You should direct any requests for documents to Provention Bio, Inc., Attn: Chief Financial Officer, PO Box 666, Oldwick, NJ, 08858. Our phone number is (908) 336-0360.

You also may access these filings on our website at http://www.proventionbio.com. We do not incorporate the information on our website into this prospectus or any supplement to this prospectus and you should not consider any information on, or that can be accessed through, our website as part of this prospectus or any supplement to this prospectus (other than those filings with the SEC that we specifically incorporate by reference into this prospectus or any supplement to this prospectus).

Any statement contained in a document incorporated or deemed to be incorporated by reference in this prospectus will be deemed modified, superseded or replaced for purposes of this prospectus to the extent that a statement contained in this prospectus modifies, supersedes or replaces such statement.

99

5,500,000 Shares

Common Stock

PROSPECTUS

SVB Leerink

H.C. Wainwright & Co.

Prospectus dated  , 2019

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 13. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

The following table sets forth all fees and expenses to be paid by us, other than estimated underwriting discounts and commissions, in connection with this offering. All amounts shown are estimates except for the SEC registration fee, the FINRA filing fee and the Nasdaq Market initial listing fee.

Amount
SEC Registration Fee	$3,259

FINRA filing fee	$10,850

Printing and engraving expenses	$20,000

Accounting Fees and Expenses	$35,000

Transfer agent and registrar fees and expenses	$10,000

Legal Fees and Expenses	$225,000

Miscellaneous Fees and Expenses	$45,891

Total Expenses	$350,000

ITEM 14. INDEMNIFICATION OF OFFICERS AND DIRECTORS

Section 145 of the Delaware General Corporation Law, or DGCL, provides, in general, that a corporation incorporated under the laws of the State of Delaware, as we are, may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding (other than a derivative action by or in the right of the corporation) by reason of the fact that such person is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another enterprise, against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with such action, suit or proceeding if such person acted in good faith and in a manner such person reasonably believed to be in or not opposed to the best interests of the corporation and, with respect to any criminal action or proceeding, had no reasonable cause to believe such person’s conduct was unlawful. In the case of a derivative action, a Delaware corporation may indemnify any such person against expenses (including attorneys’ fees) actually and reasonably incurred by such person in connection with the defense or settlement of such action or suit if such person acted in good faith and in a manner such person reasonably believed to be in or not opposed to the best interests of the corporation, except that no indemnification will be made in respect of any claim, issue or matter as to which such person will have been adjudged to be liable to the corporation unless and only to the extent that the Court of Chancery of the State of Delaware or any other court in which such action was brought determines such person is fairly and reasonably entitled to indemnity for such expenses.

Our certificate of incorporation and bylaws provide that we will indemnify our directors, officers, employees and agents to the extent and in the manner permitted by the provisions of the DGCL, as amended from time to time, subject to any permissible expansion or limitation of such indemnification, as may be set forth in any amendment by stockholders or directors resolution.

Any repeal or modification of these provisions approved by our stockholders will be prospective only and will not adversely affect any limitation on the liability of any of our directors or officers existing as of the time of such repeal or modification.

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We have director and officer liability insurance to cover liabilities our directors and officers may incur in connection with their services to us, including matters arising under the Securities Act.

We have entered into indemnification agreements with all of our directors and named executive officers whereby we have agreed to indemnify those directors and officers to the fullest extent permitted by law, including indemnification against expenses and liabilities incurred in legal proceedings to which the director or officer was, or is threatened to be made, a party by reason of the fact that such director or officer is or was our director, officer, employee or agent, provided that such director or officer acted in good faith and in a manner that the director or officer reasonably believed to be in, or not opposed to, our best interests.

The Underwriting Agreement filed as Exhibit 1.1 to this registration statement provides for indemnification by the underwriters of us, our executive officers and directors, and by us of the underwriters for certain liabilities, including liabilities arising under the Securities Act and otherwise.

ITEM 15. RECENT SALES OF UNREGISTERED SECURITIES

Since October 4, 2016 (date of inception), the Company made sales of the following unregistered securities:

Original Issuances of Stock and Warrants

Formation of Holdings

We sold an aggregate of 10,000,000 shares of common stock to Ashleigh Palmer, Francisco Leon, Vactech and MDB, each an accredited investor, for cash consideration in the aggregate amount of $1,000.

2017 Private Placement

On April 15, 2017, the Company issued to accredited investors an aggregate of 11,381,999 shares of our Series A Preferred Stock at a price per share of $2.50 for aggregate proceeds to us of $28.5 million. Also on April 25, 2017, we issued to MDB, an accredited investor, a Series A Preferred Stock warrant convertible into an aggregate of 558,740 shares of common stock, upon consummation of this offering, with an exercise price of $2.50 per share.

Warrants

In connection with the April 2017 sale of Series A Convertible Redeemable Preferred Stock, we issued warrants to MDB, the Placement Agent, and its designees to purchase 558,740 shares of Series A Convertible Redeemable Preferred Stock with an exercise price of $2.50 per share with a seven-year term. Upon completion of our IPO in July 2018, the warrants automatically became warrants for the purchase of 558,740 shares of our common stock.

In May 2018, in connection with the MacroGenics License Agreement and the MacroGenics Asset Purchase Agreement, the Company issued warrants to MacroGenics to purchase an aggregate of 2,432,688 shares of the Company’s common stock at an exercise price of $2.50 per share. These warrants have a seven-year term.

In July 2018, in connection with the Company’s completion of its IPO, the Company issued to MDB, the underwriter in the IPO, and its designees warrants to purchase 1,596,956 shares of the Company’s common stock at an exercise price of $5.00 per share. These warrants have a five-year term.

Conversion of Series A Convertible Preferred Stock

In July 2018, simultaneously with the closing of the Company’s IPO, all 11,381,999 previously outstanding shares of our Series A Convertible Preferred Stock were converted, on a one-to-one basis, into shares of our common stock.

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Stock Options

From October 4, 2016 (date of inception) to August 13, 2018, the date of the filing of our registration statement on Form S-8 (File No. 333-226814) we granted stock options under our 2017 Equity Incentive Plan to purchase an aggregate of 3,357,137 shares of our common stock, with a weighted average exercise price of $2.81 per share.

Securities Act Exemptions

We deemed the offers, sales and issuances of the securities described above under “Original Issuances of Stock and Warrants” to be exempt from registration under the Securities Act of 1933, as amended (the “Securities Act”), in reliance on Section 4(a)(2) of the Securities Act, including Regulation D and Rule 506 promulgated thereunder, relative to transactions by an issuer not involving a public offering. All purchasers of securities in transactions exempt from registration pursuant to Regulation D represented to us that they were accredited investors and were acquiring the shares for investment purposes only and not with a view to, or for sale in connection with, any distribution thereof and that they could bear the risks of the investment and could hold the securities for an indefinite period of time. The purchasers received written disclosures that the securities had not been registered under the Securities Act and that any resale must be made pursuant to a registration statement or an available exemption from such registration.

We deemed the grants of stock options and issuances of our common stock upon exercise of such options, and the restricted share awards, described above to be exempt from registration under the Securities Act in reliance on Section 4(a)(2) of the Securities Act, including Regulation D and Rule 506 promulgated thereunder and Rule 701 of the Securities Act as offers and sales of securities under compensatory benefit plans and contracts relating to compensation in compliance with Rule 701. Each of the recipients of securities in any transaction exempt from registration either received or had adequate access, through employment, business or other relationships, to information about us.

All certificates representing the securities issued in the transactions described in this Item 15 included appropriate legends setting forth that the securities had not been offered or sold pursuant to a registration statement and describing the applicable restrictions on transfer of the securities. There were no underwriters employed in connection with any of the transactions set forth in this Item 15. All recipients had adequate access, through their relationships with us, to information about us. The sales of these securities were made without any general solicitation or advertising.

ITEM 16. EXHIBITS AND FINANCIAL STATEMENT SCHEDULES

Exhibit Number	Exhibit Title

1.1	Form of Underwriting Agreement*

3.1	Second Amended and Restated Certificate of Incorporation of Provention Bio, Inc., effective as of July 19, 2018 (incorporated by reference to Exhibit 3.1 to the Company’s Form 8-K filed on July 19, 2018).

3.2	Amended and Restated By-Laws of Provention Bio, Inc., effective as of July 19, 2018 (incorporated by reference to Exhibit 3.2 to the Company’s Form 8-K filed on July 19, 2018).

4.1	Specimen Certificate representing shares of common stock of Provention (incorporated by reference to Exhibit 4.1 to the Company’s Registration Statement on Form S-1/A (File No. 333-224801) filed on June 20, 2018).

4.2	Form of Underwriter’s Warrant (incorporated by reference to Exhibit 4.2 to the Company’s Registration Statement on Form S-1/A (File No. 333-224801) filed on June 12, 2018).

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4.3	Form of Warrant dated April 25, 2017, issued to MDB Capital Group, LLC (incorporated by reference to Exhibit 4.3 to the Company’s Registration Statement on Form S-1 (File No. 333-224801) filed on May 9, 2018).

4.4	Form of Warrant, dated May 7, 2018, issued to MacroGenics, Inc. (incorporated by reference to Exhibit 4.4 to the Company’s Registration Statement on Form S-1/A (File No. 333-224801) filed on May 16, 2018).

5.1	Opinion of Lowenstein Sandler LLP*

10.1	Engagement Agreement dated September 19, 2016, between Provention and MDB Capital Group, LLC (incorporated by reference to Exhibit 10.1 to the Company’s Registration Statement on Form S-1 (File No. 333-224801) filed on May 9, 2018).

10.2	Form of Indemnification Agreement entered into by Provention with its Officers and Directors (incorporated by reference to Exhibit 10.2 to the Company’s Registration Statement on Form S-1 (File No. 333-224801) filed on May 9, 2018).

10.3	2017 Provention Bio, Inc. Stock Incentive Plan (incorporated by reference to Exhibit 10.3 to the Company’s Registration Statement on Form S-1 (File No. 333-224801) filed on May 9, 2018).

10.4	Form of Stock Option Award under 2017 Provention Bio, Inc. Stock Incentive Plan (incorporated by reference to Exhibit 10.4 to the Company’s Registration Statement on Form S-1 (File No. 333-224801) filed on May 9, 2018). +

10.5	Form of Lock-Up Agreement with MDB Capital Group, LLC (incorporated by reference to Exhibit 10.5 to the Company’s Registration Statement on Form S-1 (File No. 333-224801) filed on May 9, 2018).

10.6	License Agreement by and between Provention and Vactech Ltd., dated April 25, 2017 (incorporated by reference to Exhibit 10.6 to the Company’s Registration Statement on Form S-1 (File No. 333-224801) filed on May 9, 2018). †

10.7	License, Development and Commercialization Agreement by and between Provention and Janssen Pharmaceutica NV (CSF-1R), dated April 25, 2017 (incorporated by reference to Exhibit 10.7 to the Company’s Registration Statement on Form S-1 (File No. 333-224801) filed on May 9, 2018). †

10.8	License, Development and Commercialization Agreement by and between Provention and Janssen Sciences Ireland UC (TLR3), dated April 25, 2017 (incorporated by reference to Exhibit 10.8 to the Company’s Registration Statement on Form S-1 (File No. 333-224801) filed on May 9, 2018). †

10.9	Form of Securities Purchase Agreement between Provention and investors for an offering completed on April 25, 2018 (incorporated by reference to Exhibit 10.9 to the Company’s Registration Statement on Form S-1 (File No. 333-224801) filed on May 9, 2018).

10.10	Form of Registration Rights Agreement between Provention and investors for an offering completed on April 25, 2017 (incorporated by reference to Exhibit 10.10 to the Company’s Registration Statement on Form S-1 (File No. 333-224801) filed on May 9, 2018).

10.11	Form of Voting Agreement between Provention and investors for an offering completed on April 25, 2017 (incorporated by reference to Exhibit 10.11 to the Company’s Registration Statement on Form S-1 (File No. 333-224801) filed on May 9, 2018).

10.12	Form of Right of First Refusal and Co-Sale Agreement between Provention and investors for an offering completed on April 25, 2017 (incorporated by reference to Exhibit 10.12 to the Company’s Registration Statement on Form S-1 (File No. 333-224801) filed on May 9, 2018).

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10.13	Employment Agreement, dated April 25, 2017, between Provention and Ashleigh Palmer (incorporated by reference to Exhibit 10.13 to the Company’s Registration Statement on Form S-1 (File No. 333-224801) filed on May 9, 2018). +

10.14	Employment Agreement, dated April 25, 2017, between Provention and Francisco Leon (incorporated by reference to Exhibit 10.14 to the Company’s Registration Statement on Form S-1 (File No. 333-224801) filed on May 9, 2018). +

10.15	Employment Agreement, dated June 20, 2017, between Provention and Eleanor Ramos (incorporated by reference to Exhibit 10.15 to the Company’s Registration Statement on Form S-1 (File No. 333-224801) filed on May 9, 2018). +

10.16	Employment Agreement, dated September 21, 2017, between Provention and Andrew Drechsler (incorporated by reference to Exhibit 10.16 to the Company’s Registration Statement on Form S-1 (File No. 333-224801) filed on May 9, 2018). +

10.17	Development Services Agreement by and between Provention and Intravacc dated March 6, 2018 (incorporated by reference to Exhibit 10.17 to the Company’s Registration Statement on Form S-1/A (File No. 333-224801) filed on May 16, 2018). †

10.18	License Agreement by and between Provention and MacroGenics, Inc. dated March 6, 2018 (incorporated by reference to Exhibit 10.18 to the Company’s Registration Statement on Form S-1/A (File No. 333-224801) filed on May 16, 2018). †

10.19	Asset Purchase Agreement by and between Provention and MacroGenics, Inc. dated May 7, 2018 (incorporated by reference to Exhibit 10.19 to the Company’s Registration Statement on Form S-1/A (File No. 333-224801) filed on May 16, 2018). †

10.20	Form of Escrow Deposit Agreement for the offering (incorporated by reference to Exhibit 10.20 to the Company’s Registration Statement on Form S-1/A (File No. 333-224801) filed on June 20, 2018).

10.21	Form of Subscription Agreement for the offering (incorporated by reference to Exhibit 10.21 to the Company’s Registration Statement on Form S-1/A (File No. 333-224801) filed on June 12, 2018).

10.22	Form of Amended and Restated 2017 Provention Bio, Inc. Stock Incentive Plan (incorporated by reference to Exhibit 10.22 to the Company’s Registration Statement on Form S-1/A (File No. 333-224801) filed on June 12, 2018). +

10.23	License and Collaboration Agreement by and between Provention and Amgen, Inc. dated November 5, 2018 (incorporated by reference to Exhibit 10.23 to the Company’s Annual Report on Form 10-K (File No. 001-38552) filed on March 19, 2019). †

10.24	Form of Subscription Agreement with Amgen, Inc.*

23.1	Consent of EisnerAmper LLP.*

23.2	Consent of Lowenstein Sandler LLP (included in Exhibit 5.1).*

24.1	Power of Attorney (contained in the signature page of this registration statement).

* Filed herewith.

+ Compensation Related Contract.

† Confidential treatment received for certain portions of this exhibit.

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ITEM 17. UNDERTAKINGS

(a) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant’s annual report pursuant to section 13(a) or section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(b) The undersigned registrant hereby undertakes to deliver or cause to be delivered with the prospectus, to each person to whom the prospectus is sent or given, the latest annual report to security holders that is incorporated by reference in the prospectus and furnished pursuant to and meeting the requirements of Rule 14a-3 or Rule 14c-3 under the Securities Exchange Act of 1934; and where interim financial information required to be presented by Article 3 of Regulation S-X are not set forth in the prospectus, to deliver, or cause to be delivered to each person to whom the prospectus is sent or given, the latest quarterly report that is specifically incorporated by reference in the prospectus to provide such interim financial information.

(c) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

(d) The undersigned Registrant hereby undertakes that:

(1) For purposes of determining any liability under the Securities Act of 1933, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the Registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

(2) For the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

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SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized on June 10, 2019.

PROVENTION BIO, INC.

By:	/s/ Ashleigh Palmer
Name:	Ashleigh Palmer
Title:	Chief Executive Officer

KNOW ALL MEN BY THESE PRESENTS, that the undersigned officers and directors of Provention Bio, Inc., a Delaware corporation, do hereby constitute and appoint each of Ashleigh Palmer and Andrew Drechsler as his or her true and lawful attorney-in-fact and agent, with full power of substitution and re-substitution, for him and in his name, place, and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments, exhibits thereto and other documents in connection therewith) to this Registration Statement and any subsequent registration statement filed by the registrant pursuant to Rule 462(b) of the Securities Act of 1933, as amended, which relates to this Registration Statement, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorney-in-fact and agent full power and authority to do and perform each and every act and thing requisite and necessary to be done in connection therewith, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorney-in-fact and agent, or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, as amended, this registration statement has been signed below by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Ashleigh Palmer	Chief Executive Officer (Principal	June 10, 2019
Ashleigh Palmer	Executive Officer), Director

/s/ Andrew Drechsler	Chief Financial Officer (Principal	June 10, 2019
Andrew Drechsler	Financial Officer, Principal Accounting Officer)

/s/ Jeffrey Bluestone	Director	June 10, 2019
Jeffrey Bluestone

/s/ Avery Catlin	Director	June 10, 2019
Avery Catlin

/s/ Anthony DiGiandomenico	Director	June 10, 2019
Anthony DiGiandomenico

/s/ Wayne Pisano	Director	June 10, 2019
Wayne Pisano

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